Table of Contents

As filed with the Securities and Exchange Commission on August 17, 2026

Registration No. 333-289205

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post Effective Amendment No. 6

FORM F-1

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

For Ordinary Shares

CUSIP Number G27599 102

DAVION HEALTHCARE PLC

(Exact name of issuer of deposited securities as specified in its charter)

(Translation of issuer’s name into English)

N/A

(Translation of Registrant’s Name into English)

Republic of Ireland	3841	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit A, West Cork Business & Technology Park,

Clonakilty, County Cork, P85 FV48, Ireland

Telephone: +353 2238 808 958

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David E Price

3 Bethesda Metro Center

Suite 700

Bethesda

MD 20814

202 536 5191

(Address, including zip code, and telephone number, including area code, of agent for service)

Transfer Agent and Registrar in the United States:

VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598, USA

Approximate date of commencement of proposed sale to the public: Not applicable.

This Amendment No. 6 is being filed as a post-effective amendment to a registration statement that became automatically effective on November 28, 2025, pursuant to Section 8(a) of the Securities Act of 1933.

The Registrant is not seeking effectiveness of this Amendment.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or an emerging growth company. See definition of “large accelerated filer, “accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This registration statement relates solely to a direct listing of our Ordinary Shares by the registered shareholders identified in this prospectus (“Registered Shareholders”), which are being registered for a secondary offering. The Registered Shareholders may or may not, elect to sell their Ordinary Shares covered by this prospectus, as and to the extent they determine. All 25,000,000 issued and outstanding Ordinary Shares are being registered solely to permit trading on the Nasdaq Global Market. Our Ordinary Shares are being registered for resale under Rule 415 of the Securities Act. Resales by our affiliates will remain subject to the limitations of Rule 144.

The validity of the issuance of the Ordinary Shares has been passed upon by David E. Price, Esq. of Washington, DC. The full opinion itself is filed as an exhibit (Exhibit 5.1 – Opinion of Counsel as to the Legality of the Securities Being Registered).

We have appointed Revere Securities LLC as our corporate advisor and as our Lead Market Maker in connection with this direct listing. This direct listing does not involve a firm commitment underwriting.

The Company does not participate in the opening auction. The Lead Market Maker participates in the Nasdaq opening process in accordance with applicable exchange rules, including confirming readiness for trading and interacting with Nasdaq systems as required. However, neither the Company nor its advisors determine or control the opening price, which is established solely through Nasdaq’s opening auction based on buy and sell orders submitted by market participants.

For purposes of meeting Nasdaq’s initial listing requirements applicable to a direct listing, the Company provided Nasdaq with valuation materials in accordance with Nasdaq Listing Rule IM-5315-1. These included materials prepared by the Company, supporting third-party valuation materials prepared for the Company, and evidence of recent private transactions in the Company’s Ordinary Shares.

In particular, the Company provided Nasdaq with information regarding approximately 215 private, off-market transactions in its Ordinary Shares conducted by an existing shareholder during a three-month period preceding Nasdaq’s review. These transactions were executed at prices of approximately $11.00 per share, including transactions originally denominated in euro and converted into U.S. dollars, and were presented to Nasdaq at the time of their review, as evidence of recent market-based pricing in connection with the Company’s listing application. These transactions were conducted on a negotiated, private basis between shareholders and third-party investors and are not indicative of the price at which the Company’s Ordinary Shares will trade in a public market.

Based on its review of the valuation materials provided by the Company, including the recent private transaction data, and in accordance with its listing rules, Nasdaq has indicated to the Company that, for listing qualification purposes only, it is using a qualification price of $12.36 per share. This qualification price reflects Nasdaq’s application of its listing standards to the materials submitted by the Company and the number of issued and outstanding Ordinary Shares.

The $12.36 per share qualification price:

•	is used solely by Nasdaq for purposes of assessing compliance with its initial listing requirements;
•	does not represent an offering price, reference price, or market price; and
•	should not be viewed as an indication of the price at which the Company’s Ordinary Shares will trade upon commencement of trading.

Nasdaq did not prepare an independent valuation report and based its qualification price determination on its review of valuation materials provided by the Company in accordance with its listing rules. The third-party valuation materials referenced above were prepared for the Company for informational and internal purposes and were provided to Nasdaq as supporting materials only.

Such materials are not included in this Registration Statement, and no third-party valuation report is incorporated by reference or treated as expertised disclosure.

The actual opening price of the Company’s Ordinary Shares will be determined by Nasdaq’s opening auction process based on buy and sell orders submitted by market participants and may differ significantly from the qualification price.

Management previously referenced an expected opening price of $12.00 per share solely for internal listing analysis purposes, and should not be relied upon for any investment decision. Nasdaq’s qualification price of $12.36 per share is a separate listing-assessment reference based on Nasdaq’s review of valuation materials provided by the Company in accordance with its listing rules and should not be viewed as a prediction of the price at which the Company’s Ordinary Shares will trade when listed.

Although Nasdaq has indicated to the Company this qualification price, the listing of the Company’s Ordinary Shares remains subject to Nasdaq’s final review and approval and to continued satisfaction of all applicable listing requirements.

Planned Duration of Effectiveness. The Company currently intends to maintain the effectiveness of this registration statement for a period of up to two (2) years following the date of initial effectiveness, or such shorter period as all registered Ordinary Shares have been sold or the registration statement is earlier withdrawn by the Company by post-effective amendment. The Company may elect to extend or terminate this registration statement at any time in its sole discretion, subject to applicable securities laws and exchange requirements.

Investing in our Ordinary Shares involves a high degree of risk. See the “Risk Factors” section of this prospectus for the risks and uncertainties you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

This Amendment No. 6 is being filed as a post-effective amendment to the Registration Statement on Form F-1 (File No. 333-289205), which became automatically effective on November 28, 2025, under Section 8(a) of the Securities Act. This Amendment supplements and updates the disclosure contained in the Registration Statement on Form F-1 as previously amended, including prior post-effective amendments.

This Post-Effective Amendment No. 6 to the Company's Registration Statement on Form F-1 is filed principally in response to comments received from the Staff of the U.S. Securities and Exchange Commission. This Amendment addresses those comments and includes only those revisions necessary to address the Staff's comments together with conforming amendments throughout the Prospectus to ensure consistency with the restated financial statements including revisions reflecting the accounting treatment of the February 2023 transfer of intellectual property as a common-control transfer, recognised at predecessor carrying amount rather than as an acquisition measured at fair value, and as a consequence, clarifications relating to the direct listing process, intellectual property disclosure, trading mechanics, exchange discretion, related risk factors, and disclosure updates reflecting the Company's previously filed audited consolidated financial statements for the year ended December 31, 2025. Accordingly, the February 2023 transfer has been accounted for as a transfer between entities under common control using predecessor carrying values.

This Amendment does not register any additional securities, and does not modify the terms of the offering.

The Company is not requesting effectiveness of this Amendment and respectfully invites the Staff of the U.S. Securities and Exchange Commission to review the additional disclosures provided herein.

NOT AN OFFERING; NO SOLICITATION OF SHAREHOLDER SALES

This direct listing does not constitute an offer of securities by the Company. We are not conducting a primary offering and will not receive any proceeds from the sale of shares by Registered Shareholders. We are not asking any shareholder to sell shares, and we are not recommending, encouraging, soliciting, or advising any shareholder with respect to the resale of Ordinary Shares. All decisions regarding whether, when, and how many shares to sell are made solely by each selling shareholder, independently of the Company.

This prospectus forms part of a registration statement that is currently effective. The information contained herein may be updated or amended by subsequent filings.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor any of the Registered Shareholders have authorised anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. Neither we nor any of the Registered Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Shareholders are offering to sell, and seeking offers to buy, shares of their Ordinary Shares only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor any of the Registered Shareholders have done anything that would permit the use of or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Ordinary Shares by the Registered Shareholders and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form F-1 (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, the Registered Shareholders may from time to time sell the Ordinary Shares covered by this prospectus in the manner described in “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in this prospectus, including the “Plan of Distribution.” You should read this prospectus before deciding to invest in our Ordinary Shares. You may obtain this information without charge by following the instructions under “Where You Can Find Additional Information” appearing elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of our product sales or revenues generated from our licensee;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

•	competition in our industry;

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations,” “Business” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The industry and demand for our products may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly evolving nature of the Class I medical industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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TRADEMARKS, SERVICE MARKS AND TRADE NAMES

“Davion”, “D”, “BreastCheck”, “FootFlow”, “Testic”, “ThermaDerm” and other trademarks or service marks of Davion appearing in this prospectus are the property of Davion Healthcare Plc or its subsidiaries. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply an endorsement or sponsorship of us by any other companies.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. None of the reports or studies cited in this prospectus were commissioned by the Company.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully. Unless the context otherwise requires, references in this prospectus to the “Company,” “Davion,” “we,” “us,” “our” and other similar designations refer to Davion Healthcare Plc and its consolidated subsidiary.

Direct Listing; Exchange-Controlled Commencement of Trading

The Company intends to seek the commencement of trading of its Ordinary Shares through a direct listing on a national securities exchange. The Company will not sell any Ordinary Shares in connection with the commencement of trading and will not receive any proceeds from any sales of Ordinary Shares by existing shareholders.

The commencement of trading, the determination of the opening price, and the timing of such commencement will be determined exclusively by the applicable exchange in accordance with its rules and procedures. The Company does not participate in the opening auction and does not engage in price-setting, order collection, or price discovery.

Nasdaq Listing and Listing Requirements

We have applied to list our Ordinary Shares on The Nasdaq Global Market under the symbol “DAVI.” The approval of our listing is subject to our satisfaction of all applicable initial listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) and the completion of Nasdaq’s standard review and approval procedures.

The initial listing requirements applicable to The Nasdaq Global Market include, among other things:

•	a minimum number of publicly held shares;
•	a minimum number of round-lot shareholders;
•	a sufficient public float;
•	satisfaction of market value requirements applicable to direct listings;
•	adherence to corporate governance standards, including board and committee composition; and
•	compliance with disclosure requirements relating to the direct listing process.

We believe that we satisfy, or will satisfy prior to the commencement of trading, all applicable quantitative and qualitative initial listing requirements of The Nasdaq Global Market. However, Nasdaq retains broad discretion with respect to the application of its listing criteria, and there can be no assurance that our Ordinary Shares will be approved for listing.

Nasdaq will permit our Ordinary Shares to begin trading only after:

1.	the SEC has declared our registration statement effective – Declared effective on November 28, 2025.
2.	Nasdaq has completed its listing review,
3.	Nasdaq has determined that we meet its initial listing requirements, and
4.	Nasdaq has conducted the opening auction, including determining the reference price and matching buy and sell interest in accordance with its rules.

For purposes of meeting Nasdaq’s initial listing requirements applicable to a direct listing, the Company provided Nasdaq with valuation materials in accordance with Nasdaq Listing Rule IM-5315-1. These materials included materials prepared by the Company, supporting third-party valuation materials prepared for the Company, and evidence of recent private transactions in the Company’s Ordinary Shares.

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In particular, the Company provided Nasdaq with information regarding approximately 215 private, off-market transactions in its Ordinary Shares conducted by an existing shareholder during the three-month period preceding Nasdaq’s review. These transactions were conducted on a negotiated, private basis between shareholders and third-party investors and are not indicative of the price at which the Company’s Ordinary Shares will trade in a public market and were executed at prices of approximately $11.00 per share, including transactions originally denominated in euro and converted into U.S. dollars. These transactions were presented to Nasdaq as evidence of recent market-based pricing.

Based on its review of the valuation materials provided by the Company, including the recent private transaction data, and in accordance with its listing rules, Nasdaq has indicated to the Company that, for listing qualification purposes only, it is using a qualification price of $12.36 per share.

The $12.36 per share qualification price:

•	is used solely by Nasdaq for purposes of assessing compliance with its initial listing requirements;
•	does not represent an offering price, reference price, or market price; and
•	should not be viewed as an indication of the price at which the Company’s Ordinary Shares will trade upon commencement of trading.

Nasdaq did not prepare an independent valuation report and based its qualification price determination on its review of valuation materials provided by the Company in accordance with its listing rules.

Management previously referenced an expected opening price of $12.00 per share for internal listing analysis purposes, and should not be relied upon for any investment decision. Nasdaq’s qualification price of $12.36 per share is a separate listing-assessment reference based on Nasdaq’s review of valuation materials provided by the Company in accordance with its listing rules, and should not be viewed as a prediction of the price at which the Company’s Ordinary Shares will trade when listed. Although Nasdaq has indicated to the Company this qualification price, the listing of the Company’s Ordinary Shares remains subject to Nasdaq’s final review and approval and to continued satisfaction of all applicable listing requirements.

If our Ordinary Shares are approved for listing, trading is expected to commence on the Nasdaq Global Market under the symbol “DAVI” on the date of our direct listing.

SEC Effectiveness and Exchange Approval Are Separate Determinations

The effectiveness of this registration statement under the Securities Act of 1933, as amended, does not imply that any securities exchange has approved or will approve the listing or commencement of trading of our Ordinary Shares. Approval to list, and the timing and conditions of the commencement of trading, are separate determinations made exclusively by the applicable securities exchange pursuant to its own rules, procedures and discretion.

No Stabilization or Price Support

No price stabilization activities are expected to be undertaken in connection with this direct listing by the Company, nor any selling shareholder, nor our corporate advisor, or financial advisor, nor the designated market maker.

Not an Offering; No Solicitation of Shareholder Sales

This direct listing does not constitute an offer of securities by the Company. This direct listing does not involve a primary offering by the Company. The Company will not receive any proceeds from the sale of shares by Registered Shareholders. We are not asking any shareholder to sell shares, and we are not recommending, encouraging, soliciting, or advising any shareholder with respect to the resale of Ordinary Shares. All decisions regarding whether, when, and how many shares to sell are made solely by each selling shareholder, independently of the Company.

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Direct Listing Process Overview (Summary Version)

We are pursuing a direct listing of our Ordinary Shares on The Nasdaq Global Market. In a direct listing, the Company does not issue new shares. This direct listing does not involve a firm commitment underwriting, and there is no bookbuilding or price-stabilization activity. Instead, our existing shareholders may sell their Ordinary Shares on a continuous basis after our Ordinary Shares begin trading.

Nasdaq will determine the reference price for our Ordinary Shares in accordance with its rules using available market data and order book information. This reference price is not an offering price and may differ materially from the opening trading price.

The opening trading price will be established by Nasdaq’s automated opening auction, which matches aggregated buy and sell interest submitted by market participants. The Company does not participate in the opening auction, and neither we nor our corporate advisor, or financial advisor, nor our designated market maker determine or control the opening price.

The number of shares that may become available for trading on the first day cannot be predicted, as selling decisions are made solely by our existing shareholders. Certain shareholders holding more than 1,000 Ordinary Shares have voluntarily agreed to orderly market sale limitations, although participation is voluntary and not universal.

Because this direct listing does not involve a firm commitment underwriting, the opening price and subsequent trading prices may be volatile and may not reflect the value of our business. We will not receive any proceeds from the resale of shares by selling shareholders.

Our Company

Davion Healthcare Plc is an Irish Public Limited Company focused on the development and commercialization of non-invasive home tests for the early indication of potential anomalies. Our home tests are non-diagnostic, focusing on early indication of potential anomalies, for which if identified, further clinical tests outside of the scope of our products would be required.

Intellectual Property

The Company's principal asset comprises intellectual property relating to its portfolio of non-invasive medical device technologies, including BreastCheck, FootFlow, Testic and ThermaDerm. The Company believes that its intellectual property portfolio forms the foundation of its long-term commercial strategy through product development, planned direct manufacturing/distribution and regional third-party manufacturers/distributors and future commercialization.

For the purposes of the consolidated financial statements included in this Registration Statement, the accounting treatment of the February 2023 transfer of intellectual property has been restated. The intellectual property is recognised at its predecessor carrying amount in accordance with the accounting treatment adopted in these financial statements and is amortised on a straight-line basis over an estimated useful economic life of ten years commencing on 6 February 2023.

The February 2023 transaction formed part of a single common-control transaction in which control over the intellectual property did not change before or after the transaction. Accordingly, no acquisition accounting or fair value measurement was applied. The carrying amount of the intellectual property recognised in the consolidated financial statements represents an accounting carrying value determined in accordance with the applicable accounting standards adopted for these financial statements and should not be regarded as an indication of the current market value, commercial value or potential future economic value of the Company's intellectual property portfolio.

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The commercial value of the Company's intellectual property is dependent upon a number of factors, including successful product development, regulatory registrations and approvals where applicable, market acceptance, planned direct manufacturing/distribution and regional third-party manufacturers/distributors, licensing arrangements, commercial execution, future revenues and broader market conditions. Valuation methodologies commonly applied to intellectual property, including income, market and cost-based approaches, require significant judgement and the use of assumptions that may differ materially from actual future outcomes.

The Company reviews the remaining useful economic life of its intellectual property at each reporting date and recognises amortisation over its estimated useful life. The Company also assesses the intellectual property for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any future impairment or revision to the estimated useful life could materially affect the Company's results of operations and financial position.

The Restated accounting treatment relates solely to the accounting measurement applied to the February 2023 transfer of intellectual property for financial reporting purposes. It does not affect the legal ownership of the intellectual property, the validity of the underlying transaction documentation, the Company's commercial rights, planned direct manufacturing/distribution and regional third-party manufacturers/distributors arrangements or strategy for commercialising its technologies.

Products

We currently have four non-invasive home tests completed, namely, BreastCheck, FootFlow, Testic, and ThermaDerm. Our flagship product, BreastCheck, will be the first product to be launched in the second half of 2026. BreastCheck is a non-invasive home test designed to detect temperature anomalies in breast tissue or other health conditions. The second product to be launched will be FootFlow, which is a home test for diabetics to monitor blood flow in feet and hands, for which poor circulation as a result of diabetes can lead to fingers and toes being amputated if poor blood circulation goes unchecked. The third product to be launched will be Testic. Testic is a home test for testicular anomalies. Testic works in a similar way to BreastCheck, by monitoring testicular temperature. Our fourth home test is ThermaDerm. ThermaDerm monitors skin temperature across various locations on the body to identify potential temperature changes which appear abnormal compared to other similar locations to help identify potential anomalies. None of the Company’s home tests are diagnostic. They provide early warning of potential anomalies, for which further clinical investigation would be required in order for a diagnosis to be provided. The Company’s broad suite of non-invasive home testing kits help provide targeted additional health indicators for early indication of potential anomalies, prevention, and wellness monitoring.

Each of the Company’s products — BreastCheck, FootFlow, Testic, and ThermaDerm — are designed and intended to be sold directly to consumers over the counter, without the involvement of a healthcare professional, subject to compliance with applicable regulatory requirements in each jurisdiction. The ability to sell a product over the counter is a product-specific determination and does not apply to all Class I medical devices generally.

Our products are designed for home use and are registered with the FDA as Class I medical devices under applicable self-declaration and registration frameworks in relevant jurisdictions. Class I medical devices are generally subject to general regulatory controls and, in many cases, do not require premarket review or clearance by the U.S. Food and Drug Administration (“the FDA”), or equivalent review by applicable foreign regulatory authorities, before marketing. Class I medical devices are generally not subject to premarket review for safety or efficacy, and no regulatory authority has made any determination that they are safe or effective for their intended use.

The performance and reliability statements included in this prospectus are based on prototype validation, and applicable regulatory registrations for Class I medical devices, and such testing has not been reviewed or independently validated by the FDA or other regulatory authorities. The Company has not conducted large-scale, randomized clinical trials for the current home-use configuration.

Our products are not intended to diagnose cancer or any other medical condition and are intended only to provide an early indication of potential anomalies. Users should seek appropriate clinical evaluation from a qualified healthcare professional for any findings or concerns.

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BreastCheck applies this approach to identify abnormal breast tissue patterns that may warrant further clinical assessment, while FootFlow monitors circulation in the extremities of diabetic patients to detect risks associated with reduced blood flow, infection, or inflammation. By combining this film-based technology with artificial intelligence analysis of smartphone images, our products deliver standardized, reliable, and easy-to-understand results. This enables early indication of potential anomalies at home in a safe, non-invasive, and scalable way.

Our products, including BreastCheck and FootFlow, use thermography to detect small but meaningful changes in skin surface temperature. Liquid crystal film placed on the skin produces color shifts in response to temperature differences, creating a simple thermal map that highlights areas of concern.

BreastCheck applies this approach to identify abnormal breast tissue patterns that may warrant further clinical assessment, while FootFlow monitors circulation in the extremities of diabetic patients to detect risks associated with reduced blood flow, infection, or inflammation. By combining this film-based technology with artificial intelligence analysis of smartphone images, our products deliver standardized, reliable, and easy-to-understand results. This enables early detection at home in a safe, non-invasive, and scalable way.

All four tests are designed to meet applicable Class I regulatory requirements for non-invasive medical devices in the USA (FDA), in Europe (CE) and in the United Kingdom (UKCA). Regulatory approval for Class I products is by self-declaration, confirming that products registered meet the relevant regulatory standards as prescribed. Currently BreastCheck and FootFlow are registered with the FDA in the United States and have been since November 2023, and with regulatory bodies in the UK and the European Union also since November 2023.

All four products, BreastCheck, FootFlow, Testic and ThermaDerm are registered as Class I Medical devices (which are “over the counter” product, meaning they can be sold in pharmacies, and on line, and are not required to be provided through clinicians), with the FDA in the USA, CE in Europe and UKCA in the United Kingdom. Non-invasive, non-diagnostic medical devices such as our four home tests, are registered under a “self-declaration” process, provided the device specification adheres to regulatory standards for Class I medical devices, supported by medical data sheets. Medical regulators have the ability to “question” the classification category for any medical device, and may, on examination, require reclassification of a medical device and require the product to meet the applicable technical and regulatory standards for its revised classification before it may be sold in the relevant country or region.

Our commercial strategy provides flexibility to manufacture, market, sell and distribute our products either directly, through members of the Davion group, or through third-party manufacturers, licensees and distributors appointed on a regional or territory-specific basis. We may use different commercialization arrangements in different markets depending upon regulatory requirements, available infrastructure, market conditions and the capabilities of potential commercial partners.

Our strategic commercialisation model may involve direct manufacturing/distribution and regional third-party manufacturers and distributors. We continually evaluate market conditions and the performance of our licensees where appointed. If we determine that a licensee has failed to meet its obligations or if commercial, operational, or regulatory conditions change, we may elect to assume responsibility for manufacturing, sales, or distribution of one or more of our products directly. Such a transition may require additional capabilities, resources, and investment and may involve a period of operational realignment as we establish or expand internal commercialization capacity.

Product launches commence with BreastCheck in the USA in the second half of 2026, with follow on product launches in Europe and the United Kingdom, the timing of which will be subject to market conditions while the Company will monitor on an ongoing basis. In respect of initial product launches in the USA, FootFlow is anticipated to launch six months after the initial launch of BreastCheck, and like BreastCheck, it will launch in the USA initially and then develop operations into Europe and the United Kingdom. ThermaDerm and Testic launch dates will be reviewed by management as to launch times and all regulatory filings will be established and filed as applicable, prior to the launch of those two products. During our initial year of commercialization, we expect revenues to be derived primarily from BreastCheck and FootFlow. During the year ended December 31, 2025, we incurred an operating loss of €1.1 million. For additional discussion of risks related to our business and products, see the “Risk Factors” section.

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Direct Listing of Ordinary Shares

We are not offering any new securities in this Registration Statement. We are registering 25,000,000 Ordinary Shares, par value €0.01 per share, for which we have submitted an application to be listed for trading on the Nasdaq Global Market under the ticker symbol “DAVI”.

The Company’s Ordinary Shares have been assigned CUSIP number G27599 102, and will be held electronically through DTC under nominee Cede & Co.

This prospectus relates to the registration of the resale of all 25,000,000 of our issued and outstanding Ordinary Shares by the shareholders identified in this prospectus (the “Registered Shareholders”) in connection with the direct listing on the Nasdaq Global Market. All of these Ordinary Shares are already recorded in our register of members maintained by our registrar. The Registered Shareholders may, but are not required to, elect to sell some or all of their Ordinary Shares from time to time following the commencement of trading on Nasdaq, subject to applicable securities laws and the terms described in this prospectus. Any such sales, if made, will be conducted through brokerage transactions at prevailing market prices. This registration statement does not register any primary offering by us and we will not receive any proceeds from the sale of Ordinary Shares by the Registered Shareholders.

This direct listing does not involve a firm commitment underwriting. We have appointed Revere Securities LLC (“Revere”) as our corporate advisor and as our Lead Market Maker in connection with this direct listing, and Maxim Group LLC as our financial advisor.

The opening price of our Ordinary Shares will not be fixed in advance. It will be established by Nasdaq’s automated matching engine in accordance with Nasdaq rules. The Company does not participate in the opening auction. The Lead Market Maker participates in the Nasdaq opening process in accordance with applicable exchange rules, including confirming readiness for trading and interacting with Nasdaq systems as required. However, neither the Company nor its corporate advisor, financial advisor, or Lead Market Maker determine or control the opening price. The Lead Market Maker will provide continuous quotations and may observe publicly disseminated Nasdaq auction imbalance information, where available, but does not receive non-public order book data and does not determine or control the opening price formation, following the commencement of trading.

A blanket lock-up agreement has been entered into for a period of 90 days from the first day of trading of the Company’s Ordinary Shares for all 8 members of the board of directors. The three Executive Directors, Jack Kaye, Andreas Ttofi, and David Over, together with the five non-executive directors, Sir Eric Peacock, Kevin Riches, Susan M. King, Jan Dulman, and Julian Sluyters.

Risks Associated with our Business and of Owning Our Ordinary Shares

An investment in our Ordinary Shares involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risks described below and, in the “Risk Factors” section, contained in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment.

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Our business and owning our Ordinary Shares are subject to numerous risks and uncertainties. These risks include, but are not limited to, the following:

•	your ability to sell your Ordinary Shares at or above the price you bought them for due to (i) our listing not having the same safeguards as an underwritten initial public offering, which may result in the public price of our Class A Ordinary Shares being volatile and declining significantly upon listing, or (ii) the failure of an active, liquid, and orderly market for our Ordinary Shares to develop or be sustained;
•	we are a pre revenue Company with a history of operating losses that is dependent on our CEO to fund its cash needs;
•	our operating model, which includes the reliance on a single third party licensee for the manufacture and distribution of BreastCheck exposes us to risks beyond our control;
•	our future growth depends on demand for BreastCheck and consumer adoption;
•	our business depends substantially on the continuing efforts of our executive officers;
•	our 2025 operating results are not indicative of our expected future cost structure once we are publicly listed;
•	you will be diluted by future issuances of additional Ordinary Shares in connection with our future business plans;
•	our products are subject to a variety of government regulations, including HIPAA and FDA compliance in the U.S.
•	we may not fully recover the value of our intellectual property portfolio; and
•	risks related to our status as a foreign private issuer.

Planned Future Capital Raise

While this Registration Statement relates solely to the direct listing of our existing Ordinary Shares, we may pursue a registered offering or other capital raise following the effectiveness of this Registration Statement and commencement of trading on Nasdaq.

Nasdaq Listing Requirements

To comply with the listing requirements of the Nasdaq Global Market, we have a sufficient number of both Ordinary Shares and shareholders prior to listing to ensure that:

•	There are at least 400 round-lot holders, each holder with a value of $100 or more
•	At least 50% of the 400 round lot holders, hold shares valued at $3,500 or more
•	1,100,000+ publicly held shares
•	Market value of publicly held shares exceeding $45 million
•	Minimum bid price of $4.00 per share
•	Total shareholders exceeding 450
•	DTC eligibility through Cede & Co
•	Corporate governance compliance
•	Audit committee compliance

Note that the opening trading price will be determined by Nasdaq’s auction process. This direct listing does not involve a firm commitment underwriting, which may increase volatility. Recent sales prices for our Ordinary Shares may bear little or no relation to the trading price at or subsequent to the opening of trading of the original shares on Nasdaq.

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As this direct listing does not involve a firm commitment underwriting, there will be no firm commitment underwriters to provide research coverage, stabilization, or marketing support

Limited precedent exists for direct listings, creating additional uncertainty. We have appointed Revere Securities LLC as our corporate advisor and as our Lead Market Maker in connection with this direct listing. This direct listing does not involve a firm commitment underwriting.

No assurance can be given that Nasdaq will approve our application.

Corporate Structure

Davion Healthcare Plc is incorporated in Ireland, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are also an “emerging growth Company” under the U.S. Jumpstart Our Business Startups Act (JOBS Act), and as such, we may take advantage of reduced reporting obligations.

Summary Consolidated Financial Information

We are a pre-revenue Company that has incurred operating losses of €1.1 million and €1.6 million for the years ended 2025 and 2024, respectively. Up to the date of this Registration Statement, we have not generated any revenue and continue to operate at a loss, primarily due to ongoing product development and operational costs. Consequently, our liquidity has been limited, and we have been dependent on the CEO’s support to meet our working capital requirements and cover expenses. See “Related Party Transactions” and “Management’s Discussion & Analysis” for additional information on business trends and “Capitalization” for information regarding unaudited pro forma financial data related to the direct listing.

The Company’s registered Class 1 product portfolio manufactured and distributed through our planned direct manufacturing/distribution and regional third-party manufacturers and distributors, are expected to provide future revenue and cash inflows. The Company believes that, as of the date of this Registration Statement, with the combination of anticipated future cash flows, the on-going financial support from Jack Kaye, the Company’s CEO, and the additional financings entered into during March of 2026, the Company believes that it has sufficient financial resources to meet its obligations for at least the next 12 months.

The consolidated financial statements included in this prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and audited by WithumSmith+Brown, PC, a PCAOB-registered independent public accounting firm. A complete copy of our audited consolidated financial statements for the fiscal years ended December 31, 2025, and 2024, are provided in the Appendix to this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth Company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth Company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth Company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth Company does not need to comply with any new or revised financial accounting standards until such date that a private Company is otherwise required to comply with such new or Restated accounting standards.

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We will remain an emerging growth Company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this prospectus; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth Company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a Company incorporated in Ireland, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market Rules corporate governance listing standards. However, the Company will follow the Nasdaq rules regarding corporate governance. See “Risk Factors — Risks Related to Our Shares”.

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RECENT DEVELOPMENTS

F-1 automatic effectiveness on Nov 28, 2025 under 8(a)

Filing of our 8-A statement on November 28th, 2025, following effectiveness of our F-1.

Appointment on Dec 2, 2025, of both our Chief Financial Officer and of our Independent Audit Chair. Confirmation of Nasdaq application in process.

Confirmation that no offering is occurring as per effective SEC F-1 filing.

Directors are subject to a 90 day lockup from 1st day of listing and the majority of shareholders holding more than 999 shares have voluntarily agreed to maintain orderly market rules for a period of 180 days from date of listing.

On January 1, 2026, the Company acquired Davion Healthcare Corporation, a related party company owned by Jack Kaye, our CEO, for $1. The acquisition will increase Davion's cash and related party advances by approximately $445,000. Davion Healthcare Corporations has no substantive operating activities.

January 5, 2026, 6-K Filing Addendum amendment to the NeuRX Health Inc contract. See Exhibit 10.6. June 18, 2026 — The Company terminated its global manufacturing and distribution agreement with NeuRX Health Inc. Following termination of that arrangement, the Company adopted a flexible commercialization strategy under which it may manufacture and distribute BreastCheck directly or through group companies and/or appoint third-party manufacturers and distributors on a regional or territory-specific basis. NeuRX Health Inc. may remain a non-exclusive distributor of BreastCheck in the United States, subject to the terms of any separate distribution arrangement.

February 3, 2026 The Company entered into an agreement with Maxim Group LLC to act as corporate advisor to the Company. See Exhibit 10.10

March 10, 2026 The Company executed a loan note agreement with Streeterville Capital LC for $1.6m. See Exhibit 10.11

March 24, 2026 The Company entered into a committed $2.0 million term loan facility with Vienna Capital Partners, LLC, which becomes available upon the commencement of trading of the Company’s Ordinary Shares. See Exhibit 10.12

June 22, 2026 — Proposed acquisition of Solar Medical and Chemical Limited

On June 22, 2026, the Company announced that it had entered into an agreement to acquire a controlling interest in Solar Medical and Chemical Limited (“Solar Medical”), a United Kingdom-based medical products distribution business. Upon completion, Solar Medical is intended to form part of the Company’s United Kingdom commercial and distribution infrastructure and to support the commercialization of the Company’s product portfolio. The acquisition has not been completed as of the date of this Registration Statement and remains subject to satisfaction of the applicable closing conditions. The Company currently anticipates completion during August 2026. There can be no assurance that the transaction will be completed within the anticipated timeframe or at all.

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June 25, 2026 — Proposed acquisition of Humaskan Ltd

On June 25, 2026, the Company announced that it had entered into a share purchase agreement to acquire 100% of Humaskan Ltd (“Humaskan”), a medical technology company focused on proprietary healthcare products and intellectual property, for proposed aggregate consideration of $60 million, comprising $10 million in cash and $50 million in Ordinary Shares of the Company. The equity consideration is proposed to be issued at a reference price of $13.00 per share and subject to contractual lock-up and orderly market provisions. The acquisition has not been completed as of the date of this Registration Statement and remains subject to satisfaction of the applicable closing conditions. The Company currently anticipates completion during August 2026. There can be no assurance that the transaction will be completed within the anticipated timeframe or at all.

June 2026 — Establishment of United Kingdom subsidiaries and proposed acquisition financing programme

In June 2026, the Company established Davion Healthcare Ltd (UK) as a wholly owned United Kingdom subsidiary. Davion Healthcare Ltd (UK) subsequently established Davion Healthcare Finance Ltd as its wholly owned subsidiary to manage and implement the Group's proposed acquisition financing programme.

Davion Healthcare Finance Ltd is intended to act as issuer in connection with a proposed institutional corporate bond programme to provide financing for the Group's acquisition strategy. As of the date of this Registration Statement, the bond programme has not commenced, no bonds have been issued and no proceeds have been raised. The timing, size and terms of any bond issuance remain subject to completion of the relevant documentation, applicable approvals, market conditions and the Company's determination to proceed.

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RISK FACTORS

Risks Related to Our Business and Operations

Risks Related to the Direct Listing of Our Ordinary Shares

SUMMARY OF RISKS RELATED TO THE DIRECT LISTING

Key risks associated with our direct listing include:

•	The trading price of our Ordinary Shares may be highly volatile and may decline significantly following our direct listing.
•	The opening auction price may differ significantly from the reference price.
•	Nasdaq determines the reference price and opening price independently of us.
•	This direct listing does not involve a firm commitment underwriting.
•	We may experience limited liquidity or delayed opening on the first day.
•	Significant sales by existing shareholders could depress the trading price.
•	Not all shareholders entered voluntary orderly market sale agreements.
•	Nasdaq may determine we do not satisfy initial listing requirements.
•	Trading may be halted if Nasdaq identifies unusual volatility or imbalance.

Prospective investors should carefully review the full “Risk Factors” section for a detailed discussion of these and other risks.

This direct listing does not involve a firm commitment underwriting to provide price support, manage the order book, or stabilize the trading price of our Ordinary Shares. The price at which our Ordinary Shares will begin trading on The Nasdaq Global Market will be determined solely through Nasdaq’s automated opening auction based on buy and sell interest submitted by market participants immediately prior to the commencement of trading. As a result, the opening price may differ significantly from the reference price or from any valuation implied by private market transactions.

Following our direct listing, the market price of our Ordinary Shares may be subject to extreme volatility, including rapid and substantial increases or decreases in price. This volatility may be unrelated to our operating performance and may result from fluctuations in volume, investor sentiment, or sales by shareholders.

Nasdaq determines the reference price and opening auction price in accordance with its rules based on market participant orders and available pricing information, which may result in an initial trading price that does not reflect the value of our business.

In a direct listing, Nasdaq determines both the reference price and the opening auction price using proprietary methodologies and real-time auction order book information. We do not propose, negotiate, recommend, determine or control the reference price nor do we participate in the opening auction price, nor in matching orders or in the price-discovery process. There is a risk that Nasdaq’s reference price may differ substantially from the opening auction price, and that the opening auction price may not reflect the underlying value of our Company.

In determining whether we satisfy Nasdaq’s initial listing requirements for a direct listing, Nasdaq has reviewed valuation materials provided by the Company, including evidence of private, off-market transactions in our Ordinary Shares carried out prior to Nasdaq’s review. These private transactions, which were conducted at prices of approximately $11.00 per share, including transactions originally denominated in euro and converted into U.S. dollars, during the three months preceding Nasdaq’s review, may not be indicative of the price at which our Ordinary Shares will trade upon commencement of trading or thereafter.

Private transactions are typically negotiated between limited parties, may not reflect broader market demand, and may occur under circumstances that differ from an open and liquid public market. As a result, reliance on such transactions as part of the valuation evidence supporting our listing may not result in an opening price or subsequent trading price that reflects the value of our business.

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The ability of investors to pursue claims under Sections 11 and 12(a)(2) of the Securities Act may be limited due to challenges in tracing their shares to this registration statement in a direct listing.

Because we are conducting a direct listing rather than a traditional underwritten initial public offering, our Ordinary Shares will not be issued pursuant to a single, discrete offering transaction. Instead, all of our issued and outstanding Ordinary Shares are being registered for resale and may be sold by existing shareholders from time to time in the public market. As a result, investors who purchase shares in the open market may find it difficult or impossible to trace the particular shares they purchased to this registration statement.

Claims under Section 11 and Section 12(a)(2) of the Securities Act generally require a plaintiff to establish that the securities at issue were issued pursuant to, or traceable to, a registration statement or prospectus that contained a material misstatement or omission. The absence of a traditional underwritten offering and the commingling of registered and unregistered shares in the public market following a direct listing may make such tracing impracticable. As a result, the remedies available to investors under the Securities Act may be more limited than in a traditional IPO.

The absence of any firm commitment underwriting, increases the risk that the opening price may deviate materially from investors’ expectations or from subsequent trading prices.

The ability of Registered Shareholders to sell their Ordinary Shares at their discretion, notwithstanding voluntary orderly market agreements and a limited-duration lock-up applicable to our directors and executive officers, may result in significant volatility and downward pressure on the trading price of our Ordinary Shares.

Unlike a traditional underwritten initial public offering, in which underwriters typically impose contractual lock-up agreements on significant shareholders, this direct listing does not include mandatory lock-ups for all Registered Shareholders. As a result, any Registered Shareholder that is not subject to a voluntary restriction may sell some or all of their Ordinary Shares in the public market at any time after trading commences, subject only to applicable securities laws.

Many of our more significant Registered Shareholders, have voluntarily entered into orderly market agreements pursuant to which, for a period of 180 days following the commencement of trading, each such shareholder has agreed not to sell more than the lesser of (i) 5% of the average daily trading volume of our Ordinary Shares over the previous five trading days and (ii) 5% of such shareholder’s total shareholding.

These agreements are intended to promote an orderly trading market; however, they are voluntary in nature, do not apply to all shareholders, and may be waived or terminated in accordance with their terms.

Our directors and executive officers have voluntarily agreed to a 90-day lock-up period beginning on the first day of trading. Upon expiration of this period, these affiliates will be permitted to sell their Ordinary Shares, subject to applicable securities laws including Rule 144.

The sale or anticipated sale of a substantial number of Ordinary Shares by shareholders who are not subject to orderly market agreements, by shareholders after the expiration of such agreements, or by affiliates following the expiration of the voluntary lock-up period, could place significant downward pressure on the trading price of our Ordinary Shares, reduce liquidity, and increase price volatility. Even the perception that such sales may occur could adversely affect the market price of our Ordinary Shares.

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Risks Related to the Commencement of Trading and Exchange Discretion

The commencement of trading of our Ordinary Shares is subject to exchange discretion, and trading may be delayed or may not commence at all.

Although our registration statement is effective, the commencement of trading of our Ordinary Shares on any securities exchange is subject to the rules, procedures, and discretion of that exchange. An exchange may delay, condition, or decline to commence trading for reasons unrelated to the effectiveness of our registration statement, including considerations relating to market conditions, order imbalances, or other factors the exchange deems relevant to the maintenance of an orderly market. There can be no assurance that trading will commence on any particular date or at all.

If our Ordinary Shares are not approved for listing on The Nasdaq Global Market, we currently intend to file a post-effective amendment to terminate the resale registration under this registration statement.

There may be an insufficient amount of buy or sell interest to support an active trading market, which may negatively affect the liquidity and trading price of our Ordinary Shares.

The depth of buy and sell interest submitted before the opening auction will significantly influence the opening price and the initial liquidity of trading in our Ordinary Shares. There can be no assurance that a sufficient number of orders will be submitted to produce meaningful price discovery. If limited buy interest exists at the time of the opening auction, the opening price could be lower than anticipated or trading may be delayed. Even if trading begins promptly, there may be limited liquidity, which could cause the price of our Ordinary Shares to be highly volatile.

Sales of a substantial number of Ordinary Shares by existing shareholders, or the perception that such sales may occur, could cause the price of our Ordinary Shares to decline.

This registration statement registers the resale of up to 25,000,000 Ordinary Shares by existing shareholders on a continuous or delayed basis under Rule 415. After our Ordinary Shares begin trading, selling shareholders may sell their shares in the public market at any time. Sales by a large number of shareholders, or even the perception that such sales may occur, could place downward pressure on the trading price of our Ordinary Shares.

Shareholders who did not enter into voluntary orderly market agreements are free to sell any number of shares at any time after our direct listing, subject to applicable securities laws.

Although certain shareholders have voluntarily agreed to orderly market limitations, participation is not universal and such agreements may not effectively reduce volatility in the trading price of our Ordinary Shares.

A majority of our shareholders holding more than 999 Ordinary Shares voluntarily agreed to limit their daily sales for the first 180 days following our direct listing. However, these agreements are voluntary, are not binding on all eligible shareholders, and are not enforceable by the Company. Shareholders who did not enter into such agreements may sell without limitation, which may disrupt trading patterns or contribute to price volatility. Even participating shareholders may choose to sell up to permitted daily volumes, which may impact the trading price of our Ordinary Shares.

This direct listing does not involve a firm commitment underwriting, which may result in an unstructured or unstable market for our Ordinary Shares.

In a traditional IPO, underwriters conduct bookbuilding, allocate shares to institutional investors, and often engage in research and stabilization activities. These activities support price discovery and help create an orderly trading market. This direct listing does not involve a firm commitment underwriting, and none of these stabilization mechanisms exist. As a result, our Ordinary Shares may experience significant price swings, lower liquidity, or unusual trading patterns.

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Because this direct listing does not involve a firm commitment underwriting, there will be:

•	no price stabilization,
•	no syndicate support, and
•	no aftermarket buy-side interest created through allocation commitments.

The Opening Price may be highly volatile.

Neither the Company nor its management will determine or control price discovery.

The Company, its directors, officers, and management do not participate in the opening auction, price-setting, order placement, or any activity intended to determine or control price discovery. Price discovery will be determined solely by market participants in accordance with exchange rules.

If Nasdaq determines that certain listing requirements have not been satisfied, our Ordinary Shares may not be approved for listing or may be subject to delisting.

Nasdaq must confirm that we satisfy all applicable initial listing requirements before our Ordinary Shares can commence trading. If Nasdaq determines that our registration statement does not include sufficient disclosure relating to the direct listing process, or that we do not meet any quantitative or qualitative listing criteria, it may delay or deny the approval of our listing. Failure to list our Ordinary Shares as expected could adversely affect the liquidity of our shares and our ability to access capital markets in the future.

Nasdaq has indicated to us that, for purposes of its listing qualification analysis, it is using a qualification price of $12.36 per share, based on Nasdaq’s application of its listing standards to the valuation materials provided by the Company. However, that qualification price is not a commitment that our Ordinary Shares will begin trading at that price or at all.

To satisfy Nasdaq’s minimum bid price requirement in a direct listing, a Company may be required to demonstrate a valuation-based bid price or valuation-based market value of unrestricted publicly held shares supporting a valuation-based or compelling evidence-based bid price between $8.00 and $10.00, as applicable under the relevant listing standard. Although we currently intend to rely on our existing capitalization and the valuation materials reviewed by Nasdaq, Nasdaq retains discretion in applying its initial listing standards and may determine that we do not satisfy one or more applicable requirements.

We do not currently intend to undertake a reverse stock split or similar corporate action in order to satisfy Nasdaq’s minimum bid price requirement. However, if Nasdaq were to conclude that we do not satisfy one or more listing requirements, or if market conditions change, we could be required to delay the listing or consider alternative actions, including corporate actions that may adversely affect shareholders.

Any such delay, denial, or change in structure could materially and adversely affect the liquidity, trading market, and market value of our Ordinary Shares.

The opening auction may be delayed, which may negatively affect market perception and trading behavior.

Nasdaq may delay the opening of trading in our Ordinary Shares if the opening auction does not receive sufficient buy or sell interest or if imbalance messages cannot be resolved at a single executable price. Any such delay could undermine market confidence and could result in increased volatility once trading commences.

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Trading in our Ordinary Shares may be halted or suspended following the direct listing if Nasdaq detects unusual volatility or order book instability.

Nasdaq has authority to halt trading in circumstances involving extraordinary volatility, order imbalance, or technical issues affecting order matching. A halt shortly after initial trading may negatively affect investor confidence, disrupt liquidity, or contribute to erratic trading behavior after the halt is lifted.

The Opening Auction May Produce an Unpredictable Market Price

Nasdaq’s opening auction balances supply and demand.

Large imbalances, or thin supply from shareholders, may cause:

•	a significant divergence from the $12.36 reference price,
•	a low opening price,
•	a trading delay, or
•	price swings in the first minutes of trading.

The Absence of Traditional Lock-Ups May Increase Selling Pressure

Registered Shareholders may sell at their discretion.
Affiliates (board and officers) are voluntarily locked for 90 days only.

There Is No Bookbuilding or Institutional Price Discovery

In a traditional IPO:

•	underwriters meet with institutions,
•	collect indications of interest,
•	set a price range, and
•	allocate shares.

This direct listing does not involve a firm commitment underwriting.

Shareholder Sales Will Drive Liquidity and Price Formation

Trading volume will depend entirely on shareholder supply.

Low supply could reduce liquidity; high supply could pressure the price.

If we fail to satisfy continued listing requirements

If we fail to satisfy the continued listing requirements of The Nasdaq Global Market, our Ordinary Shares could be delisted.

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Certain existing shareholders have voluntarily agreed to 180-day orderly market sale limitations, but these restrictions are not universal and may not reduce selling pressure.

Many of our existing shareholders holding more than 999 Ordinary Shares have voluntarily agreed to limit the volume of Ordinary Shares they may sell during the 180-day period following our direct listing. Although a majority of such shareholders have elected to participate,

Because participation in the voluntary orderly market agreements is not universal and the Company does not enforce or supervise compliance, the trading price of our Ordinary Shares may still be subject to significant volatility resulting from selling activity by shareholders who are not subject to these voluntary limitations.

Our commercialization strategy may involve both direct operations and reliance on third-party manufacturers, licensees and distributors, each of which exposes us to operational and execution risks.

Our commercialization strategy provides flexibility to manufacture, market, sell and distribute our products either directly, through members of the Davion group, or through third-party manufacturers, licensees and distributors appointed on a regional or territory-specific basis. We may use different commercialization arrangements in different markets depending upon regulatory requirements, available infrastructure, market conditions and the capabilities of potential commercial partners.

Where we rely on third parties, our ability to successfully commercialize our products will depend, in part, upon the performance, financial stability, regulatory compliance and operational capabilities of those parties. We may have limited control over their manufacturing processes, supply chains, marketing activities, sales performance, customer service and distribution capabilities. A failure by a manufacturer, licensee or distributor to perform its obligations, maintain required regulatory standards, secure adequate product supply or successfully develop its market could delay product launches, restrict product availability and adversely affect our revenues and reputation.

We may appoint different manufacturers, licensees or distributors for individual countries or regions and may enter into exclusive or non-exclusive arrangements depending upon the relevant market. Although this approach may reduce our dependence upon a single global commercial partner, managing multiple third-party relationships may increase the complexity of our operations and require additional management, regulatory oversight, quality-control and administrative resources.

Where we elect to manufacture, market, sell or distribute products directly, we may be required to develop or expand internal capabilities relating to manufacturing oversight, procurement, inventory management, logistics, regulatory compliance, sales, marketing, customer service and warranty administration. We currently have limited experience operating these functions at commercial scale, and establishing the necessary infrastructure may require additional personnel, working capital and investment. There can be no assurance that we will be able to establish these capabilities within our anticipated timeframe or at an acceptable cost.

The transition of a product or territory from one manufacturer, licensee or distributor to another, or from a third-party arrangement to direct commercialization by the Company, may also result in temporary interruptions to manufacturing, product supply or sales while replacement arrangements are implemented and any necessary regulatory, contractual or supply-chain requirements are completed.

Accordingly, there can be no assurance that our direct commercialization activities or arrangements with third-party manufacturers, licensees and distributors will be successful, or that we will be able to commercialize our products within our anticipated timeframes or at anticipated volumes, margins or costs. Any failure or material delay in implementing our commercialization strategy could have a material adverse effect on our business, financial condition and results of operations.

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Global or regional licensee underperformance or default could abruptly restrict our market access and revenue streams.

In many cases, we may depend on a single licensee in a territory or even globally. Should that licensee experience financial distress, bankruptcy, management changes, loss of regulatory approval, or simply choose to withdraw from the market, we may have no immediate alternative route to market. Replacing such partners may take significant time due to regulatory approvals, onboarding, supply chain reconfiguration, and renegotiation of commercial arrangements. These delays could materially harm our ability to stabilize revenue and maintain market share.

Our risk exposure increases when licensees are responsible for warranty obligations and after-sales service.

Customers of our products will typically seek recourse from the licensee that sold or manufactured the product. If a licensee fails to properly administer warranty claims, provide replacement products, or deliver adequate post-sales support, consumer satisfaction may decline. Any lack of support perceived by customers can damage our brand and result in claims or complaints directed at us, even if the licensee is contractually responsible. Additionally, if a licensee becomes unable or unwilling to fulfill warranty obligations, we may be required to assume those liabilities ourselves, which could increase our costs and reduce profitability.

When a partner controls manufacturing, disruptions in their operations can directly translate to lost product availability.

Our licensees may rely on third-party component suppliers, logistics providers, and distributors. Instability anywhere in their supply chain could lead to stock shortages, inconsistent product quality, or delays in launch timelines. We may not be able to mitigate these impacts quickly, especially where tooling, technical know-how, or regulatory registration is tied to that licensee.

Exclusive licensee arrangement structures increase key-partner concentration risk.

Where we grant exclusive licenses across large geographic territories or product categories, the dependency risk intensifies. If that exclusive partner fails to meet commercial milestones, restricts product availability, or deprioritizes our product line in favor of competing offerings, we may be left with no practical alternative for commercializing our technology in that region for the duration of the exclusivity term.

We may be forced to assume direct responsibility for manufacturing, sales, distribution, or warranty services if a licensee fails to perform, which could require substantial time and resources and may not be successful.

If a licensee does not meet its obligations or withdraws from a market, or if market conditions change and we determine that continued reliance on third parties is no longer viable or commercially advantageous, we may need to transition one or more of our products to direct commercialization. This may include assuming responsibility for manufacturing, supply chain, sales force development, regulatory compliance, customer support, or warranty administration. We have limited internal experience, infrastructure, and personnel to carry out these functions at scale. Any such transition could result in significant additional cost, production delays, loss of market share, adverse regulatory findings, or reputational harm. There is no assurance that we would be able to successfully implement direct commercialization or achieve the level of market penetration, pricing, or performance that we currently expect licensees to deliver.

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We could experience cost increases or disruptions in the supply of raw materials, such as liquid crystal and/or thermochromic inks and films used in BreastCheck.

BreastCheck requires the procurement of raw materials and components, including liquid crystal and/or thermochromic inks and films. Following the termination of the Company's previous global manufacturing and distribution arrangement, the Company intends to source manufacturing either directly, through members of the Davion group, or through third-party manufacturers appointed for particular territories or regions. The prices and availability of these materials may fluctuate due to factors beyond the Company's control, including market conditions, global demand, currency fluctuations, tariffs, transportation costs and political or economic instability. Substantial increases in these costs or interruptions in supply could increase manufacturing and distribution expenses, delay commercialization and adversely affect product margins.

Our licensed manufacturers are dependent on their suppliers.

BreastCheck uses multiple parts sourced from numerous suppliers, some of which are limited or single-source. Any disruption in supply could temporarily halt production until alternative sources are qualified, which may not be achievable on acceptable terms or within a reasonable timeframe. Events such as supplier business failures, force majeure, regulatory changes, transportation disruptions or other unforeseen factors could materially and adversely affect product availability, commercialization schedules, revenues and margins, whether manufacturing is undertaken directly by the Company or through third-party manufacturers.

Our business and prospects depend significantly on our ability to build and maintain the BreastCheck brand.

Our future growth relies heavily on consumer awareness and acceptance of BreastCheck. We intend to pursue branding initiatives, including digital community engagement and ongoing awareness campaigns by our distributor. These efforts may not succeed and could require more costly traditional advertising channels. Negative publicity, unfavorable product reviews, or adverse social media commentary could harm consumer confidence and materially impact our business.

We are initially dependent on a limited number of products.

During our first year of commercialization, we expect to generate revenues primarily from BreastCheck and FootFlow. If we encounter delays in manufacturing, regulatory issues, adverse publicity, or lack of market acceptance of either product, our financial results could be materially and adversely affected.

Our 2025 financial results are not indicative of our expected future operating cost structure. We will incur increased costs as a result of becoming a public Company.

In 2025 our executive officers and directors have waived their right to their annual remuneration of €3.6 million, until such time that the Company is listed on Nasdaq and the Company has raised $5 million in capital. As such, our 2025 financial results are artificially low and are not indicative of our future on-going cost structure once the Company is listed. Additionally, compliance with SEC and Nasdaq requirements and higher costs to operate as a public Company will increase our expenses for legal, accounting, compliance, insurance, director and executive officer costs, stock compensation costs, amongst others.

Regulatory authorities may reclassify our products, which could increase costs and delay commercialization.

Our products are registered or eligible for registration as Class I medical devices. Regulators retain the discretion to reclassify devices into higher categories that require additional testing, data, or approvals. If any of our products were reclassified, we could incur significant costs, delays, or be unable to commercialize those products.

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Our products are not diagnostic tests and may be misunderstood by consumers or healthcare professionals.

Our products are designed to provide early warning indicators and are not diagnostic. Consumers may misinterpret the results, fail to seek further medical evaluation, or rely on the tests as substitutes for clinical diagnosis. Misuse or misunderstanding of our products could result in adverse outcomes for consumers, reputational damage, and potential liability claims against us.

We have a limited operating history with no commercial sales.

Although we have completed development and achieved regulatory registration for certain products, we have not yet launched commercial sales. Investors have limited basis to evaluate our ability to successfully market and sell our products. Our failure to achieve commercial success in the early stages could impair our growth prospects and financial condition.

Our revenue may be adversely affected if our products are not accepted by consumers and healthcare professionals.

The commercial success of our products depends on market acceptance. Factors that may affect acceptance include consumer confidence in the reliability of the tests, recommendations from healthcare providers, pricing, competing products, and regulatory or media scrutiny. Failure to achieve broad acceptance would materially limit our revenue.

Our business depends substantially on the continuing efforts of our executive officers.

Our success depends on the continued service of our executive team. If one or more were to leave, we might not be able to replace them in a timely manner. Competition for qualified personnel is intense, and we have not obtained “key person” insurance. If our executives joined a competitor or founded a competing business, we could lose know-how, talent, and customer relationships.

Our future growth depends on demand for BreastCheck and consumer adoption.

Demand for BreastCheck is influenced by general economic, political, and social conditions, as well as product pricing, regulatory requirements, and consumer health awareness. Volatility in demand may lead to reduced sales, pricing pressure, and adverse effects on our financial results.

We may become subject to product liability claims.

Because BreastCheck is a health-related product, we face the risk of liability claims if it does not perform as expected. Any such claims, whether or not successful, could result in substantial monetary awards, damage to our reputation, negative publicity, and inhibited commercialization. Insurance coverage may be inadequate to cover all potential liabilities.

If we fail to manage our growth effectively, we may not be able to market and sell BreastCheck successfully.

As we expand our planned direct manufacturing/distribution and regional third-party manufacturers/distributors. model and product portfolio, we must scale our operations, infrastructure, and personnel. Failure to manage this growth effectively could materially and adversely affect our business and financial results.

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If we fail to properly protect and store consumer medical records, we may be subject to significant liability, litigation and reputational harm.

Our products involve the generation, collection, and storage of first-party medical records created through test results. These records are classified as highly sensitive personal information, and their handling is subject to strict regulatory frameworks, including data protection and privacy laws in the jurisdictions in which we operate. The requirements of such regulations are complex, may differ across markets, and are continually evolving.

Any failure by us, or by third parties on whom we rely, to implement and maintain adequate systems to protect this information could result in unauthorized access, data loss, misuse, or cyberattack. A breach of security affecting medical records could expose us to significant liability, governmental investigations, civil penalties, private litigation, and reputational harm. Even the perception that our data security measures are inadequate could have a material adverse effect on our ability to attract and retain customers.

We are dependent on third party mobile platforms for our product to work. If we fail to comply with a third party’s platform requirements our product acceptance will be negatively impacted.

We depend on mobile applications that operate on Apple iOS and Google Android platforms to allow customers to capture images of their test results using mobile phone cameras and transmit those images to our servers for further analysis. These applications are critical to the customer experience, and any disruption in their availability or performance could materially and adversely affect adoption of our products.

Because our mobile applications must comply with the requirements and policies imposed by Apple and Google, we are exposed to risks outside our control. Changes to technical standards, developer policies, or distribution rules could impair the functionality of our applications, delay necessary updates, or prevent continued availability through the Apple App Store or Google Play Store. Additionally, defects, performance failures, or security vulnerabilities in our applications, whether real or perceived, could undermine user confidence, damage our reputation, and expose us to claims of product malfunction.

If we are unable to properly maintain our technology infrastructure and comply with evolving laws on artificial intelligence use in healthcare, our business will be materially and adversely impacted.

The performance of our products depends heavily on the reliability of our back-end server infrastructure and the application of artificial intelligence (“AI”) algorithms to analyze customer test results. These systems must operate accurately and consistently in order to produce meaningful outcomes. Failures in server capacity, outages, software errors, cybersecurity incidents, or flaws in our AI-based analysis could result in inaccurate or delayed results. Such outcomes may cause customers to lose confidence in our products and could expose us to regulatory enforcement, liability claims, and reputational damage.

Moreover, the regulatory environment for AI technologies remains uncertain and continues to evolve. New laws or guidance governing AI use in healthcare, data analysis, or medical devices could increase our compliance costs, impose new operational requirements, or restrict our ability to deploy AI in the manner we currently anticipate. If we are unable to maintain the accuracy, security, and compliance of our back-end infrastructure and AI systems, our business, financial condition, and results of operations could be materially and adversely affected.

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Risks Related to Our Sales-and-Licensing Business Model

We depend to a large extent on third-party licensees for the commercialization of our products, and our success depends on their performance.

Our commercialization model may involve a combination of direct manufacturing and distribution and arrangements with third parties for the manufacture, marketing, distribution and sale of our medical devices. Following the termination of the Company's previous global manufacturing and distribution agreement for BreastCheck, the Company no longer intends to rely upon a single global licensee.

Instead, the Company intends to evaluate commercialization arrangements on a market-by-market basis and may manufacture or distribute products directly, through members of the Davion group, or through regional or territory-specific third-party manufacturers and distributors. We do not currently maintain large-scale internal manufacturing facilities or a global sales force and, to the extent that we undertake these activities directly, we may be required to develop additional infrastructure, personnel and supply-chain capabilities.

If our licensees fail to achieve required regulatory approvals or comply with applicable laws, our commercialization efforts may be delayed or prevented.

Our partners are responsible for regulatory submissions, manufacturing compliance, quality control, adverse event reporting, and ongoing regulatory obligations in various jurisdictions. Any failure by a licensee to obtain necessary regulatory approvals or to maintain ongoing compliance may result in delayed product launches, inability to market products, product recalls, regulatory sanctions, reputational damage, and reduced revenue to us.

We have limited control over the sales, pricing, and marketing strategies of our licensees, and mismanagement could adversely impact our brand and revenues.

Our agreements generally grant partners discretion over commercial strategy, including marketing spend, product promotion, sales coverage, and pricing decisions. If a partner’s strategy is ineffective or inconsistent with our brand positioning or market expectations, product uptake may be hindered, and our reputation and business prospects could suffer.

Our license agreements may be terminated, and we may not secure alternative licensees in a timely manner, if at all.

Many of our agreements include termination rights for non-performance or other commercially customary reasons. If a licensee elects to discontinue a product line, shifts focus to competing priorities, or becomes financially distressed, we may experience significant delays while we seek replacement partners. Such delays could materially impact revenues and market penetration.

Our licensees may market or develop competing products, reducing their focus on our portfolio.

Some partners may sell or develop products that compete with ours, which may dilute their commercial commitment. Even where exclusivity applies, licensees may still allocate their resources toward more profitable or strategically important alternatives, impairing our ability to achieve expected revenue.

If our partners fail to meet minimum manufacturing or sales targets, we may not receive anticipated royalties or milestone payments.

We may rely on contractual minimums that do not guarantee actual performance. Failure to meet sales or production targets could result from inadequate resources, poor regulatory execution, limited market acceptance, supply chain issues, or general economic conditions. We may also be forced to renegotiate terms on less favorable conditions.

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Disputes with partners could result in costly litigation or arbitration and disrupt commercialization.

Licensing arrangements may give rise to disagreements regarding milestone obligations, royalties, product quality, marketing commitments, and regulatory compliance. Resolving disputes can divert management attention, incur significant legal expenses, damage relationships, and interrupt supply or sales.

Our reliance on third parties creates confidentiality and intellectual property enforcement risks.

We must share proprietary information with our licensees. Despite contractual protections, we cannot ensure that partners will maintain confidentiality or refrain from misusing our intellectual property. Infringement or unauthorized use may reduce our competitive advantage and result in costly enforcement actions.

Failure by our licensees to maintain adequate product quality and supply may harm our reputation and commercial success.

We rely on partners to produce devices consistent with regulatory standards and our specifications. Variations in product quality, manufacturing delays, stock shortages, or product recalls attributable to partners could significantly harm the market perception of our technologies and materially reduce revenue.

Risks Related to Government Regulations

Failure to comply with U.S. federal and state healthcare privacy and data protection laws, including HIPAA, could result in significant liability and adversely affect our business.

Our online proprietary test portal collects, transmits, and maintains health-related and personal information from users in the United States. As the licensor and operator of the portal, we are responsible for compliance with applicable U.S. federal and state healthcare privacy and data protection laws, including the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and its implementing regulations.

HIPAA and related rules establish extensive privacy, security, and breach-notification obligations for “covered entities” and their “business associates” with respect to protected health information (“PHI”). To the extent our technology or services involve the creation, receipt, maintenance, or transmission of PHI, we may be deemed a business associate and required to implement and maintain robust administrative, technical, and physical safeguards to protect such data.  In addition, numerous U.S. states have enacted complementary or more stringent privacy and cybersecurity laws, some of which apply to consumer health information, biometric data, or other personally identifiable information, regardless of HIPAA status. Complying with these overlapping and evolving requirements may require significant resources and continuous updates to our policies, systems, and contractual arrangements with service providers.

Any failure, or perceived failure, by us or our third-party vendors to comply with HIPAA or applicable state privacy and security requirements could result in investigations, enforcement actions, substantial civil or criminal penalties, and mandatory corrective measures. A data breach or other security incident affecting information collected through our connected devices or portal could expose us to litigation, loss of customer confidence, and reputational harm.  Because we are in the early stages of commercialization and rely on digital connectivity for product performance and support, any such event could materially delay our ability to generate revenues, increase our compliance costs, or limit our ability to enter into commercial arrangements.

Although we plan to implement privacy and data-security policies designed to safeguard PHI and other personal data, and plan to conduct periodic risk assessments of our systems and vendors, no security measures are infallible. Cyberattacks, human error, or system vulnerabilities could result in unauthorized access to or loss of data. In addition, evolving interpretations of HIPAA or new state-level privacy laws may impose additional obligations or liabilities on us.  Any failure to comply with these requirements could result in regulatory sanctions, financial penalties, or operational disruptions, any of which could materially adversely affect our business, financial position, and results of operations.

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Compliance by our licensees with U.S. FDA regulations applicable to Class 1 medical devices.

Because we rely on third-party licensees to manufacture and distribute our Class I medical devices in the United States, any failure by these licensees to comply with U.S. Food and Drug Administration (“FDA”) regulations could expose us to regulatory, commercial, or reputational risks.

The Company’s test portal and proprietary software platform are used to display, process, and transmit thermal imagery generated by the Company’s products. The Company does not believe that this software requires separate premarket regulatory clearance or approval as a standalone medical device in the United States, European Union, or Middle East, because it does not independently perform diagnostic decision-making or automated clinical interpretation and is used as a supporting visualization and data management tool, however, regulators may in the future determine that certain software functions constitute regulated Software as a Medical Device (SaMD).

We license certain of our technologies and product rights to third-party licensees that are responsible for manufacturing, labeling, and distributing the related medical devices in the United States. These products are regulated by the U.S. Food and Drug Administration (“FDA”) as Class I medical devices under the Federal Food, Drug and Cosmetic Act (the “FD&C Act”). Although such devices are generally considered low-risk and are subject primarily to the FDA’s “general controls,” including establishment registration, device listing, labeling, complaint handling, and medical device reporting obligations, our licensees are directly responsible for ensuring compliance with these requirements.

While our agreements typically require our licensees to comply with all applicable laws and regulations and to maintain appropriate quality systems, we do not control their day-to-day regulatory, manufacturing, or distribution activities. As a result, we depend on their continued regulatory compliance and cooperation with the FDA. If a licensee fails to comply with applicable FDA requirements—such as quality system regulations, labeling rules, or medical device reporting obligations—the FDA could take enforcement action against the licensee, including warning letters, product seizures, injunctions, or recalls.  Even though we are not the registered manufacturer, such actions could adversely affect our brand, restrict product availability, or lead to claims against us as the technology owner or licensor.

Further, the FDA may determine that a product manufactured or marketed by a licensee requires a pre-market notification (510(k)) submission or other regulatory clearance. If the licensee is delayed or unable to obtain such clearance, commercialization of the affected product could be delayed or suspended, resulting in reduced royalty income to us.  Any material compliance issues by our licensees could therefore disrupt supply, delay revenue, or damage our reputation in the medical community.

Although we seek to mitigate these risks through contractual oversight, reporting requirements, and quality review rights, we cannot assure you that our licensees will maintain full compliance with all FDA regulations at all times.  Any actual or perceived non-compliance by a licensee could result in enforcement action, reputational harm, loss of market access, or financial penalties, any of which could materially adversely affect our business, financial position, and results of operations.

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Risks Related to Intellectual Property and Competition

We may not fully realise the future economic value of our intellectual property portfolio.

Our intellectual property portfolio is the foundation of our business and comprises the technologies underlying our portfolio of non-invasive medical devices, including BreastCheck, FootFlow, Testic and ThermaDerm. The future economic benefits expected to be derived from these technologies are dependent upon the successful development, regulatory approvals and registrations where applicable, commercialisation, market acceptance, planned direct manufacturing/distribution and regional third-party manufacturers/distributors arrangements and our ability, together with our commercial partners, to generate sustainable future revenues.

For the purposes of the consolidated financial statements included in this Registration Statement, the intellectual property transferred in February 2023 is recognised at its predecessor carrying amount and is amortised on a straight-line basis over an estimated useful economic life of ten years commencing on 6 February 2023. The accounting carrying amount reflected in our consolidated financial statements is determined in accordance with applicable accounting standards and should not be regarded as an indication of the current market value or future commercial value of our intellectual property portfolio.

There is no active market for our intellectual property and the future commercial value of these assets is inherently uncertain. The successful commercialisation of our technologies depends on numerous factors, many of which are beyond our control, including product performance, customer acceptance, manufacturing capability, regulatory developments, competitive products, reimbursement policies, planned direct manufacturing/distribution and regional third-party manufacturers/distributors, partner performance, intellectual property protection, economic conditions and changes in healthcare markets.

We amortise our intellectual property over its estimated useful economic life and assess the assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. These assessments require management to make significant judgements and estimates regarding future cash flows, commercial performance, technological developments, regulatory developments, market conditions and other assumptions. Actual results may differ materially from those estimates.

If our products fail to achieve expected commercial acceptance, if planned direct manufacturing/distribution and regional third-party manufacturers/distributors arrangements do not perform as anticipated, if market conditions deteriorate, if technological or regulatory developments adversely affect our products, or if other impairment indicators arise, we may be required to recognise additional impairment charges or restate the estimated remaining useful life of our intellectual property. Any such charges or restatement could materially and adversely affect our financial position, results of operations and shareholders' equity.

The Restated accounting presentation of the February 2023 transaction reflected in the financial statements included in this Registration Statement relates solely to the accounting measurement and presentation of that historical transaction. It does not affect the legal ownership of the intellectual property, the validity of the underlying transaction documentation, the Company's commercial rights, licensing arrangements or strategy for commercialising its technologies.

We may need to defend against patent or trademark infringement claims.

Competitors or other parties may assert intellectual property rights that interfere with our ability to manufacture or license BreastCheck. If we were found to infringe such rights, we could be required to cease sales, redesign our products, or obtain licenses on unfavorable terms. Litigation, even if not successful, could divert resources and harm our reputation.

We may not be able to prevent others from unauthorized use of our intellectual property.

We consider our patents, trademarks, and trade secrets critical to our success. However, patents may expire, be invalidated, or provide only limited protection, and enforcement can be costly and uncertain, particularly in foreign jurisdictions. Unauthorized use of our intellectual property could erode our competitive position and harm our revenues.

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We may be subject to risks associated with strategic alliances or acquisitions.

Future joint ventures, planned direct manufacturing/distribution and regional third-party manufacturers/distributors, partnerships, or acquisitions could expose us to risks such as loss of proprietary information, non-performance by partners, integration difficulties, or exposure to unanticipated liabilities. Acquisitions may also require significant capital or equity issuances, resulting in dilution.

Risks Related to Macroeconomic Conditions

Adverse macroeconomic or geopolitical events could affect our business.

Global economic uncertainty, including inflation, energy price volatility, geopolitical conflicts, and public health crises, may reduce consumer confidence and impact demand for BreastCheck and other future products.

Risks Related to Our Direct Listing and Capital Markets

Because we are conducting a direct listing rather than a traditional underwritten IPO, investors face additional risks.

This is not an underwritten initial public offering. This listing differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

•	This direct listing does not involve a firm commitment underwriting. Consequently, prior to the opening of trading on Nasdaq, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our Ordinary Shares on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public. Moreover, there will be no underwriters assuming risk in connection with the initial resale of our Ordinary Shares. Additionally, because there are no underwriters, there is no underwriters’ option to purchase additional shares to help stabilize, maintain, or affect the public price of our Ordinary Shares on Nasdaq immediately after the listing. In an underwritten initial public offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares or otherwise underwriters in engaging in stabilizing transactions, there could be greater volatility in the public price of our Ordinary Shares during the period immediately following the listing. See also “—The public price of our Ordinary Shares may be volatile, and could, upon listing on Nasdaq, decline significantly and rapidly.”

•	There is not a fixed number of securities available for sale. Therefore, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any or all of their Ordinary Shares and there may initially be a lack of supply of, or demand for, Ordinary Shares on Nasdaq. Alternatively, we may have a large number of Registered Shareholders or other existing shareholders who choose to sell their Ordinary Shares in the near-term resulting in oversupply of our Ordinary Shares, which could adversely impact the public price of our Ordinary Shares once listed on Nasdaq.

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•	Other than management and Affiliates, none of our Registered Shareholders have entered into contractual lock-up agreements or other contractual restrictions on transfer. In an underwritten initial public offering, it is customary for an issuer’s officers, directors, and most of its other shareholders to enter into contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after listing. Consequently, any of our shareholders who own our Ordinary Shares may sell any or all of their Ordinary Shares at any time (subject to any restrictions under applicable law), including immediately upon listing. If such sales were to occur in a significant quantum, it may result in an oversupply of our Ordinary Shares in the market, which could adversely impact the public price of our Ordinary Shares.

•	This direct listing does not involve a firm commitment underwriting. We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we intend to host an investor day, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our Ordinary Shares or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our Ordinary Shares.

Such differences from an underwritten initial public offering could result in a volatile market price for our Ordinary Shares and uncertain trading volume and may adversely affect your ability to sell your Ordinary Shares.

The public price of our Ordinary Shares may be volatile, and could, upon listing on Nasdaq, decline significantly and rapidly.

This direct listing does not involve a firm commitment underwriting. As this listing is taking place via a novel process that is not an underwritten initial public offering, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. Pursuant to Nasdaq Rules, all pricing is established by Nasdaq’s opening auction system, based solely on supply and demand. We have appointed Revere Securities LLC (“Revere”) as our corporate advisor and our Lead Market Maker (“LMM”) in connection with this direct listing. Revere will facilitate interactions with market participants and will assist Nasdaq in the price-discovery process during the opening auction. For more information, see “Plan of Distribution.”

As this direct listing does not involve a firm commitment underwriting, prior to the opening trade, there will not be a price at which underwriters initially sold Ordinary Shares to the public as there would be in an underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the public price of our Ordinary Shares may be more volatile than in an underwritten initial public offering and could, upon listing on Nasdaq, decline significantly and rapidly.

We may conduct a public offering or other capital raising transactions before or shortly after listing.

Any future transaction may dilute existing shareholders and adversely affect our share price. In addition, announcements relating to financings, acquisitions, litigation, or changes in financial performance may create volatility in our trading price.

If securities or industry analysts do not publish research about us, or publish unfavorable reports, our share price and trading volume could decline.

The market price and trading volume of our Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about us and our business. We will have no control over these analysts or their content. If analysts do not cover us, if coverage is limited, or if they issue negative or inaccurate reports regarding our business, our industry, or our stock, the market price and trading volume of our Ordinary Shares could decline.

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Risks Related to Ownership, Taxation and Jurisdiction

Because we have no current plans to pay cash dividends on our Ordinary Shares, you may not receive any return on investment unless you sell your Ordinary Shares for a price greater than that which you paid for it.

We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our Ordinary Shares in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay cash dividends on our Ordinary Shares may also be limited by the terms of any future debt securities or credit facility. As a result, capital appreciation, if any, of the Ordinary Shares you purchase in this offering will be your sole source of gain for the foreseeable future.

Our executive management, directors and their respective affiliates on a combined basis own a significant percentage of our outstanding shares and will be able to exert significant influence over matters subject to shareholder approval, especially if one or a few shareholders who own between 1% but less than 5% of our Ordinary Shares, vote based on their recommendations.

As of the date of this Registration Statement, our executive officers, directors and five percent or greater shareholders and their respective affiliates, beneficially own, in the aggregate, approximately 46% of our outstanding Ordinary Shares. To the extent that the same group continue to own a significant percentage of our Ordinary Shares following this direct listing, these shareholders, if they act together, will be able to significantly influence the management and affairs of our Company and most matters requiring shareholder approval. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our Ordinary Shares that you or other shareholders may feel are in your or their best interest as one of our shareholders.

You will be diluted by future issuances of additional Ordinary Shares in connection with our future adoption of an incentive plan, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our share price.

The Company is committed to issue 225,000 shares upon its direct listing related to advisory fees, inclusive of shares to our direct listing advisor, Revere Securities LLC. This stock issuance, along with our plans to put in place a share option plan for executive officers, directors and third party service providers post listing, as well as other future business plans may require the issuance of significant additional shares including investments, acquisition of a business, the acquisition of intellectual property or financing activities. Stock issuances related to any of these activities will dilute our existing shareholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for our Ordinary Shares.

If a United States person is treated as owning 10% or more of our shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our shares, such person may be treated as a “United States shareholder” with respect to us and each of our controlled foreign corporation (“CFC”) subsidiaries (if any). A United States shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by CFCs, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation.

Failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist investors in determining whether we are or any of our non-U.S. subsidiaries is treated as CFC or whether any investor is treated as a United States shareholder with respect to any such CFC or furnish to any United States shareholder information that may be necessary to comply with the above reporting and tax paying obligations. The United States Internal Revenue Service has provided limited guidance on situations in which investors may rely on publicly available information to comply with their reporting and tax paying obligations with respect to foreign-controlled CFCs. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our Ordinary Shares.

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U.S. holders of our Ordinary Shares may suffer adverse consequences if we are treated as a passive foreign investment Company.

We would be a passive foreign investment Company (“PFIC”), for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended) (the “Code”); or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

If we are treated as a PFIC, adverse U.S. federal income tax consequences could apply to a U.S. Holder (as defined in the section titled “Taxation—United States Federal Income Tax Considerations”) if we are treated as a PFIC for any taxable year during which such U.S. Holder holds our Ordinary Shares. U.S. Holders are urged to consult their tax advisors about the potential application of the PFIC rules to their investment in our Ordinary Shares.

As an Irish Company, investors may face difficulties enforcing their rights.

Irish corporate law differs from U.S. law, and shareholder protections are less developed. In addition, most of our directors and officers reside outside the United States, making it difficult to enforce U.S. judgments.

Risks Related to Reporting and Compliance

We identified a material weakness for the years ended December 31, 2025, and 2024 and we may identify material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

The preparation of our consolidated financial statements requires the application of significant accounting judgments, estimates and assumptions. Changes in accounting policies, restatements to historical financial information, internal control matters, evolving accounting standards and regulatory reporting requirements may affect the comparability of our financial statements and investors' assessment of our financial condition and results of operations. In addition, we identified material weaknesses in our internal control over financial reporting for the years ended December 31, 2025, and 2024, and we may identify additional material weaknesses in the future that could cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate existing material weaknesses, identify additional weaknesses, or otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. If we identify material weaknesses in our internal control over financial reporting or fail to meet the demands placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results or report them within the timeframes required by applicable law or stock exchange regulations. Under Section 404 of the Sarbanes-Oxley Act, we will be required to evaluate the effectiveness of our internal control over financial reporting and provide management's assessment of those controls. Failure to maintain effective internal control over financial reporting could subject us to regulatory scrutiny, investigations or sanctions by the SEC or other regulatory authorities. In connection with the audits of our financial statements for the years ended December 31, 2025 and 2024, we and our independent auditors identified deficiencies in internal control that were determined to constitute material weaknesses. These material weaknesses contributed to the restatement of our 2024 and 2023 consolidated financial statements in 2025. We intend to remediate these weaknesses by strengthening our finance function and enhancing our internal and disclosure controls over financial reporting. However, there can be no assurance that these material weaknesses will be fully remediated, that additional material weaknesses will not be identified in the future, or that changes in accounting standards, regulatory reporting requirements or significant accounting judgments will not require further restatements to our financial reporting. Any such matters could materially and adversely affect our business, financial condition, results of operations and investor confidence.

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Restatement of Historical Accounting Treatment May Affect Comparability of Our Financial Statements and Investors' Assessment of Our Financial Position

During the preparation of the financial statements included in this Registration Statement, the Company Restated the historical accounting treatment applied to the February 2023 transfer of intellectual property. As a result of this restatement, the intellectual property is recognised at its predecessor carrying amount and is amortised on a straight-line basis over a finite useful economic life of ten years commencing on 6 February 2023. These restatements have resulted in changes to the carrying amount of intangible assets, accumulated amortisation, shareholders' equity, retained earnings and certain comparative financial statement balances presented in this Registration Statement.

The Restated accounting treatment relates solely to the accounting measurement and presentation of the February 2023 transaction for the purposes of the financial statements included in this Registration Statement because the February 2023 transaction has been accounted for as a common-control transfer rather than an acquisition. It does not affect the legal ownership of the intellectual property, the validity of the underlying transaction documentation, the Company's commercial rights, planned direct manufacturing/distribution and regional third-party manufacturers/distributors arrangements or strategy for commercialising its technologies.

As a result of these restatements, investors comparing the financial statements included in this Registration Statement with previously published financial statements or statutory financial statements prepared for other reporting purposes may identify differences in the accounting presentation of the February 2023 transaction and the carrying amount of the Company's intellectual property. These differences reflect the accounting policies applied in the financial statements included in this Registration Statement and should not be interpreted as indicating any change in the Company's ownership of its intellectual property, its legal rights, its business operations or its commercial prospects.

The Restated accounting treatment also results in recurring amortisation expense being recognised over the remaining useful economic life of the Company's intellectual property. Consequently, future financial statements will include non-cash amortisation charges that will reduce reported earnings in future reporting periods. In addition, the Company will continue to review the remaining useful economic life of its intellectual property and assess the assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

Any future revisions to management's estimates or assumptions, or the recognition of impairment charges, could materially and adversely affect the Company's financial position, results of operations and shareholders' equity.

We qualify as an emerging growth Company and a “foreign private issuer.”

We are an “emerging growth Company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth Company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time that we are no longer an emerging growth Company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or Restated accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or Restated accounting standards.

We will remain an emerging growth Company until the earliest of (i) five years from the date of our initial public offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary Shares held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

It is possible that some investors will find our Ordinary Shares less attractive as a result of the foregoing, which may result in a less active trading market for our Ordinary Shares and higher volatility in our share price.

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USE OF PROCEEDS

This registration statement relates solely to the registration of our Ordinary Shares in connection with a direct listing of those shares on the Nasdaq Global Market.

The issuer is not offering any shares in this Registration Statement and will not receive any proceeds from the registration or potential resale of our Ordinary Shares by the Registered Shareholders. Any future capital raises by the Company will be subject to a separate registration statement or exemption therefrom.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the registration of our Ordinary Shares and the listing on the Nasdaq Global Market. All amounts are estimates, except for the SEC registration fee.

Expense Estimated Amount (USD)

SEC registration fee	$36,900
Legal fees and expenses	250,000
Direct listing advisor fees	300,000
Transfer agent and registrar fees	10,000
Nasdaq listing fee	295,000
Printing and filing expenses	5,000
Miscellaneous	25,000
Total	$921,900

These cash expenses will be funded through continued advances from Malbrite Ltd. or through cash on hand. See financing arrangements entered into during the first quarter of 2026, under “Capital Transactions and Commitments” in Management’s Discussion and Analysis section.

Malbrite Ltd is wholly owned and controlled by our Chief Executive Officer, Jack Kaye. As a result, these funding arrangements represent related-party transactions. Advances are non-interest-bearing, unsecured, and repayable only upon completion of a future capital raise. The dual role of Mr. Kaye as both CEO of Davion Healthcare Plc and owner of Malbrite Ltd may create potential conflicts of interest in respect of the Company’s financing arrangements. Malbrite Ltd is not and never has been a shareholder of the Company.

On March 31, 2026, a letter of financial support from Malbrite Ltd was provided to WithumSmith+ Brown, the Company’s PCAOB auditor, confirming the continuing ongoing financial support of Malbrite Ltd to the Company, a copy of which is filed as Exhibit 99.4 to this Registration Statement.

DIVIDEND POLICY

Following this registration, the payment of dividends will be at the discretion of our board of directors, subject to certain requirements of Ireland law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Ireland law, namely that our Company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our Ordinary Shares in the foreseeable future after this registration. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

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CAPITALIZATION

The following table sets forth the capitalization of Davion Healthcare Plc as of December 31, 2025:

•	on an actual basis, derived from the Company's audited consolidated financial statements as restated; and

•	on an unaudited pro forma basis, giving effect to (i) the completion of our direct listing on Nasdaq, (ii) the issuance of 125,000 Ordinary Shares to our listing advisor and the related $200,000 cash advisory fee and $100,000 expense reimbursement payable upon completion of the listing, and (iii) the payment of approximately $621,900 in estimated additional costs and professional fees attributable to the listing.

For purposes of the unaudited pro forma presentation, total estimated cash listing expenses of €890,555 are first applied against available cash of €1,058, with the remaining €889,497 assumed to be funded through additional advances from related parties. The 125,000 Ordinary Shares to be issued to the listing advisor have been valued at $12.00 per share, equivalent to €1,449,000, consistent with the assumptions previously used in this prospectus.

This information should be read together with our consolidated financial statements, as restated, and the related notes included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma information is presented for illustrative purposes only and does not purport to represent our actual financial position or results of operations had these events occurred on the dates indicated.

Pro Forma Capitalization	Audited	Unaudited
	December 31, 2025	December 31, 2025
	Actual Restated	Pro Forma

Cash and cash equivalents	€1,058	€–
Advances from related parties	€907,671	€1,797,168
Short-term and long-term debt	€–	€–
Stockholders' equity:
Share capital 25,000,000 shares @ .01	€250,000	€251,250
Share premium	9,395,382	10,843,132
Deficit	(8,316,348)	(10,655,903)
Total stockholders' equity	€1,329,034	€438,479

Total capitalization	€2,236,705	€2,235,647

The following table sets forth our unaudited pro forma basic and diluted loss per share for the year ended December 31, 2025, giving effect to the issuance of 125,000 advisory shares valued at $12.00 per share, or €1,449,000, and the estimated cash listing expenses of €890,555, as if such transactions had occurred on January 1, 2025.

Pro forma basic and diluted loss per share is calculated using a pro forma net loss of €3,468,362 and 25,125,000 weighted-average Ordinary Shares outstanding. Diluted loss per share equals basic loss per share because the Company reported a net loss and any potentially dilutive instruments would therefore be anti-dilutive.

Pro Forma Loss Per Share	Audited	Unaudited
	Actual EPS Restated	Pro Forma EPS

For the year ended December 31, 2025	€(0.05)	€(0.14)

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Notes to Unaudited Pro Forma Information

(1) Basis of Presentation

Prepared in accordance with IFRS as issued by the IASB (including IAS 33, IAS 32 and IFRS 2). Adjustments reflect transactions directly attributable to the direct listing that are factually supportable and expected to have a continuing effect.

(2) Advisor Compensation and Expense Reimbursement

Upon completion of the direct listing, we will compensate our direct listing advisor, Revere Securities LLC, as follows: (i) a cash fee of $200,000 payable upon completion, (ii) reimbursement of $100,000 of listing-related expenses, and (iii) issuance of 125,000 Ordinary Shares valued at $12 per share (total fair value $1.5 million). The shares are recognized as a non-cash share-based compensation expense under IFRS 2. The cash fee and reimbursable expenses do not qualify as costs directly related an equity issuance of securities under IAS 32.35 as new shares are not being issued, and are therefore expensed. The 125,000 shares are included in pro forma capitalization and weighted-average shares for EPS.

(3) Estimated Listing and Professional Fees

Estimated direct listing and professional fees of approximately $621,900 (legal, accounting, exchange and advisory costs), are expensed under IAS 32 as no new equity shares are being issued in the direct listing. Audit fees for historical financial statements are expensed in the period incurred and not treated as direct listing costs.

(4) Earnings Per Share

Pro forma basic and diluted loss per share reflect the weighted-average shares outstanding including the 125,000 advisor shares. Diluted loss per share equals basic loss per share as potential dilutive instruments are anti-dilutive given our net loss position.

(5) Limitation

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily represent actual results that would have occurred had the direct listing been completed on the assumed dates.

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DILUTION

This Registration Statement relates solely to a direct listing of the Company’s Ordinary Shares, and no new securities are being offered or sold by the Company. As part of the direct listing, the Company is issuing Revere 0.5% of our outstanding Ordinary Shares, or 125,000 shares, on the date of the direct listing, along with $200,000 of cash and up to $100,000 for reimbursement of expenses. As such, there will be dilution to existing shareholders upon completion of the direct listing.

We may seek to raise additional capital following the listing, through a registered public offering or other financing transactions. Any such offering would be subject to separate registration or exemption from registration under U.S. securities laws.

EXCHANGE RATE INFORMATION

The Company’s functional and presentational currency is the Euro. However, the Company’s business is also conducted in other currencies such as $ USD and £ GBP, therefore certain amounts will need to be remeasured into Euros. Due to changes in exchange rates fluctuations, this could lead to changes in the Company’s reported consolidated financial results from period to period. Among the factors that may affect currency values are trade balances, levels of short-term interest rates, difference in relative values of similar assets in different currencies, long term opportunities for investments and capital appreciation and political or regulatory developments.

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CORPORATE HISTORY AND STRUCTURE

Davion Healthcare Plc. (“Cyprus”) was incorporated in the Republic of Cyprus on November 29, 2022 with an initial issue of 12,258,458 Ordinary Shares, along with a further 7,741,542 Ordinary Shares being issued in 2023, and an additional 5,000,000 Ordinary Shares issued in 2024, resulting in a total of 25,000,000 subsequently issued and outstanding as at December 31, 2024.

In February 2023, intellectual property was transferred from Davion Healthcare Ltd (United Kingdom) to Davion Healthcare Plc (Cyprus).

For the purposes of the consolidated financial statements included in this Restated Registration Statement, the transfer has been accounted for as a transfer of assets between entities under common control. Accordingly, the intellectual property has been recognised at the predecessor carrying amount reflected in the books and records of the UK company immediately prior to the transfer, rather than at a new acquisition value. This accounting treatment is consistent with the accounting policies described in the accompanying consolidated financial statements.

The transfer did not give rise to the recognition of a new acquisition for accounting purposes and did not result in the recognition of a new fair value for the intellectual property. The accounting carrying amount recognised in these consolidated financial statements therefore represents the predecessor carrying value of the intellectual property and should not be interpreted as representing its current market value or commercial value.

The transfer formed part of the historical transactioning of the Group's intellectual property ownership and did not affect the Company's legal ownership of the intellectual property, its commercial rights, patent portfolio, licensing arrangements or strategy for the future development and commercialisation of its technologies.

Following completion of the intellectual property transfer, on 8 June 2023 the Company issued 3,741,542 Ordinary Shares to six of the original Cyprus shareholders (excluding the Chief Executive Officer) as part of the agreed reorganisation of shareholder interests. On 11 October 2023, the Company issued a further 4,000,000 Ordinary Shares to complete the reorganisation and rebalancing of shareholder interests.

The issuance in June 2024 of 5,000,000 related to the conversion of debt to equity at a conversion of one share for every $10 of debt and also for payment in equity rather than cash to some providers of services to the Cyprus based operation.

These transactions are exempt from U.S. Securities Act registration, as they were conducted outside of the United States, and in accordance with Cyprus law and UK law at the time of the transaction. No direct selling took place that targeted the U.S. market, and in fact no direct selling took place at all.

In September 2024, Davion Healthcare Plc. was incorporated in Ireland. In December 2024, a restructuring occurred with the shareholders of Cyprus, exchanging their shares for the same number of shares in Davion Healthcare Plc. making Cyprus a wholly owned subsidiary. Since both companies were under common control, this transaction was treated similar to a “reverse merger” with the combination of both entities at December 31, 2024.

The consolidated financial statements are comprised of Davion Healthcare Plc. and its wholly owned subsidiary, Cyprus, give effect to the restructuring as if it occurred on January 1, 2023. Since Cyprus was inactive when formed, there were no transactions recognized for the period November 29, 2022 (inception) through December 31, 2022.

Davion Healthcare is a healthcare Company focusing on the development and commercialization of non-invasive home tests for the early indication of potential health anomalies.

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The Company has used third party research and development (Universities and specialized companies) together with outsourced manufacturing and design, to make products, which are then patented (where applicable), manufactured, sold and internationally distributed through planned direct manufacturing/distribution and regional third-party manufacturers/distributors agreements. In the future development pipeline, there is a range of other non-invasive home tests covering a wide variety of medical conditions which the Company expects to roll out over the next few years. However, currently no third party research and development work is taking place as the four home tests are market ready and the Company is focusing on commercialization for the time being.

When we refer to a product as being “market ready,” we mean that the product design, specifications, and manufacturing processes have been completed, and that manufacturing could commence immediately if required. The term does not refer to the completion of all regulatory filings or approvals in every jurisdiction.

BreastCheck and FootFlow have completed applicable Class I medical device self-declaration and registration or notification requirements in their initial target markets, the USA and Europe, and are commercially prepared for launch.

With respect to ThermaDerm and Testic, the remaining regulatory step prior to commercial launch in any particular country is the filing of a manufacturer’s self-declaration of conformity for a Class I medical device and the required registration or notification with the relevant regulatory authority in the country of intended distribution. These filings are generally exempt from premarket notification (510(k)) requirements. However, regulatory authorities may, on a post-market basis, request additional information to confirm the Company’s stated device classification and, in some cases, may require further testing or product modifications.

As our business develops, we may need to modify our business model or change our services and solutions. These changes may not achieve expected results, which could have a material adverse effect on our results of operations and prospects.

Furthermore, we may be unable to keep up with changes in product technology and, as a result, our competitiveness may suffer. Our research and development efforts may not be sufficient to adapt to changes in electric product technology. As technologies change, we plan to upgrade or adapt BreastCheck and introduce new models in order to continue to provide BreastCheck with the latest technology, which could involve substantial costs and lower our return on investment for existing BreastCheck. There can be no assurance that we will be able to compete effectively with alternative BreastCheck or source and integrate the latest technology into BreastCheck, against the backdrop of our rapidly evolving industry. Even if we are able to keep pace with changes in technology and develop new models, we are subject to the risk that our prior models will become obsolete more quickly than expected, potentially reducing our return on investment.

In June 2026, the Company established Davion Healthcare Ltd (UK) as a wholly owned subsidiary in the United Kingdom. Davion Healthcare Ltd (UK) subsequently established Davion Healthcare Finance Ltd as its wholly owned subsidiary. Davion Healthcare Finance Ltd was established to support the Group's acquisition financing strategy and is intended to act as issuer in connection with a proposed institutional corporate bond programme. As of the date of this Registration Statement, the bond programme has not commenced and no bonds have been issued.

Corporate Information

Shareholders should submit any inquiries to the address and telephone number of our principal executive offices, The Cube Building, Monahan Road. Cork, T12 H1XY, Ireland. Our main website is www.davionhealthcare.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is the Law Offices of David E Price PC, 3 Bethesda Metro Center, Suite 700, Bethesda, MD 20814.

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SELECTED CONSOLIDATED FINANCIAL DATA – AS RESTATED

The following selected consolidated financial data should be read with, and is qualified in its entirety by reference to, the section entitled "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

The selected consolidated financial data for the years ended December 31, 2025 and 2024 and as of December 31, 2025 and 2024 have been derived from our audited consolidated financial statements, as restated, included elsewhere in this prospectus.

The restatement reflects the revised accounting treatment of the February 2023 transfer of intellectual property, which is recognised at its predecessor carrying amount and amortised on a straight-line basis over a ten-year useful economic life commencing February 6, 2023. Accordingly, the financial information presented below reflects the restated amounts and supersedes the corresponding financial information previously reported.

We prepared our audited consolidated financial statements in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). Our historical results are not necessarily indicative of results expected for future periods.

The following tables present our Selected Consolidated Financial Data for the periods indicated.

	Year ended December 31,
	2024 As Restated	2025 As Restated
	(in €, except share and per share data)
Consolidated Statements of Operations – As Restated:
Administrative expenses	€(1,617,024)	€(1,128,980)
Research & development	(8,159)	–
Operating loss	(1,625,183)	(1,128,807)
Income tax expense	–	–
Net loss	€(1,625,183)	€(1,128,807)

Net loss per share:
Basic and diluted	€(0.07)	€(0.05)

Weighted average shares outstanding:
Basic and diluted	22,909,836	25,000,000

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Consolidated Statements of Cash Flows – As Restated
Year ended December 31	2024 As Restated	2025 As Restated
Net loss	€(1,625,183)	€(1,128,807)
Amortisation	€304,830	€304,830
Increase in VAT receivable	€(7,807)	€(8,895)
Increase in prepayments	€–	€(122,507)
Increase in amount due to related parties	€890,915	€906,301
Increase in trade and other payables	€436,577	€48,755
Net cash used in operating activities	€(668)	€(323)
Net cash from investing activities	€–	€–
Net cash provided by financing activities	€–	€1,370
Net increase/(decrease) in cash and cash equivalents	€(668)	€1,047
Cash and cash equivalents at beginning of year	€679	€11
Cash and cash equivalents at end of year	€11	€1,058
Net cash flows used in operating activities	€(668)	€(323)
Net cash flows from investing activities	€–	€–
Net cash flows from financing activities	€–	€1,370

Noncash investing & financing activities
Shares issued for amounts due to related parties	€5,600,000	€–
Shares issued for trade and other payables	€919,663	€–

The restatement of the accounting treatment of the February 2023 intellectual property transfer did not affect the Company's cash flows or cash balances for either period presented. The restatement increased the reported net loss through the recognition of amortisation expense; however, amortisation is a non-cash expense and is therefore added back in determining net cash used in operating activities. Accordingly, net cash used in operating activities remained €323 for 2025 and €668 for 2024.

	As of December 31,
	2024 As Restated	2025 As Restated
	(in €)
Consolidated Statements of Financial Position – As Restated:
Cash	€11	€1,058
Intangible assets	€2,489,448	€2,184,618
Total assets	€2,489,459	€2,185,676
Advances from related parties	€–	€907,671
Total liabilities	€39,756	€996,182
Total equity	€2,497,597	€2,325,216

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of our Consolidated Financial Condition and Results of Operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Because comparative periods have been restated, comparisons with financial statements previously filed by the Company should be made by reference to the restated financial statements contained in this Registration Statement.

Overview of Our Company

Davion Healthcare Plc is a pre-revenue Company focused on the development and commercialization of non-invasive home tests for the early indication of health anomalies. Our home tests are non-diagnostic, focusing on early indication of potential health anomalies, for which if identified, further clinical tests outside of the scope of our products would be required. We have focused our unique technologies on an exceptionally affordable home-based test system. Our strength as a Company at this early stage is twofold, that we possess our own intellectual property, patents and technology; and that to date, there are no other known competitors attempting to utilize like-technologies. We intend to operate under a planned direct manufacturing/distribution and regional third-party manufacturers/distributors model and currently have four non-invasive home tests completed, namely, BreastCheck, FootFlow, Testic, and ThermaDerm.

Our flagship product, BreastCheck, is our first product licensed and is expected to be launched in the second half of 2026 by our sole licensee. To date, we have been largely reliant on our CEO for operational funding. Going forward we intend to rely on the cash flows generated by our licensee, third party financing sources, as well as the on-going support of our CEO.

Operating Model

Our products, including BreastCheck and FootFlow, use thermography to detect small but meaningful changes in skin surface temperature. Liquid crystal film placed on the skin produces color shifts in response to temperature differences, creating a simple thermal map that highlights areas of concern. By combining film-based technology with artificial intelligence analysis of smartphone images, our products deliver standardized, reliable, and easy-to-understand results. This enables early indication at home in a safe, non-invasive, and scalable way.

Revenue from our current and future commercial operations is expected to be generated primarily from license fees and royalties received from our commercial partners. Our operating results may therefore fluctuate depending on the timing of license execution, the achievement of commercial milestones, and the sales performance of our licensees in the territories they serve.

We monitor the performance of our licensees and continually assess whether further investment or changes in commercialization strategy are required to enhance product market penetration. Should a licensee fail to meet its commercial or regulatory responsibilities, or should we identify an opportunity where direct commercialization may deliver greater value, we may elect to take over responsibility for sales, marketing, manufacturing, or warranty management for certain products. Any such shift could materially affect our cost structure, working capital needs, and revenue profile during the period of operational transition.

Future capital expenditure and operating cost forecasts therefore include the possibility of increasing internal commercialization capacity, whether through strategic hiring, investment in manufacturing or supply chain capabilities, or collaboration with additional third-party service providers to support direct sales or distribution.

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Intangible Assets and Carrying Value

The Company's principal asset comprises intellectual property relating to its portfolio of non-invasive medical device technologies, including BreastCheck, FootFlow, Testic and ThermaDerm. The intellectual property represents the core technology upon which the Company's product development, planned direct manufacturing/distribution and regional third-party manufacturers/distributors and future commercialisation strategy is based.

For the purposes of the consolidated financial statements included in this Registration Statement, the accounting treatment applied to the February 2023 transfer of intellectual property has been Restated. The intellectual property is recognised at its predecessor carrying amount and is accounted for using the cost model in accordance with IAS 38. The Company has determined that the intellectual property has a finite useful economic life of ten years commencing on 6 February 2023 and is amortised on a straight-line basis over that period.

The Restated accounting presentation reflected in these financial statements relates solely to the accounting measurement and presentation of the February 2023 transaction. It does not affect the legal ownership of the intellectual property, the validity of the underlying transaction documentation, the Company's commercial rights, planned direct manufacturing/distribution and regional third-party manufacturers/distributors arrangements or strategy for commercialising its technologies.

The carrying amount of the intellectual property reflected in the consolidated financial statements represents an accounting carrying value determined in accordance with the accounting policies adopted in these financial statements. It should not be regarded as a current market valuation or as an estimate of the commercial value of the Company's intellectual property portfolio. The future economic value of the Company's intellectual property will depend upon the successful development, regulatory approvals and registrations where applicable, commercialisation, market adoption of its products, the successful execution of its planned direct manufacturing/distribution and regional third-party manufacturers/distributors strategy and the Company's ability to generate future revenues from the commercial exploitation of its technology.

The commercial value of intellectual property may differ significantly from its accounting carrying amount, particularly where technology is at an early stage of commercialisation and future economic benefits are dependent upon the successful execution of business objectives, market acceptance and future operating performance. Accordingly, investors should not interpret the accounting carrying value reflected in the consolidated financial statements as representing the current market value or future commercial value of the Company's intellectual property portfolio.

Amortisation and Impairment Assessment

The Company amortises its intellectual property on a straight-line basis over its estimated useful economic life of ten years commencing on 6 February 2023. The estimated useful life is reviewed at each reporting date to determine whether events or changes in circumstances indicate that a revision to the remaining useful life is appropriate.

In addition to amortisation, the Company assesses its intellectual property for impairment in accordance with IAS 36 whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In performing this assessment, management considers a range of factors, including product development progress, regulatory developments, commercial performance, planned direct manufacturing/distribution and regional third-party manufacturers/distributors arrangements, projected future cash flows, technological developments and prevailing market conditions.

Based on management's assessment as of the reporting date, no impairment loss has been recognised. However, impairment assessments require the exercise of significant judgement and are based upon assumptions regarding future events and economic conditions. Changes in those assumptions, or adverse developments affecting the Company's products, technology, regulatory environment, commercial activities or market conditions, could result in the recognition of impairment charges in future reporting periods.

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Shifting From Development to Commercialization

To date, we have not generated any revenue and do not expect to do so until the second half of 2026 at the earliest. Since our inception in 2022, our focus has been on the development, research, and registration of a portfolio of innovative medical devices, which we anticipate will form the foundation of our future revenue streams. These activities have required investment in product finalization, regulatory approvals, and intellectual property protection.

Our expenses have costs associated with obtaining regulatory approval in key markets, including the United States, Europe, and the United Kingdom. The approval of our products in these regions represents a major milestone, positioning us for future commercial success.

Consequently, our financial performance to date reflects the nature of a pre-revenue Company, with substantial outflows administrative costs necessary to bring our products to market, as well as our efforts to become a public Company in 2025. Our ability to generate revenue in the future will depend on the successful commercialization of our products, especially BreastCheck, which we believe will enable us to recoup the substantial costs incurred during the development phase and drive sustainable financial performance going forward.

In 2025, the Company entered into a global manufacturing and distribution agreement with NeuRX Health Inc. relating to BreastCheck. The agreement, as subsequently amended, contemplated license fees, equity consideration and minimum royalty payments over its contractual term. No revenue was recognised under the agreement during the year ended December 31, 2025.

Subsequent to the reporting period, the Company terminated the agreement. Accordingly, the NeuRX agreement no longer forms the basis of the Company's prospective manufacturing, distribution or revenue model. The Company has subsequently adopted a flexible commercialization strategy under which BreastCheck, and the Company's other products may be manufactured and distributed directly by the Company or members of the Davion group and/or through third-party manufacturers and distributors appointed on a regional or territory-specific basis. NeuRX may remain a non-exclusive distributor of BreastCheck in the United States subject to any separate distribution arrangement entered into between the parties.

In September 2025, Davion entered into a 1-year infrastructure, software and services agreement to complete the development of our regulatory compliant database that will house data first party data for €0.7 million. The company intends to initially launch BreastCheck in the U.S. in the second half of 2026, with additional launches in international markets commencing in 2027, subject to market conditions.

To date, we have not entered into any additional license agreements for our other products.

Related Parties

The Company’s operating expenses in 2025 have been funded by Jack Kaye, its CEO, who owns 41% of the outstanding shares of Davion. Mr. Kaye and the related entities he controls are owed €0.9 million as of December 31, 2025, related to costs associated with funding the operating needs of the Company. See Note 21 to our consolidated financial statements for additional information regarding related party transactions. Mr. Kaye has pledged his on-going financial for the next twelve months from the issuance date of our financial statements.

Recent Business Developments

In August 2025, the Company filed a registration statement with the United States Securities & Exchange Commission to list its 25 million outstanding Ordinary Shares on Nasdaq’s Global Market, solely to permit its registered shareholders the ability to trade their shares in the United States. The registered shareholders may or may not, elect to sell their Ordinary Shares covered by the registration statement, as and to the extent they determine. The Company will receive no proceeds from the direct listing and the Company’s registration statement became effective on November 28, 2025. As such, the Company is subject to the reporting requirements under the Securities & Exchange Commission as a foreign private issuer but is still awaiting clearance from Nasdaq to be listed in 2026.

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United Kingdom Operations and Acquisition Financing

In June 2026, the Company established Davion Healthcare Ltd (UK) in the United Kingdom as part of the Group's expansion of its UK operations. Davion Healthcare Ltd (UK) subsequently established Davion Healthcare Finance Ltd as its wholly owned subsidiary to support the Group's acquisition financing activities. Davion Healthcare Finance Ltd is intended to act as issuer under a proposed institutional corporate bond programme. The programme has not commenced and no bonds have been issued or proceeds raised as of the date of this Registration Statement.

See additional recent business developments as further described in Note 19 “Events after our reporting date”, in our December 31, 2025 audited consolidated financial statements contained elsewhere in this prospectus.

Operating Results

Year ended December 31, 2025 vs. 2024

For the year ended December 31, 2025 and 2024, we did not generate any revenue and incurred operating losses of €1.1 million and €1.6 million, respectively. The €0.5 million decrease in operating losses in 2025 was principally due to €1.1 million of lower executive and director compensation costs due to them waiving accrual of fees in 2025, partially offset by new higher costs for professional fees related to audit and accounting fees of €0.4 million and €0.2 of increased costs related to our infrastructure and software services agreement that began in September. As such, our expense run rate through December 31, 2025, is not indicative of our future cost structure.

The Company’s effective tax rate was 0% in 2025 and 2024, respectively, as the Company did not recognize any deferred tax assets associated with its cumulative net operating losses.

In January 2026, the 2025 executive service agreements for our CEO, Mr. Kaye and our COO, Mr. Over. were cancelled with no amounts owing. The Company has agreed that the new 2026 executive service agreements shall be established immediately prior to, or within fourteen days following, the listing of the Company’s securities on a regulated stock exchange. Such new agreements shall: reflect the current operational and financial position of the Company as a pre-revenue entity; and provide for compensation, benefits, and incentive arrangements commensurate with those typically applicable to executives of comparable small-capitalization publicly listed companies. Additionally, fees under these agreements will not accrue until such time that the Company is listed, consistent with our CFO’s annual service agreement (~€0.1 million service fee plus stock grant) and our annual renumeration of our independent directors (~€0.7 million in cash and stock).

Our operating cost structure is expected to increase in 2026 for non-recurring fees and recurring higher operating costs as a publicly listed Company. We expect to incur non-recurring fees associated with our direct listing and financial advisory fees of approximately $0.6 million in cash and non-cash fees related to the issuance of 225,000 Ordinary Shares on our listing date. In addition to the higher executive service fees and independent director fees noted above, we expect our recurring run rate operating costs to increase for legal, insurance, accounting, investor relations, stock compensation, technology infrastructure and compliance costs. Additionally, we will incur higher financing costs, including interest and fees related to capital advisory costs and a convertible note entered into in the first quarter of 2026. See Liquidity and Capital Resources section Capital Transactions & Commitments for additional information. Finally, we expect to incur higher financing costs to fund future growth plans once we are listed.

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Liquidity and Capital Resources

Since our inception, we have relied exclusively on the personal financial support of our Chief Executive Officer, who has provided all of our funding to date through his private companies and to a lesser extent, share issuances in settlement of amounts owed third party service providers. At December 31, 2025, the Company had related party advances from our CEO of €0.9 million. On June 30, 2024, the Company settled advances due to our CEO and third party service providers totaling €6.5 million (see Noncash financing activities below and “Related Party Transactions” section for additional information). To reduce the cash operating needs of the Company in 2025, the executive officers and the independent directors waived accrual of their 2025 compensation until such time that the Company is listed on Nasdaq and has raised at least $5 million in capital.

The Company expects future revenues and cash inflows to be derived from commercialization of its registered Class I product portfolio through a combination of direct product sales, distribution arrangements, manufacturing arrangements and regional or territory-specific licensing agreements. The timing and amount of such future cash flows remain subject to successful commercialization, the appointment and performance of third-party commercial partners where applicable, market acceptance and the Company's ability to develop the infrastructure necessary for direct commercialization. The Company believes that as of the date of this Annual Report, that with its current capitalization, our Chief Executive Officers’ ongoing financial support, and expected future contractual inflows and the third party financing arrangements entered into during March 2026, it has sufficient financial resources to meet its obligations for at least the next 12 months. See Capital Transaction & Commitments section below.

Cash Flows

We have €1,058 and €11 of cash at December 31, 2025 and 2024, respectively. We are dependent on our CEO to fund our operating expenses through his on-going advances which were €0.9 million as of December 31, 2025.

	Year ended December 31,
	2025 €	2024 €
Net cash used in operating activities	(323)	(668)
Net cash from investing activities	–	–
Net cash provided by financing activities	1,370	–

Net increase/(decrease) in cash and cash equivalents	1,047	(668)

Operating Cash Flows

Cash flows used in operations during 2025 were principally due to an increase in prepaid assets for travel-related advances for establishing operations.

The cash flow used in operating activities in 2024 was principally driven by higher VAT receivables, due to increased spending.

Financing Cash Flows

Financing cash flows in 2025 related to cash advances by our CEO into the Company’s bank accounts, instead of making payments to Company’s vendors directly.

Noncash Financing Activities

In 2024, the Company issued Ordinary Shares to its executive officers and third parties in satisfaction of trade and related party advances in total of €6.5 million.

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Capital Transactions & Commitments

Advisory Fees & Share Commitments

In June 2025, the Company entered into a direct listing advisory engagement with Revere Securities LLC (“Revere”), pursuant to which Revere was appointed as the Company’s listing advisor in connection with its proposed direct listing on the Nasdaq Global Market. Under the terms of this engagement, Revere provides advisory services relating to listing preparation, coordination with professional advisors, investor engagement, and overall transaction management.

Revere has also been appointed to act as the Company’s lead market maker in connection with the direct listing, subject to applicable exchange rules.

In February 2026, the Company entered into a separate, non-exclusive financial advisory agreement with Maxim Group LLC (“Maxim”), pursuant to which Maxim provides general financial advisory and investment banking services to the Company. These services include advising on strategic planning, capital structure, potential financings, investor communications, and matters relating to a potential listing on a U.S. securities exchange.

Under the terms of the Maxim agreement, the Company has agreed to pay customary advisory and success-based fees in connection with any financing or transaction introduced or supported by Maxim, including a cash fee based on a percentage of capital raised and equity-based compensation in the form of Ordinary Shares, subject to applicable terms and conditions.

Both Revere and Maxim act in advisory capacities only. Neither arrangement constitutes a firm commitment underwriting, and neither party is acting as an underwriter in connection with the Company’s direct listing. This direct listing does not involve a firm commitment underwriting.

Copies of the Revere engagement agreement and the Maxim financial advisory agreement are filed as exhibits to this Registration Statement.

Secured Convertible Note Due September 2026

On March 10, 2026, the Company received $1,500,000 of cash related to the issuance of a $1,655,000 secured promissory note (“the Note”) from Streeterville Capital LLC, that matures six months from the date of issuance, at a 9% interest rate. The Company has three options to extend the maturity date through June 2027 for an additional fee. The Note is convertible into Ordinary Shares at a fixed price of $12.36 per share at the holder’s option anytime. The Note may be prepaid at a premium of 115% of the outstanding balance subject to Company not being in default. The Company is required to paydown the Note with 20% of any fundraising proceeds up to the maximum amount outstanding. The Note is secured by a security interest in certain intellectual property. Additionally, the investor received 200,000 warrants subject to the following conditions: i) a term of 12 months from the effective date of the Company’s listing on Nasdaq, ii) at an exercise price of $13.00 and iii) exercisable for cash only. The Company is required to register Ordinary Shares sufficient to cover the full conversion of the Note at the fixed price plus the shares underlying the warrants or approximately 139,925 shares. A copy of the term loan facility agreement is filed as Exhibit 10.12 to this Registration Statement.

Contingent Term Loan

On March 24, 2026, the Company entered into an irrevocable committed term loan facility agreement with Vienna Capital Partners, LLC (the “Lender”), pursuant to which the Lender has agreed to make available to the Company a committed term loan facility of up to $2.0 million.

The availability of the facility is conditional upon the Company’s Ordinary Shares being admitted to trading on the Nasdaq Global Market, and the availability period extends for 365 days from the date of commencement of trading. The Company may request one or more drawdowns during this period, in minimum amounts of $250,000, at its discretion.

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Amounts drawn under the facility bear interest at a rate of 15.0% per annum and are repayable 15 months from the date of each drawdown. The Company may prepay amounts outstanding under the facility at any time without penalty.

In connection with the facility, the Company has agreed to pay a non-refundable origination fee equal to 1.0% of the total facility amount.

The proceeds of the facility are intended to be used for working capital and general corporate purposes. A copy of the term loan facility agreement is filed as Exhibit 10.12 to this Registration Statement.

Future Capital Needs

To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our shareholders, while the incurrence of debt financing or convertible debt would result in debt service obligations. Such debt instruments also could introduce covenants that might restrict our operations. We may require additional capital to support business growth and objectives, including acquiring complimentary companies to our business or additional intellectual property, and this capital might not be available on acceptable terms, if at all.

The Company has established Davion Healthcare Finance Ltd, through its United Kingdom subsidiary Davion Healthcare Ltd (UK), to support its acquisition financing strategy, including a proposed institutional corporate bond programme. The proposed programme has not commenced and, as of the date of this Registration Statement, no bonds have been issued and no proceeds have been raised. Accordingly, no proceeds from the proposed bond programme have been included as presently available liquidity.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our senior management has discussed the development, selection and disclosure of these estimates with our Board of Directors. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and related notes and other disclosures included in this report.

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Intellectual Property Transferred – Related Party Transaction

In February 2023, the Company issued 12,258,458 shares in a transfer of I.P at carry value from Davion Healthcare Ltd (UK) to Davion Healthcare Plc (Cyprus), under which, the transfer formed part of a single common-control transaction in which control over the intellectual property did not change before or after the transaction.

The Company obtained through the common-control transfer, a collection of identifiable intellectual property rights at a point in time and obtained control over those rights. Davion Healthcare Ltd (UK) did not retain any obligation to perform future development activities or provide services to the Company, and the Company assumed full responsibility for completing and commercializing the technology. Management determined that the intellectual property was legally transferred to the Company as part of a common-control transaction in which there was no change in control over the intellectual property before or after the transfer.

Intangible Assets – Amortisation of Intellectual Property

The Company's finite-lived intangible assets comprise a single class of transferred technology representing its core intellectual property. The intellectual property was recognised at its predecessor carrying amount of approximately €3.05 million and is subsequently carried at that amount less accumulated amortisation and any accumulated impairment losses. The intellectual property is amortised on a straight-line basis over a useful economic life of 10 years commencing on 6 February 2023. Accordingly, amortisation expense is reflected in the Company's restated financial statements

Impairment Testing Methodology

At each reporting date, the Company assesses whether there is any indication that the intellectual property may be impaired. Where such an indication exists, the Company estimates the recoverable amount of the cash-generating unit (‘CGU’) to which the intellectual property is allocated. The Company may also perform impairment assessments at other times where events or changes in circumstances indicate that the carrying amount may not be recoverable.

The recoverable amount of the CGU is determined based on value in use, which represents the present value of the future cash flows expected to be derived from the continued use of the CGU. This approach reflects management’s assessment of the economic benefits expected to be generated by the intellectual property through its use in the Company’s operations. Because the recoverable amount was determined using a value in use methodology, the impairment assessment does not represent a fair value measurement.

The Company performed its annual impairment assessment using a value-in-use model, which incorporates projected future cash flows that are expected to be generated through direct commercialization, licensing and distribution arrangements. associated with the Company’s intellectual property that are yet to be launched. The Company’s assessment is based in part on management’s evaluation, which incorporates information derived from a third party valuation prepared for inter management’s internal use, together with externally observable evidence, including the execution of an arm’s length licensing agreement with a third party. While management has applied judgment in assessing the methodologies and assumptions utilized by the third party valuation specialist, the Company does not rely on internal equity valuations, implied market capitalization or internally generated valuation multiples in assessing recoverability.

References to assumptions used in estimating future cash flows, discount rates and other valuation inputs are solely for purposes of determining recoverable amount in accordance with IAS 36, Impairment of Assets, and do not represent a fair value measurement of the intellectual property under IFRS 13, Fair Value Measurement.

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For 2025, the key assumptions used in our discounted cash model included:

•	management’s projected cash flows for the period 2026 through 2031, including revenues and operating margins from contractual license terms and expected future product launches.
•	a terminal value calculated using a 2.5x EBIT multiple
•	a progressively increasing discount rate reflecting the early-stage nature and risk of the Company’s product commercialization strategy 30% - 47.5%.

The impairment test requires management to make significant estimates and assumptions regarding projected cash flows, inclusive of product commercialization timelines, expected market penetration, planned direct manufacturing/distribution and regional third-party manufacturers/distributors revenue growth, royalty structures, as well as risk adjusted discount rates reflecting the risk profile of the business. Management's forecasts reflect its current commercialization strategy, including anticipated direct product sales and potential regional manufacturing, licensing and distribution arrangements. These commercialization activities remain subject to execution risk, and actual results could differ materially from management's estimates and assumptions.

Sensitivity to Changes in Assumptions

Management performed sensitivity analysis on the underlying key assumptions related to the projected cash flows and the risk adjusted discount rates. Management has determined that, while the recoverable amount of the CGU is sensitive to changes in certain key assumptions, reasonably possible changes in those assumptions, based on management’s assessment, would not be expected to result in the carrying amount of the CGU exceeding its recoverable amount as of the reporting date.

Based on the impairment testing performed, the recoverable amount of the intellectual property exceeded the carrying amount of the intellectual property at December 31, 2025. Accordingly, no indicators of impairment were identified and as a result, no impairment loss was recorded at December 31, 2025 and 2024.

The Company’s estimate of the value in use amount as of December 31, 2025 has increased following the transferred intellectual property in February 2023 due to regulatory registration of its products, technical milestones achieved and the signing of a 10 year $220 million global distribution agreement that supports commercial forecasts.

Impairment Losses

If the carrying amount of the CGU exceeds its recoverable amount, an impairment loss is recognized in profit or loss. Any impairment loss recognised in respect of the Company's finite-lived intellectual property is accounted for in accordance with IAS 36. The intellectual property continues to be amortised over its remaining estimated useful economic life, subject to any revision of that useful life in accordance with IAS 38.

See “Risk Factors — We may not fully recover the value of our intellectual property portfolio” for additional discussion of the uncertainties inherent in management’s estimates and the potential for such estimates to differ materially from the amounts reflected in our financial statements.

Going Concern

Management believes the Company is a going concern and has sufficient sources of cash to operate for the next twelve months based upon its current cash resources, the ongoing financial support from the Company's CEO, the financing arrangements entered into during 2026 and anticipated future cash flows from commercialization of the Company's product portfolio. Such commercialization may include direct sales and manufacturing as well as regional or territory-specific licensing and distribution arrangements.

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Recent Accounting Pronouncements

See recent accounting pronouncements applicable to Davion as described in Note 2 “Adoption of new and Restated IFRS accounting standards, new accounting policies and changes in accounting policies”, in our December 31, 2025, audited consolidated financial statements contained elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Our activities expose us to a variety of market risks. Our primary market risk exposures relate to currency risk and geopolitical market risk. To manage these risks and our exposure to the unpredictability of financial markets, we seek to minimize potential adverse effects on our financial performance where possible.

Currency Risk

Currency risk manifests itself in transaction exposure, which relates to business transactions denominated in foreign currency required by operations (purchasing and selling) and/or financing (interest and amortization). We currently do not engage in transactional hedging or translational hedging to protect our net investment in our Cyprus operation. As the Company commences commercialization through direct product manufacturing and distribution and through third-party manufacturing, licensing or distribution arrangements in multiple jurisdictions, it expects to have transactional foreign currency exposure arising from product sales, purchases, license fees, royalties and other commercial transactions denominated in currencies other than its functional currency. See recent accounting pronouncements applicable to Davion as described in Note 2 “Adoption of new and Restated IFRS accounting standards, new accounting policies and changes in accounting policies”, in our December 31, 2025, audited consolidated financial statements contained elsewhere in this prospectus.

Geo Political Market Risk

As more fully described in Note 13 to our annual consolidated financial statements, the Company has no direct exposure to Russia, Ukraine and Belarus or to Israel, the Gaza Strip and Iran and as such does not expect significant impact from direct exposure to these countries.

Despite the limited direct exposure, the conflicts are expected to negatively impact the tourism and services industries in Cyprus. Furthermore, the increasing energy prices, fluctuations in foreign exchange rates, unease in stock market trading, rises in interest rates, supply chain disruptions and intensified inflationary pressures may indirectly impact the operations of the Company. The indirect implications will depend on the extent and duration of these crisis and remain uncertain.

Trading Matters

Management does not control and cannot predict the timing of the commencement of trading, the opening price, or the liquidity of the Company’s Ordinary Shares. Management’s focus following the commencement of trading will be on operating the business in accordance with applicable disclosure obligations and corporate governance standards.

Registration Effectiveness

The Registration Statement became effective pursuant to Section 8(a) of the Securities Act. Post-effective amendments filed after effectiveness are not required to be reviewed or commented upon by the Securities and Exchange Commission. The absence of Staff comments does not affect the legal effectiveness of the Registration Statement.

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DAVION HEALTHCARE PLC AND SUBSIDIARY

COMPANY

Directors

Jack Kaye
George Barry Jackson	(Resigned 27 April 2024)
David Paul Alexander Over
Jonathan Robin Chadwick	(Appointed 1 February 2024 and resigned 27 April 2024)
Julian Fernand Sluyters	(Appointed 1 February 2024 and resigned 27 April 2024)
Kevin Malcolm Riches	(Appointed 1 February 2024 and resigned 29 April 2024)
Mark Bernard Battles	(Appointed 1 February 2024 and resigned 27 April 2024)
Susan Matteson King	(Appointed 1 February 2024 and resigned 29 April 2024)
Vasim Ul-Haq	(Appointed 1 February 2024 and resigned 27 April 2024)
William Eric Peacock	(Appointed 1 February 2024 and resigned 29 April 2024)
Jan Dulman
Andreas Ttofi

In April 2024, as a result of the postponement of the Cyprus Company’s listing plans, it was decided that such a large board of 10 directors was not required at that time, and the board was reduced to 2 executive directors. The directors that resigned all remained shareholders. Subsequent to these resignations in April 2024, in January 2025 when the Company had redomiciled in Ireland, Sir Eric Peacock, Kevin Riches, Susan M King and Julian Sluyters rejoined the board in non-executive capacities. In December 2025 Jan Dulman (non-executive director) and Andreas Ttofi (Chief Financial Officer) joined the board.

Company Corporate Secretary:	Kurdam Limited

Kurdam Limited provide Company secretarial services to Davion Healthcare Plc. Under Irish corporate law, as a public Company a secretary – individual or corporate must be appointed to manage filings of Irish corporate documents and organize shareholder meetings and resolutions along with votes cast. They are not a member of the board but act upon instructions form the board.

Company number:	772522

Registered office:	MC2 Accountants Limited
Penrose Wharf Penrose Quay Cork
Ireland T23 XN53

Auditor:	WithumSmith+Brown, PC
1835 Market Street, Suite 1710
Philadelphia, PA, 19103-2945
United States of America

Bankers:	Bank of Cyprus

Provide banking services to the Company through its Cyprus subsidiary Davion Healthcare Ltd, maintaining USD $, Euro € and GBP £ accounts for the Company.

Bank of Ireland

Provide banking services to the Company in Ireland, maintaining USD $, Euro € and GBP £ accounts for the Company.

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BUSINESS

Our Mission

Our mission is to afford early non-invasive indication of possible physical abnormalities including breast growths, testicular growths, blood flow and more.

Overview

Davion Healthcare Plc was originally incorporated in Cyprus as a public limited Company on November 29, 2022 and subsequently re-domiciled its Company headquarters to Ireland in September 2024, maintaining an operation in Cyprus through our wholly owned subsidiary, Davion Healthcare Ltd (Cyprus). We moved the Company from Cyprus to Ireland within the European Union community, where it can more easily focus on developing its range of home tests for a range of home test products, to identify potential medical conditions and provide early warning to enable further clinical examination where applicable.

The Company uses third party research and development (Universities and specialized companies) together with outsourced manufacturing and design, to make products, which are then patented (where applicable), manufactured, sold and internationally distributed through planned direct manufacturing/distribution and regional third-party manufacturers/distributors agreements.

Operating Model

The Company operates under a flexible commercialization model pursuant to which it designs, develops and, where applicable, patents medical products and non-diagnostic devices and may manufacture, market, sell and distribute those products directly, through members of the Davion group, or through third-party manufacturers, licensees and distributors appointed on a regional or territory-specific basis.

Structure of Licensing Arrangements

Under the Company’s standard form of licensing agreement, where such licensee is granted the right, on an exclusive or non-exclusive basis depending on the territory and product, to manufacture and/or distribute the licensed product within a defined geographic region. The Company typically retains ownership of all intellectual property and grants the licensee a limited, revocable right to use the Company’s patents, trademarks, and proprietary know-how solely for the purpose of manufacturing and commercializing the licensed product in the agreed territory.

Allocation of Responsibilities

Licensees are generally responsible for:

•	Regulatory compliance and filings in their licensed territories, including product registration, notifications, and ongoing post-market surveillance;

•	Manufacturing and quality systems, including compliance with applicable quality management standards (such as ISO 13485) and local regulatory manufacturing requirements;

•	Marketing, sales, and distribution, including pricing strategy, channel development, and relationships with pharmacies, online platforms, and, where applicable, healthcare institutions; and

•	Customer service, warranty administration, and product recalls within their territories.

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The Company retains responsibility for:

•	Product design and development and ongoing improvements to the underlying technology platform;

•	In territories where the Company wishes to commence product distribution, it will be responsible for regulatory compliance until such time that a licensee has been appointed and assumed control of the territory;

•	Maintenance and enforcement of intellectual property rights; and

•	Providing technical support and training materials to licensees as reasonably required under the applicable license agreements.

Economic Terms

The Company’s licensing agreements typically provide for:

•	An upfront or periodic licensing fee payable upon execution of the agreement or upon the achievement of specified regulatory or commercial milestones; and

•	Ongoing royalty payments calculated as a percentage of gross or net sales, or on a per-unit basis, for products manufactured and/or sold by the licensee within the licensed territory.

Current Commrrcialisation Strategy and Distribution Agreements

The Company previously entered into a global manufacturing and distribution agreement with NeuRX Health Inc. covering BreastCheck. That agreement has subsequently been terminated and NeuRX no longer holds exclusive or global manufacturing or distribution rights in respect of BreastCheck.

Following termination of the agreement, the Company has adopted a flexible commercialization strategy. The Company may manufacture and distribute BreastCheck and its other products directly, through subsidiaries or other members of the Davion group, or through third-party manufacturers and distributors appointed on a regional or territory-specific basis. Depending upon the relevant market and commercial circumstances, such arrangements may be exclusive or non-exclusive and may relate separately to manufacturing, distribution, marketing or combinations of those activities.

The Company believes that this structure provides greater flexibility to select commercial partners according to their capabilities and geographic market strength rather than relying upon a single global counterparty. The Company may also elect to retain direct control of manufacturing or distribution in markets where management believes doing so is commercially advantageous.

NeuRX Health Inc. may continue to participate in the commercialization of BreastCheck as a non-exclusive distributor in the United States, subject to the terms of any separate distribution arrangement entered into between NeuRX and the Company. NeuRX does not hold exclusive worldwide manufacturing or distribution rights following termination of the previous agreement.

The Company is evaluating manufacturing and distribution arrangements in the United States, Europe, the United Kingdom and other international markets for BreastCheck and its other products. There can be no assurance as to the timing or terms upon which any additional manufacturing, licensing or distribution agreements will be entered into.

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Target Markets for Additional Licensing

The Company is actively seeking additional regional and global licensees in North America, Europe, and the Middle East for its other products, including FootFlow, Testic, and ThermaDerm. These arrangements are expected to follow a similar licensing structure, with territorial exclusivity and performance-based milestones designed to promote timely commercialization and market penetration.

Revenue Recognition and Cash Flow

The Company expects to recognize revenue from licensing fees and royalties in accordance with IFRS 15, Revenue from Contracts with Customers, based on the satisfaction of performance obligations under its licensing agreements. Cash flows are expected to be derived primarily from milestone-based license fees and recurring royalty payments tied to the volume of products manufactured and/or sold by licensees.

Risks and Limitations of the Licensing Model

The Company planned direct manufacturing/distribution and in addition through regional third-party manufacturers/distributors or licensees. The Company’s ability to generate revenue and expand its market presence is dependent on the performance, regulatory compliance, and commercialization efforts both directly and indirectly. Delays in regulatory filings, manufacturing scale-up, or market adoption by licensees could materially and adversely affect the Company’s revenues and growth prospects. There can be no assurance that the Company will be able to secure additional licensees for its products on commercially acceptable terms, or at all.

Although our strategic model is licensing-driven, we continually evaluate market conditions and the performance of our licensees. If we determine that a licensee has failed to meet its obligations or if commercial, operational, or regulatory conditions change, we may elect to assume responsibility for manufacturing, sales, or distribution of one or more of our products directly. Such a transition may require additional capabilities, resources, and investment and may involve a period of operational realignment as we establish or expand internal commercialization capacity.

Our Competitive Strengths

We have focused our unique technologies on an exceptionally affordable home-based test system. Our strength as a Company at this early stage is twofold, that we possess our own IP, patents and technology; and that to date, there are no other known competitors attempting to utilize like-technologies.

The Company’s intellectual property portfolio consists primarily of issued patents and pending patent applications covering its thermographic medical non-diagnostics testing platform, including the use of thermochromic liquid crystal film, differential temperature mapping, non-invasive home non-diagnostic configurations, and related software and system architectures. The Company seeks to protect its technology through a combination of patents, trademarks, confidentiality agreements, and proprietary know-how. The following table summarizes the Company’s major patents and patent applications as of the date of this prospectus:

Major Patents and Patent Applications

Patent / Application No: US K832989 (510(k) reference only)

Scope and Technology: Differential temperature sensing using thermochromic liquid crystal film for breast thermography

Type of Protection: regulatory clearance reference, not patent

Jurisdiction: United States

Expiration / Expected Expiration: Expired 2015

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Patent / Application No: GB2208671.4

Scope and Technology: Differential temperature sensing using thermochromic liquid crystal film for breast thermography

Type of Protection: Patent

Jurisdiction: UK

Filing Date: March 2023

Expiration / Expected Expiration: 2043

Patent / Application No: PCT/IB2023/056131

Scope and Technology: Differential temperature sensing using thermochromic liquid crystal film thermography

Type of Protection: Patent

Jurisdiction: Worldwide including USA EU and UK

Filing Date: May 2023

Expiration / Expected Expiration: 2043

Patent / Application No: US18873943

Scope and Technology: Differential temperature sensing using thermochromic liquid crystal film thermography

Type of Protection: Patent

Jurisdiction: USA

Filing Date: June 2024

Expiration / Expected Expiration: 2044

Patent / Application No: GB2619725

Scope and Technology: Differential temperature sensing using thermochromic liquid crystal film thermography

Type of Protection: Patent

Jurisdiction: UK

Filing Date: June 2022

Grant Date: March 2025

Expiration / Expected Expiration: 2042

Patent / Application No: US 63801907 GB2502375.5

Scope and Technology: FootFlow

Type of Protection: Patent

Jurisdiction: UK USA

Filing Date: Aug 2024

Expiration / Expected Expiration: 2044

Patent / Application No: GB2502366.4

Scope and Technology: Testic

Type of Protection: Patent

Jurisdiction: UK

Filing Date: Aug 2024

Expiration / Expected Expiration: 2044

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Patent / Application No: PCT 2502368.0

Scope and Technology: ThermaDerm

Type of Protection: Patent

Jurisdiction: PCT

Filing Date: May 2024

Expiration / Expected Expiration: 2044

No granted patents were transferred as part of the intellectual property in February of 2023. The Company’s issued patents generally have a statutory term of 20 years from the earliest non-provisional filing date, subject to the payment of maintenance fees and potential term adjustments. The Company’s pending patent applications, including international PCT filings, are subject to examination and may not result in issued patents in all jurisdictions.

In addition to patent protection, the Company relies on trade secrets, proprietary manufacturing processes, software source code, and confidentiality and invention assignment agreements with employees, consultants, and commercial partners to protect its intellectual property.

The Company believes that its intellectual property portfolio provides meaningful protection for its core technology; however, there can be no assurance that its patents will not be challenged, invalidated, circumvented, or that its pending applications will result in issued patents with claims of sufficient scope to provide competitive advantage.

When we refer to a product as being “market ready,” we mean that the product design, specifications, and manufacturing processes have been completed, and that manufacturing could commence immediately if required. The term does not refer to the completion of all regulatory filings or approvals in every jurisdiction.

BreastCheck and FootFlow have completed applicable Class I medical device self-declaration and registration or notification requirements in their initial target markets, the USA and Europe, and are commercially prepared for launch.

With respect to ThermaDerm and Testic, the remaining regulatory step prior to commercial launch in any particular country is the filing of a manufacturer’s self-declaration of conformity for a Class I medical device and the required registration or notification with the relevant regulatory authority in the country of intended distribution. These filings are generally exempt from premarket notification (510(k)) requirements. However, regulatory authorities may, on a post-market basis, request additional information to confirm the Company’s stated device classification and, in some cases, may require further testing or product modifications.

Each of the Company’s products — BreastCheck, FootFlow, Testic, and ThermaDerm — are designed and intended to be sold directly to consumers over the counter, without the involvement of a healthcare professional, subject to compliance with applicable regulatory requirements in each jurisdiction.

The ability to sell a product which may be sold over the counter, is a product-specific determination and does not apply to all Class I medical devices generally. BreastCheck and Footfalls have completed applicable Class I medical device self-declaration and registration or notification requirements in their initial target markets and are commercially prepared for launch.

Testic and ThermaDerm are generally exempt from premarket notification (510(k)) requirements, beyond the manufacturer’s standard Class I medical device declaration of conformity and the required registration or notification of the products with the relevant regulatory authority in each country in which the products are planned to be marketed.

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BreastCheck

Davion Healthcare Plc specializes in the design, development, manufacture and global distribution of non-invasive home tests to provide early-stage warning of health anomalies.

Our home test products, including BreastCheck and FootFlow, are based on the principle of thermography, which measures and maps variations in skin surface temperature. Subtle changes in temperature can indicate underlying physiological conditions. For example, areas of increased blood flow or inflammation typically generate more heat, while poor circulation may present as cooler regions.

To capture these variations, we use liquid crystal film, a thin layer of cholesteric liquid crystals engineered to respond to narrow temperature ranges (typically 32–38°C, the normal skin surface range). When the film is placed on the skin, its molecular structure shifts in response to local temperature, producing distinct color changes. These color patterns form a thermal map that highlights relative differences across the skin surface.

The approach is non-invasive, real-time, and reversible. It allows for comparative assessment between symmetrical body areas—such as left versus right breast tissue, or one foot versus the other—to identify meaningful differences that may indicate potential health anomalies.

BreastCheck and FootFlow, use thermography to detect small but meaningful changes in skin surface temperature. Liquid crystal film placed on the skin produces visible color shifts in response to temperature differences, creating a thermal map that highlights areas of potential concern.

The current configuration is designed for home use and is listed as a Class I medical device under applicable self-declaration and registration frameworks. The Company has not conducted large-scale, randomized clinical trials for the current home-use configuration. Product performance and reliability are supported by internal testing, prototype validation, and applicable regulatory registrations for Class I medical devices. Safety and efficacy of our products are determinations that are solely within the authority of the FDA or similar foreign regulators.

Applied to our product pipeline, this technology underpins:

•	BreastCheck – Early indication of abnormal breast tissue patterns where localized heat may signal increased vascular activity.
•	FootFlow – Monitoring of diabetic circulation in the feet and hands, where cooler regions may indicate impaired blood flow and hotter regions may suggest infection or inflammation.
•	Other pipeline products – Including skin health and wound monitoring applications, where localized temperature changes can track inflammation or healing progress.

The integration of artificial intelligence enhances this process. Images of the liquid crystal film taken with a smartphone are transmitted to a secure back-end server, where AI algorithms quantify color patterns, adjust for lighting and environmental variables, and recognize thermal anomalies with greater sensitivity than manual observation. This provides standardized, reproducible results and supports scalable remote monitoring.

By combining liquid crystal film with AI-enabled analysis, our products convert simple temperature mapping into actionable health insights, making early indication of potential anomalies more accessible and reliable for home users.

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Our first product for roll-out is “BreastCheck”. BreastCheck is a non-invasive test for breast abnormalities. The test can be carried out at home and takes less than 15 minutes. The results are immediate and BreastCheck provides a guide in the first stage identification of potential breast abnormalities. While BreastCheck is not a replacement for a mammogram, it is positioned as an early stage first line investigative device for identifying potential anomalies which may require further clinical investigation. The patented technology behind BreastCheck is registered with the FDA as Class I medical device in the USA under group registration number 3027486037, as a Class I medical device. It is non diagnostic and non-invasive, and as such, is eligible as a product that may be sold over the counter in pharmacies or on-line without medical prescription. It is also registered with the relevant regulatory authorities in the EU and the UK. The Company has filed and have had accepted and registered, a patent under the following patent reference GB2208671.4 (dated 06/14/2022). The patent gives coverage in the USA as part of a group of countries covered under international patent law.

BreastCheck is a non-invasive, low-cost way to routinely monitor for breast abnormalities and is intended to be used as an adjunct to established procedures for the indication of breast disease, such as clinical breast examination and mammography. Abnormalities within the breast frequently produce additional breast heat. BreastCheck averages temperature at three areas on each breast. By comparing the temperature of corresponding areas of one breast to the other, and entering the results on our Mobile App, results can be interpreted immediately. A non-invasive adjunct to mammograms in aiding early-stage warnings of breast abnormalities, through the use of measuring temperature differentials.

Management believes the opportunity for this product is global. Breast cancer is the most common cancer among women worldwide, accounting for about 25% of all cancers in women. The incidence of breast cancer varies widely by region, with the highest rates typically seen in North America, Europe, and Australia. Breast cancer is less common in Asia and Africa, but the incidence is increasing in these regions due to increasing rates of westernization and urbanization.

There are several factors that can influence the incidence of breast cancer, including genetics, hormonal factors, lifestyle factors (such as diet, physical activity, and alcohol consumption), and reproductive history.

It is important to note that the incidence of Breast Cancer has been increasing over the past few decades in many countries, likely due to a combination of factors such as increased awareness and indication of the disease, as well as changes in risk factors such as later age at childbirth and increased use of hormone replacement therapy.

In the USA alone in 2022 the estimated population of women between the age of 20–70 was 106 Million.

Source: www.statista.com_Society_Demographics

In 2019, Europe recorded that there are over 200 million women in this age bracket.

Data sources: UNDESA, Eurostat, World Bank – World Development Indicators data.

According to the Centers for Disease Control and Prevention (CDC), about 240,000 cases of breast cancer are diagnosed in women in the United States each year.

The Breast Cancer Research Foundation estimates that in 2023, an estimated 297,790 new cases of invasive breast cancer will be diagnosed in women in the U.S.

The World Health Organization (WHO) reports that in 2020, there were 2.3 million women diagnosed with breast cancer globally.

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Breast cancer is currently the most common cancer globally, accounting for 12.5% of all new annual cancer cases worldwide. Here are the American Cancer Society estimates for breast cancer just in the United States for 2022 - This information is provided by Breastcancer.org:

•	About 13% (about 1 in 8) of U.S. women are going to develop invasive breast cancer in the course of their life.
•	In 2022, an estimated 287,850 new cases of invasive breast cancer are expected to be diagnosed in women in the U.S., along with 51,400 new cases of non-invasive (in situ) breast cancer.
•	About 2,710 new cases of invasive breast cancer were expected to be diagnosed in men in 2022. A man’s lifetime risk of breast cancer is about 1 in 833.
•	As of January 2023, there are more than 3.8 million women with a history of breast cancer in the U.S. This includes women currently being treated and women who have finished treatment.
•	Breast cancer is the most commonly diagnosed cancer among American women. In 2023, it’s estimated that about 30% of newly diagnosed cancers in women are going to be breast cancers.
•	Breast cancer incidence rates in the United States began decreasing in the year 2000, after increasing for the previous two decades. They dropped by 7% from 2002 to 2003 alone. One theory is that this decrease was partially due to the reduced use of hormone replacement therapy (HRT) by women after the results of a large study called the Women’s Health Initiative were published in 2002. These results suggested a connection between HRT and increased breast cancer risk. In recent years, incidence rates have increased slightly by 0.5% per year.
•	A woman’s risk of breast cancer nearly doubles if she has a first-degree relative (mother, sister, daughter) who has been diagnosed with breast cancer. Approximately 15% of women who get breast cancer have a family member diagnosed with it.
•	About 5% to 10% of breast cancers can be linked to known gene mutations inherited from one’s mother or father. Mutations in the BRCA1 and BRCA2 genes are the most common. On average, women with a BRCA1 mutation have up to a 72% lifetime risk of developing breast cancer. Women with a BRCA2 mutation have up to a 69% risk. Breast cancer that is positive for the BRCA1 or BRCA2 mutations tends to develop more often in younger women. An increased ovarian cancer risk is also associated with these genetic mutations. In men, BRCA2 mutations are associated with a lifetime breast cancer risk of about 6.8%; BRCA1 mutations are a less frequent cause of breast cancer in men.
•	About 85% of breast cancers occur in women who have no family history of breast cancer. These occur due to genetic mutations that happen as a result of the aging process and life in general, rather than inherited mutations.
•	The most significant risk factors for breast cancer are being a woman and getting older.
•	About 43,250 women in the U.S. are expected to die in 2022 from breast cancer. Breast cancer death rates have been decreasing steadily since 1989, for an overall decline of 43% through 2020. These decreases are thought to be the result of treatment advances and earlier indication through screening. However, the decline has slowed slightly in recent years.
•	Breast cancer is one of the leading causes of cancer-related death in women in the United States, second only to lung cancer.

Breast cancer is the most diagnosed cancer globally. It accounts for 1 in 4 cancer cases among women and is the leading cause of death from cancer in women. The estimated 2.2 million new cases indicate that one in every 10 cancers diagnosed in 2020 is breast cancer. In 2020, there were an estimated 684,996 deaths from breast cancer, with a disproportionate number of these deaths occurring in low-resource settings.

Survival rates for breast cancer are very high when the cancer is detected early and where treatment is available. Unfortunately, 50 to 80% of breast cancer cases are diagnosed at an advanced stage 2 in many low- and middle-income countries, when the cancer is more difficult to treat, is more expensive to do so, and is usually incurable.

Given these above statistics, and the fact that the near exclusive method of detecting and verifying breast formations today is a mammogram, it can only be assumed that there is a large and open market of women who would wish to monitor their health for potential breast anomalies in the privacy of their own home.

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FootFlow

This is the second non-invasive home test product in our portfolio, utilizing the same proprietary technology platform as BreastCheck. FootFlow is specifically designed to diagnose Peripheral Arterial Disease (PAD) and Diabetes. Diabetes is estimated to affect approximately 530 million adults worldwide, with a global prevalence of 10.5 percent among adults aged 20 to 79 years [1,2]. Type 2 diabetes represents approximately 98 percent of global diabetes diagnoses, although this proportion varies widely among countries [3]. In an analysis of data from the National Health Interview Survey (2016 and 2017), the prevalence of diagnosed type 2 diabetes among adults in the United States was 8.5 percent [4]. Other national databases, such as the Center for Disease Control and Prevention Diabetes Surveillance System, reported in 2022 a prevalence of diagnosed diabetes of approximately 11.3 percent of adults (37.3 million people; 28.7 million with diagnosed diabetes, an estimated 8.5 million undiagnosed, and 95 percent of whom have type 2 diabetes) (Source: NIH, WHO, CDC)

FootFlow is a non-invasive test for comparing skin temperature at your toes. The test can be carried out at home and takes 10 minutes. The results are almost immediate, and by comparing the resulting temperatures of the toes on the left foot to those on the right foot, results can be an early-stage guide for clinicians with respect to Peripheral Arterial Disease (PAD) and Diabetes. Like BreastCheck, FootFlow is registered with the FDA as Class I medical device under registration number 3027486037 (Patent number USA63801907 dated 05/08/2025) which is the same group number that BreastCheck is registered under.

Poor blood circulation in the feet, being a common symptom of both medical conditions.

FootFlow is a reliable and accurate way to routinely monitor foot temperatures which can be used as an adjunct to established procedures for the indication and/or treatment of both PAD and Diabetes, amongst other medical conditions.

By comparing the temperature of the toes on each foot, and then entering the results either on our Mobile Application or our Website, the results can be interpreted almost immediately.

Individuals with diabetes for example may experience lower skin temperature in their toes, due to various factors associated with the condition. Diabetes can affect the blood vessels and nerves that supply the extremities, leading to a reduction in blood flow and damage to the nerves (peripheral neuropathy). This can result in a decrease in sensation and poor circulation in the feet, leading to cooler skin temperature.

Product Development

We are continually looking to improve and further develop our existing products. In the future development pipeline, there is a range of other non-invasive home tests covering a wide variety of medical conditions which the Company expects to roll out over the next few years. However, currently no third party research and development work is taking place as the four home tests are market ready and the Company is focusing on commercialization for the time being.

As part of our product development regime, all products are both patented and trademarked where applicable. The Company also registers its products with the various regulatory or authorities such as in the USA (FDA), Europe (CE), and the United Kingdom (UKCA) to enable over the counter sales to be approved.

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Intellectual Property

Our success depends on our ability to develop and protect proprietary technology in the field of home testing.

We have significant capabilities in product engineering, development, and design, which have enabled us to create proprietary systems and technologies in the field of non-invasive home medical testing. Our strategy is to focus on areas where there is a clear unmet medical need and where few, if any, direct competitors currently offer effective solutions, particularly in the early-stage identification of potential health anomalies. By targeting these underserved markets, we aim to establish strong first-mover advantages and create intellectual property that can serve as a foundation for long-term value.

Our ability to protect these innovations is critical to our success. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, employee and third-party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses, and other contractual protections. We intend to continue developing unique home test technologies and to file additional patent applications covering our devices, systems, and methods.

In addition to BreastCheck, we are pursuing a pipeline of other non-invasive home tests that leverage our core competencies in anomaly indication. These development programs are intended to expand our portfolio into broader areas of health screening and monitoring, creating multiple potential revenue streams. However, if we are unable to secure and maintain strong intellectual property rights around these innovations, or if competitors are able to replicate our technologies without infringing our rights, our ability to achieve and sustain a competitive advantage could be materially and adversely affected.

Government Regulations Regarding Our Products

When we refer to a product as being “market ready,” we mean that the product design, specifications, and manufacturing processes have been completed, and that manufacturing could commence immediately if required. The term does not refer to the completion of all regulatory filings or approvals in every jurisdiction.

Each of the Company’s products — BreastCheck, FootFlow, Testic, and ThermaDerm — are designed and intended to be sold directly to consumers over the counter, without the involvement of a healthcare professional, subject to compliance with applicable regulatory requirements in each jurisdiction.

The ability to sell a product over the counter is a product-specific determination and does not apply to all Class I medical devices generally.

BreastCheck and FootFlow have completed applicable Class I medical device self-declaration and registration or notification requirements in their initial target markets and are commercially prepared for launch.

Testic and ThermaDerm are generally exempt from premarket notification (510(k)) requirements prior to launch beyond the manufacturer’s standard Class I medical device declaration of conformity and the required registration or notification of the products with the relevant test portal authority in each country in which the products are planned to be marketed.

BreastCheck and FootFlow have completed applicable Class I medical device self-declaration and registration or notification requirements in their initial target markets, the USA and Europe, and are commercially prepared for launch.

With respect to ThermaDerm and Testic, the remaining regulatory step prior to commercial launch in any particular country is the filing of a manufacturer’s self-declaration of conformity for a Class I medical device and the required registration or notification with the relevant regulatory authority in the country of intended distribution. These filings are generally exempt from premarket notification (510(k)) requirements. However, regulatory authorities may, on a post-market basis, request additional information to confirm the Company’s stated device classification and, in some cases, may require further testing or product modifications.

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The research, development, preclinical, clinical trials (where applicable), as well as the manufacture, labelling, marketing, sales, record-keeping, advertising, distribution, and promotion of medical device products are subject to extensive and rigorous government regulation in the United States and in other countries in which Company’s products are sought to be marketed.

The process of obtaining authorization to market our products varies, depending on the product categorization and the country, from merely notifying the authorities of intent to sell, to lengthy formal approval procedures which often require detailed laboratory and clinical testing and other costly and time-consuming processes. The main regulatory bodies which require extensive clinical testing are the Food and Drug Administration (“FDA”) in the United States, the Health Products Regulatory Authority (European Union), the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom and Health Canada. The process in each country varies considerably depending on the nature of the test, the perceived risk to the user and patient.

European Union — CE Marking

Regulation (EU) 2017/745 on Medical Devices (MDR)

In the European Union, our products are regulated under Regulation (EU) 2017/745 on medical devices (the “MDR”) and are intended to be classified as Class I non-invasive medical devices under the classification rules set forth in Annex VIII of the MDR. Class I devices are those that present a low risk to users and patients and, in most cases, may be placed on the market without the involvement of a notified body, provided the device is not sterile, does not have a measuring function, and is not reusable surgical instrumentation.

Conformity Assessment and Self-Declaration

For Class I devices, the manufacturer may demonstrate conformity through a self-declaration of conformity. This process requires the manufacturer to establish and document that the device meets the General Safety and Performance Requirements (GSPRs) set out in Annex I of the MDR. These requirements cover, among other things, device safety, clinical performance, risk management, chemical, physical and biological properties, labelling, and instructions for use.

Technical Documentation

Prior to placing a product on the market, the manufacturer must prepare and maintain technical documentation in accordance with Annex II and Annex III of the MDR, which includes:

A detailed device description and specification, including intended purpose and variants together with Risk Management documentation,

demonstrating identification, evaluation, control, and monitoring of risks throughout the product lifecycle;

Clinical evaluation demonstrating performance and safety, which may include clinical literature, equivalence data, and post-market clinical follow-up plans;

•	Device description and intended purpose;
•	Risk management and performance data;
•	Manufacturing and quality control processes;
•	Labelling and instructions for use in English;
•	A post-market surveillance and vigilance plan;
•	A Quality Management System:

The manufacturer must establish and maintain a quality management system (“QMS”) appropriate to the device and its regulatory classification. While certification to ISO 13485 is not mandatory for Class I devices, many manufacturers adopt this standard to demonstrate conformity with MDR requirements and to facilitate market access and regulatory inspections.

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Economic Operators and Authorized Representatives

Manufacturers located outside the European Union must appoint an EU Authorized Representative, who acts as a regulatory contact point and holds certain compliance responsibilities under the MDR. Importers and distributors are also considered economic operators and are required to verify that the device bears the CE mark, that a declaration of conformity has been drawn up, and that the manufacturer has fulfilled applicable registration obligations. As Davion Healthcare Plc is an Irish registered Company and Ireland is a member state of the European Union, no EU Authorized Representative is required.

Registration and UDI Requirements

Prior to commercialization, manufacturers must register themselves and their devices in the European Database on Medical Devices (“EUDAMED”), where available, or with the relevant national competent authority. Devices are assigned a Unique Device Identification (“UDI”) to enable traceability throughout the supply chain and post-market lifecycle.

CE Marking and Market Placement

Once conformity is demonstrated and the EU Declaration of Conformity is signed, the manufacturer may affix the CE mark and place the device on the EU market.

Post-Market Surveillance and Vigilance

Following commercialization, manufacturers are subject to ongoing post-market surveillance obligations, including the collection and analysis of performance and safety data, periodic safety update reporting where applicable, and vigilance reporting of serious incidents and field safety corrective actions. National competent authorities have the power to request technical documentation, conduct audits and inspections, and require corrective measures, including product modification, suspension, or withdrawal from the market if a device is found not to comply with

MDR requirements.

United Kingdom — UKCA Marking

UK Medical Devices Regulations 2002 (as amended)

In the United Kingdom, medical devices are regulated by the Medicines and Healthcare products Regulatory Agency (“MHRA”) under the UK Medical Devices Regulations 2002, as amended following the United Kingdom’s withdrawal from the European Union. Our products are intended to be classified as Class I medical devices under the applicable UK classification rules.

Conformity Assessment and Self-Certification

For Class I devices, manufacturers may place products on the UK market through a self-certification and UK Declaration of Conformity process, without the involvement of a UK Approved Body, provided that the device is not sterile, does not have a measuring function, and does not otherwise require third-party conformity assessment.

Technical Documentation

Prior to placing a product on the UK market, the manufacturer must prepare and maintain technical documentation demonstrating compliance with the applicable essential requirements, including:

•	Device description and intended purpose;
•	Risk management and performance data;
•	Manufacturing and quality control processes;
•	Labelling and instructions for use in English;
•	A post-market surveillance and vigilance plan;
•	A Quality Management System:

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The manufacturer must establish and maintain an appropriate quality management system. While formal certification to ISO 13485 is not mandatory for Class I devices, it is commonly adopted to support regulatory compliance and facilitate MHRA inspections.

Responsible Person and Economic Operators

Manufacturers located outside the United Kingdom must appoint a UK Responsible Person, who acts as the point of contact with the MHRA and ensures that the manufacturer has complied with its regulatory obligations. Importers and distributors are required to verify that products are properly marked and registered prior to placing them on the market.

Registration and Device Listing

Manufacturers must register themselves and their Class I devices with the MHRA through the UK device registration system before placing the products on the UK market. Registration includes submission of device and manufacturer information and confirmation of conformity assessment status.

UKCA Marking and Market Placement

Once conformity has been demonstrated and the UK Declaration of Conformity has been signed, the manufacturer may affix the UKCA mark (or, during applicable transition periods, the CE mark as permitted by UK regulations) and place the device on the UK market.

Post-Market Surveillance and Enforcement

Manufacturers are subject to ongoing post-market surveillance and vigilance requirements, including reporting serious incidents, implementing field safety corrective actions, and maintaining traceability records. The MHRA has the authority to request technical documentation, conduct inspections, and require corrective measures, including product modification, suspension, or withdrawal from the market, if a device is determined not to comply with applicable regulatory requirements.

Depending on the nature of the Company’s registration, manufacturing and distribution of its products in each jurisdiction and the product itself, will dictate the compliance regime a product is subject to. The Company’s strategy is to minimize its product imposed government regulatory compliance through focusing on Class I medical devices through planned direct manufacturing/distribution and regional third-party manufacturers/distributors.

Regulatory Exposures for BreastCheck in United States

BreastCheck will be manufactured and distributed in the United States by an independent licensee that is registered with the FDA as Class I medical device. The licensee is responsible for compliance with the FDA’s quality system, labeling, and reporting requirements applicable to Class I devices. While the Company maintains certain contractual rights to monitor quality and regulatory compliance, it does not control the licensees’ operations or FDA interactions. Accordingly, the Company’s exposure to regulatory risk arises indirectly through its reliance on licensees for compliance and through the potential reputational and commercial effects of any enforcement action or compliance failure affecting licensed products.

BreastCheck and FootFlow, use thermography to detect small but meaningful changes in skin surface temperature. Liquid crystal film placed on the skin produces visible color shifts in response to temperature differences, creating a thermal map that highlights areas of potential concern.

The current configuration is designed for home use and is registered as a Class I medical device under applicable self-declaration and registration frameworks. The Company has not conducted large-scale, randomized clinical trials for the current home-use configuration. Product performance and reliability are supported by internal testing, prototype validation, and applicable regulatory registrations for Class I medical devices. Safety and efficacy of our products are determinations that are solely within the authority of the FDA or similar foreign regulators.

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Additionally, under its license for BreastCheck, the Company is obligated to provide access to its proprietary test portal to the licensee, which is essential to the functionality of the BreastCheck product. Through the test portal, the Company will collect and maintain health-related and personal information from users globally, through its connected applications and data portal.

The Company’s test portal and proprietary software platform are used to display, process, and transmit thermal imagery generated by the Company’s products. The Company does not believe that this software requires separate premarket regulatory clearance or approval as a standalone medical device in the United States, European Union, or Middle East, because it does not independently perform diagnostic decision-making or automated clinical interpretation and is used as a supporting visualization and data management tool.

The Company’s test portal and AI analysis platform are not currently regulated as standalone medical devices (Software as a Medical Device) in our principal jurisdictions; however, regulators may in the future determine that certain software functions fall within SaMD frameworks.

The Company uses proprietary medical thermal imaging software that is approved for medical use in the United States, Europe, and the Middle East. However, regulatory authorities may, in the future, determine that certain software functionalities constitute regulated medical device software, which could require additional regulatory filings, approvals, or modifications to the Company’s software platform.

The Company is responsible for compliance with HIPAA and related federal and state privacy and data-security requirements, and will implement administrative and technical safeguards to protect such information. The Company will periodically reviews its systems and vendor arrangements to ensure compliance with evolving regulations and to mitigate the risk of unauthorized access or disclosure. Non-compliance, cybersecurity incidents, or new regulatory obligations could adversely affect the Company’s operations and financial condition.

Below is additional information regarding the compliance requirements for Class I medical devices with the FDA, as well as U.S. Federal and State data privacy laws.

U.S. Food and Drug Administration

BreastCheck and FootFlow sold in the United States are medical devices subject to the Federal Food, Drug, and Cosmetic Act (“FDCA”), as implemented and enforced by the U.S. Food and Drug Administration (“FDA”). Certain products sold in the United States require FDA clearance to market under Section 510(k) of the FDCA, which our products are not subject too currently. Other products sold in the United States require premarket approval (“PMA”) to market.

Failure by us or by our licensee suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	unanticipated expenditures to address or defend such actions;
•	customer notifications for repair, replacement, refunds;
•	recall, detention or seizure of our products;
•	operating restrictions or partial suspension or total shutdown of production;
•	operating restrictions;
•	refusal to grant export approval for our products; or
•	criminal prosecution.

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The FDA governs the following activities that we perform or that are performed on our behalf, to ensure that medical products distributed domestically or exported internationally are safe and effective for their intended uses:

•	product design, development and manufacture;
•	product safety, testing, labelling and storage;
•	record keeping procedures;
•	product marketing, sales and distribution; and
•	post-marketing surveillance, complaint handling, medical device reporting, reporting of deaths, serious injuries or device malfunctions and repair or recall of products.

FDA premarket clearance and approval requirements

Under the FDCA, medical devices are classified into one of three classes -- Class I, Class II or Class III -- depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Davion is only engaged in Class I medical devices that are generally exempt from premarket notification (510(k)) requirements for product registration.

Class I devices are those for which safety and effectiveness can be assured by adherence to FDA’s general regulatory controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labelling, advertising, and promotional materials (the “General Controls”). Some Class I devices also require premarket clearance by the FDA through the 510(k) premarket notification process, which none of Davion’s products are currently subject to.

FDA Post-market Regulation

After the FDA permits a device to enter commercial distribution, numerous regulatory requirements apply. These include:

•	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;
•	Quality System Regulation, (“QSR”), which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;
•	labelling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off label use or indication;
•	clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use of one of our cleared devices;
•	approval of product modifications that affect the safety or effectiveness of one of our approved devices;
•	medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury, or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur;
•	post-approval restrictions or conditions, including post-approval study commitments;
•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device;
•	the FDA's recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations;
•	regulations pertaining to voluntary recalls; and
•	notices of corrections or removals.

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In respect of our products manufactured and sold in the United States, our licensees will be registered with the FDA as medical device manufacturers. The FDA has broad post-market and regulatory enforcement powers. Our licensees are subject to announced and unannounced inspections by the FDA to determine our compliance with the QSR and other regulations and these inspections may include the manufacturing facilities of our suppliers. If the FDA finds any failure to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as fines, injunctions, and civil penalties; recall or seizure of products; the issuance of public notices or warnings; operating restrictions, partial suspension or total shutdown of production; and criminal prosecution.

Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired.

Furthermore, our products could be subject to voluntary recall if we or the FDA determine, for any reason, that our products pose a risk of injury or are otherwise defective. Moreover, the FDA can order a mandatory recall if there is a reasonable probability that our device would cause serious adverse health consequences or death.

U.S. State and Federal Privacy Laws

Under the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or collectively, HIPAA, the U.S. Department of Health and Human Services (“HHS”), has issued regulations to protect the privacy and security of individually identifiable health information, also known as protected health information (“PHI”), held, used or disclosed by health care providers, such as our reference laboratory, and other covered entities.

HIPAA also regulates standardization of data content, codes and formats used in certain electronic health care transactions and standardization of identifiers for health plans and providers. HIPAA also governs patient access to laboratory test reports. Effective October 6, 2014, individuals (or their personal representatives, as applicable) have the right to access test reports directly from laboratories and to direct that copies of those reports be transmitted to persons or entities designated by the individual.

HIPAA’s Security Rule and certain provisions of the HIPAA Privacy Rule and Breach Notification Rule apply to business associates of covered entities (i.e., entities that provide services to covered entities that may require access and use of protected health information on behalf of covered entities), and business associates are subject to direct liability for violation of these rules.

In addition, a covered entity may be subject to criminal and civil penalties as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity. Covered entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay and notification must also be made to the U.S. Department of Health & Human Services, Office for Civil Rights (OCR) and, in certain situations involving large breaches, to the media. The OCR enforces the HIPAA Rules and performs compliance audits and investigations. In addition to enforcement by OCR, HIPAA authorizes state attorneys general to bring civil actions seeking either injunction or damages in response to HIPAA violations that impact state residents.

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In addition to federal privacy regulations, there are a number of state laws governing the privacy, confidentiality and security of individually identifiable health information and other personal information that are applicable to our business. Where these state laws are stricter than the requirements imposed by HIPAA or impose different or additional requirements than HIPAA, we may be subject to additional restrictions and liability above and beyond HIPAA’s requirements.

There are numerous other laws, regulations and legislative and regulatory initiatives at the federal and state levels addressing privacy and security of personal information. We also remain subject to federal and state privacy-related laws that may be more restrictive or contain different requirements than the privacy regulations issued under HIPAA. These laws vary and could impose additional penalties. For example, the Federal Trade Commission, or FTC, uses its consumer protection authority to initiate enforcement actions against companies relating to their use and disclosure of personally identifiable information. Specifically, FTC has asserted authority and issued enforcement actions in response to actual or perceived unfair or deceptive practices by a Company in the handling of consumer information. The FTC has also pursued enforcement actions against companies for violations of its Health Breach Notification Rule and the Children’s Online Privacy Protection Act. Our use of personal information is also subject to our published privacy policies and notices.

The laws governing privacy and security of health information and other personal information are rapidly changing and new laws governing privacy and security may be adopted in the future as well. We can provide no assurance that we are or will remain in compliance with diverse privacy and security requirements in all of the jurisdictions in which we do business or process personal information, or in which our patients reside, or that we will be able to keep up with the cost of complying with new or additional requirements. Failure to comply with privacy and security requirements could result in damage to our reputation, adversely affect customer or investor confidence in us and reduce the demand for our services from existing and potential customers. In addition, we could face litigation, penalties and regulatory actions including civil or criminal penalties and significant costs for compliance with new or changing requirements, all of which could generate negative publicity and which could have a materially adverse effect on our business.

HIPAA also created federal criminal statutes that prohibit, among other actions, knowingly and willfully executing or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.

A violation of each of these statutes is a felony and may result in fines, imprisonment or exclusion from governmental payor programs. Many states have similar statutes that may carry significant penalties.

Employees

As of December 31, 2025, we had no full-time or part time employees. Management functions, including our executive officers, are contracted as service providers.

Insurance

We believe that our insurance coverage is adequate to cover our business at this stage.

Legal Proceedings

We are currently not a party to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in any material respects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Director	Age	Title	Date appointed Ireland entity*
Sir Eric Peacock	80	Non-Executive Chairman	6th January 2025

Jack Kaye	73	Chief Executive Officer	25th September 2024

David Over	62	Chief Commercial Officer	25th September 2024

Andreas Ttofi	35	Chief Financial Officer	2nd December 2025

Kevin Riches	62	Non-Executive Director	6th January 2025

Susan M King	62	Non-Executive Director	6th January 2025

Julian F Sluyters	65	Non-Executive Director	6th January 2025

Jan Dulman	52	Non-Executive Director	2nd December 2025

*some directors were previously at various times, directors of Davion Healthcare Plc registered in Cyprus, prior to the Company being re-domiciled in Ireland. The above table refers to appointments to the board of the Irish registered Company Davion Healthcare Plc which was first registered on the 25th September 2024.

Jack Kaye – Chief Executive Officer

With over 45 years business experience across the telecom, technology and healthcare sectors, Mr. Kaye established one of the first mobile phone network resellers in the early eighties which was sold on to Hutchison Whampoa and formed part of what became the Orange mobile phone network in the UK. Mr. Kaye is also on the boards of a number of private SME companies.

He is a Serial Entrepreneur and has a history of developing a number of successful businesses, many from a start-up position, and has held Executive positions including that of CEO, on the boards of a number of Private and Publicly Quoted Companies in both Europe and North America.

Jack is engaged as CEO of the Company under a service contract dated January 1, 2024.

Under the terms of this contract, he will after Admission be entitled to directors’ fees of €1,800,000 per annum. His contract can be terminated on 12 months’ notice from either party.

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Sir Eric Peacock – Chairman (Non-Executive)

Sir Eric Peacock is the Chairman of IPro Sport Holdings Ltd (hydration drinks), Buckley Jewelry Ltd, Stevenage Packaging Ltd, Kingfisher Beer Europe Ltd and is the Senior Non-Executive Director of Bango Plc.

He was formerly a Non-Executive Director at the government business United Kingdom Export Finance and has previously sat on a number of other government boards namely United Kingdom Trade and Investment, Foreign and Commonwealth Office and the Department for Innovation and Skills.

He has a wide ranging experience of start up’s, turnarounds, financing, acquiring, disposal and floatation with a significant international background having run businesses in Australia, New Zealand, South Africa, France and Ireland. Sir Eric was knighted in 2003 for his services to International Trade.

He is also Chairman of the charity The Big Cat Sanctuary and the charities Uniqueness and The AB Trust both of which focus on disadvantaged children and young adults.

David Over – Chief Commercial Officer

David has over 30 years of extensive international leadership serving at the C-Level for a variety of British and American companies. He has helped them transform and align their strategies, marketing, products, people and systems to accelerate breakthrough growth. He has held leadership positions as CEO, COO and CMO.

With a solid track record of success leading financial growth, digital transformations, operational change, building start-ups within global businesses, and rapidly developing businesses. David has been actively involved in development and funding of a number of public and private companies in the UK and USA.

Providing executive leadership across major business areas: Operations, Strategy, M&A, Marketing, Sales, Partnerships & Alliances across a variety of B2B and B2C sectors, including digital marketing, magazine publishing, fintech and environmental energy.

Andreas Ttofi – Chief Financial Officer

Andreas Ttofi is a fully qualified ACCA Member and accomplished accountant with more than a decade of professional experience spanning audit, financial reporting, tax compliance, and operational finance. Since 2012, he has delivered high-level accounting and advisory services to a broad portfolio of corporate and private clients across multiple industries, earning a reputation for technical precision, regulatory integrity, and dependable execution.

Andreas has extensive expertise in statutory accounts preparation, audit oversight, Capital Gains Tax analysis, and self-assessment compliance. His background also includes significant responsibility for payroll administration, staff remuneration, tax submissions, and the management and safeguarding of corporate funds. His approach is characterized by meticulous attention to detail, strong governance discipline, and adherence to the highest standards of professional ethics.

He is committed to continuous professional development and maintains up-to-date proficiency in evolving accounting standards, financial regulations, and best-practice corporate reporting frameworks.

As Chief Financial Officer, Andreas brings a strong blend of analytical capability, operational leadership, and regulatory compliance expertise, ensuring robust financial stewardship and contributing to the long-term growth, transparency, and stability of the organization.

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Kevin Riches – Non-Executive Director

Kevin has a background in starting, building and selling companies, in sectors ranging from technology re-manufacture and sales and mobile communication. He has a specialty in supporting and growing established businesses.

He has worked within management teams to help define and develop strategy and to bring new clients as a part of the growth and diversification strategy. Current businesses outside of Davion include The Big Issue Group, The Big Exchange and Adalta International.

Susan M King – Non-Executive Director

Ms. King is a Board Director, private investor, senior executive and advocate. She is a financial services executive with extensive experience in global asset management and investment banking.

Ms. King serves on several corporate and non-profit boards. She is an active investor in early-stage companies directly through her membership in Golden Seeds.

Ms. King earned a B.A. in Economics cum laude from Claremont McKenna College. She is based in New York.

Julian F. Sluyters – Non-Executive Director

Julian F. Sluyters has been in the financial services industry his entire career. He spent the first 10 years of his career in public accounting, where his primary industry focus was banks and asset management firms, and the mutual funds which they sponsored. For the past 30 years, Mr. Sluyters has served in various capacities working for several asset management firms. His roles have varied. These include the CEO of a global mutual fund firm, CEO of a major European fund services Company, and several asset management COO roles based in the United States. In connection with these roles, he has also served as the Chief Financial Officer of a large mutual fund complex, and the CEO and President for several fund complexes, both in the United States and Europe. He has a BS degree in accounting and finance from Lehigh University, Pennsylvania, USA. Mr. Sluyters is a certified public accountant (inactive) in the State of New York, USA.

Julian brings an unparalleled amount of Board experience, serving as the CEO for over 20 different mutual funds boards (in the US and Europe), as well as serving as an interested Trustee for over five different US and EU boards. Mr. Sluyters has been dealing with corporate boards for practically his entire professional career, which started in 1982. He also qualifies as an audit committee financial expert. Mr. Sluyters has a wealth of private equity and alternative asset class experience and currently serves on the advisory Board of EQX Biome, a New York-based biodiversity impact Company focused on the mission of mobilizing financial markets towards protecting the world’s remaining biodiversity. He is based in the United States.

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Jan Dulman – Non-Executive Director

Jan Dulman is a seasoned Certified Public Accountant (CPA) and Chief Financial Officer (CFO) with a rich professional journey marked by dynamic growth and impactful leadership.

Kicking off his career in the financial hub of Stamford, CT, Jan embarked on his professional journey at a small public accounting firm. It was here that he honed his expertise, laying down the foundational skills that would pave the way for his future success. He joined a public gold and mining exploration Company as the Controller in 2005, became the CFO in 2007 and serves an outsourced CFO role on a limited basis to this day.

In 2010, Jan took a bold step forward by founding a new CPA partnership that reflected his diverse skill set and comprehensive background in finance. Building on this momentum, Jan orchestrated a strategic merger in 2015, integrating his firm into a prominent national practice. In his role as a Partner and leader within this organization, Jan spearheaded the development and support of the firm's Attest Services division. Jan recognized the potential for expansion into specialized areas of financial services, and under his guidance, later developed and managed national SEC and Broker Dealer practice.

Throughout his career, Jan has been intimately involved in numerous high-stakes projects, including the management of registration statements. Notably, he played a pivotal role in overseeing one of the largest Regulation A filings in history, demonstrating his ability to navigate complex regulatory landscapes with finesse and precision.

Save as disclosed, no Director has in the 5 years prior to the date of this Admission Document:

1.	had any convictions in relation to fraudulent offences;

2.	been a director or a member of the administrative, management or supervisory body of any Company which has been placed in receivership or liquidation whilst he was acting in that capacity for that Company;

3.	been a partner in or a member of the administrative, management or supervisory body of any partnership placed into liquidation where such director was a partner or a member of the administrative, management or supervisory body at the time of or within the 12 months preceding such event;

4.	been the subject of any official public incrimination and/or sanctions by statutory or regulatory authorities (including designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory body of any entity or from acting in the management or conduct of the affairs of any entity.

Board of Directors

Our board of directors consists of eight directors, the majority of which will be independent, upon the SEC’s declaration of the effectiveness of our registration statement on Form F-1. The board consists of three executive directors, Jack Kaye as CEO, Andreas Ttofi as Chief Financial Officer, and David Over as Chief Commercial Officer, with five independent non-executive directors, Sir Eric Peacock, Kevin Riches, Susan M King, Julian Sluyters and Jan Dulman. A director is not required to hold any shares in our Company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the Company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the Company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

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Committees of the Board of Directors

We established three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s functions are described below.

The audit committee (comprising of Jan Dulman, Sir Eric Peacock, Susan M King and Julian F Sluyters) will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual Reviewed financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

The compensation committee (comprising Julian Sluyters, Kevin Riches and Sir Eric Peacock) will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

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The nominating and corporate governance committee comprising of Sir Eric Peacock, Susan M King and Kevin Riches, will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•	advising the board periodically regarding significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Ireland law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

•	approving the transfer of Ordinary Shares in our Company, including the registration of such shares in our share register.

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Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our Company to be or becomes of unsound mind.

Agreements and Indemnification Agreements

We have entered into executive agreements with each of our three executive officer, Jack Kaye, Andreas Ttofi, and David Over. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

On January 1st 2025, the Chief Executive Officer, Jack Kaye and the Chief Commercial Officer, David Paul Alexander (“the Executive Directors), entered into service agreements with the Company in exchange for annual renumeration of €1,800,000 and €1,200,000, respectively including other executive level benefits. In March of 2025, the Executive Directors agreed to freeze their service contracts without any accrual being credited, until such time the Company is listed on a public exchange. In January 2026, these service agreements were cancelled with no fees owing through December 31, 2025. New service agreements will be put in place once the Company is listed on Nasdaq. The parties have agreed that new Service Agreements shall be established immediately prior to, or within fourteen days following, the listing of the Company’s securities on a regulated stock exchange. Such new agreement shall: reflect the current operational and financial position of the Company as a pre-revenue entity; and provide for compensation, benefits, and incentive arrangements commensurate with those typically applicable to executives of comparable small-capitalization publicly listed companies.

In December 2025 Andreas Ttofi, was appointed as the Company’s Chief Financial Officer and an Executive Director on the Board. Mr. Ttofi’s service agreement provides for a monthly salary of €10,000 plus other benefits, which will begin to accrue upon the Company being listed on Nasdaq.

Copies of the 2025 service contracts for the three officers are filed as Exhibit (number 10.4, 10.5 and 10.9) to this Registration Statement.

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Jack Kaye — Chief Executive Officer

Mr. Kaye is party to a rolling service agreement with the Company that may be terminated by either party upon 12 months’ written notice. Mr. Kaye is entitled to a base salary of €150,000 per calendar month and reimbursement of reasonable expenses incurred in the performance of his duties. The agreement does not currently provide for any bonus, incentive compensation, or severance benefits beyond continued salary and benefits during the applicable notice period. Such service agreement was cancelled on January 1, 2026, and director has agreed to waive accrual of fees until such time the Company is listed and has raised $5 million in capital.

David Over — Chief Commercial Officer

Mr. Over is party to a rolling service agreement with the Company that may be terminated by either party upon three months’ written notice. Mr. Over is entitled to a base salary of €100,000 per calendar month and reimbursement of reasonable expenses incurred in the performance of his duties. The agreement does not currently provide for any bonus, incentive compensation, or severance benefits beyond continued salary and benefits during the applicable notice period. Such service agreement was cancelled on January 1, 2026, and director has agreed to waive accrual of fees until such time the Company is listed and has raised $5 million in capital.

Andreas Ttofi — Chief Financial Officer

Mr. Ttofi is party to a rolling service agreement with the Company that commences on the first day of listing, and which may be terminated by either party upon three months’ written notice. Mr. Ttofi is entitled to a base salary of €10,000 per calendar month and reimbursement of reasonable expenses incurred in the performance of his duties. The agreement does not currently provide for any bonus, incentive compensation, or severance benefits beyond continued salary and benefits during the applicable notice period. Mr. Ttofi has agreed to waive accrual of his fees in 2026 until such time the Company is listed and has raised $5 million in capital.

The Company has five non-executive Directors whose remuneration will commence on listing of the Company’s Ordinary Shares and will receive a combined annual income of approximately €700,000. Renumeration in 2025 was waived and accrual will commence when the Company is listed in 2026 and raised $5 million in capital.

No monies have been set aside or accrued to provide pension, retirement or other similar benefits to any of our executive officers and non-executive directors. The Company has no full time or part time employees.

Equity Incentive Plan

The board of directors adopted an equity incentive plan for the executive officers in January 2025, which was subsequently terminated during the year. The board of directors compensation committee intends to recommend a new equity incentive plan for the executive officers and independent directors once our listing is completed. Any stock issuance under such plan will dilute existing ordinary shareholders.

Compensation of Directors and Executive Officers for the Fiscal Year Ended December 31, 2025

For the fiscal year ended December 31, 2025, no cash compensation was paid to the Company’s executive officers or directors.

Pursuant to existing arrangements, executive officers and directors were entitled to receive salaries during the year. However, all such salaries were voluntarily waived in full in order to preserve the Company’s working capital during its pre-listing phase.

No amounts in respect of such salaries were accrued in the Company’s financial statements for the year ended December 31, 2025.

In addition, no compensation in the form of shares, options, bonuses, or other equity or non-cash incentives was granted, awarded, deferred, or payable to any executive officer or director during the year.

The Company does not currently maintain formal bonus, pension, or equity compensation plans for its executive officers or directors, although it may adopt such arrangements in the future following the commencement of trading of its Ordinary Shares on the Nasdaq Global Market.

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PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

Shareholders with 5% or more of the issued share capital.

Our CEO Jack Kaye holds 10,268,948 Ordinary Shares, which is 41.07% of the issued share capital.

We are not aware of any arrangement that may, result in a change of control of our Company.

AFFILIATE SHAREHOLDERS

Directors	Shares Held	% Shareholding

Sir Eric Peacock	10,000	0.04%

Jack Kaye	10,268,948	41.07%

David Over	1,217,000	4.86%

Kevin Riches	5,000	0.02%

Susan King	5,000	0.02%

Julian F Sluyters	5,000	0.02%

Jan Dulman	10,000	0.04%

Andreas Ttofi	Nil

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RELATED PARTY TRANSACTIONS

Malbrite Limited, Rallinson Corporation and Davion Healthcare Corporation, all private companies owned by Jack Kaye, our CEO, have provided ongoing financial support for the Company since its inception through Related party advances. The Company continues to rely on the support of our CEO until such times as revenue from planned direct manufacturing/distribution and regional third-party manufacturers/distributors agreements and any sales royalties commence in the second half of 2026 or until the Company conducts an equity raise, whichever is the sooner. These advances are non-interest-bearing, unsecured, and repayable only upon completion of a future capital raise. Advances paid directly to third parties were €0.9 million and €0.1 million in 2025 and 2024, respectively, with amounts owed to Mr. Kaye of €0.9 million and €0.0 million as of December 31, 2025 and 2024, respectively. Because Mr. Kaye is both the CEO of Davion Healthcare Plc and the controlling owner of these private companies, these arrangements constitute related-party transactions and may give rise to potential conflicts of interest. These transactions have been reviewed and approved by the Company’s board of directors.

In 2023, the Company exchanged 12,258,458 shares at par (€0.01) in connection with intellectual property transfer at carry value. There are no future payment obligations related to the intellectual property rights. The noncash transaction was completed with shares being distributed to all shareholders of Davion Healthcare Ltd (“UK Company”) on a pari pasu basis to their percentage shareholding in the UK Company at the time of transfer.

On the June 30, 2024, advances to the Company by Jack Kaye (through Malbrite Ltd) amounting to €4.6 million and €1.0 million in fees due David Paul Alexander Over, a director of Davion Healthcare Plc were converted into 598,246 shares at a conversion rate equivalent to one ordinary share for every $10 (Euro conversion equivalent to) owed.

For the years ended December 31, 2025 and 2024, the Company incurred €NIL and €0.6 million respectively, with regards to management fees by Malbrite Limited and Kurdam Inc., companies controlled by Jack Kaye, a director of Davion Healthcare Plc.

For the year ended December 31, 2025 and 2024, the Company incurred €NIL and €0.4 million, respectively, with regards to director fees by David Paul Alexander Over, a director of Davion Healthcare Plc. The balance payable to David Paul Alexander Over was paid in full with share issuances.

On January 1, 2026, the Company acquired 100% of the outstanding equity interests of Davion Healthcare Corporation, an entity wholly owned by the Company’s Chief Executive Officer, for nominal consideration of $1. Management assessed the acquired set of assets and liabilities against the definition of a business in IFRS 3, Business Combinations, and concluded that the acquired set did not constitute a business because it did not include a substantive process. Accordingly, the transaction was accounted for as an acquisition of assets and liabilities rather than as a business combination. The acquired entity’s assets consisted solely of $445,000 of cash and its liabilities consisted of a $445,000 related party advance to the CEO, payable on demand and is non-interest bearing, and therefore the nominal purchase price reflected the entity’s equity value.

Because the acquired entity contained only financial assets and financial liabilities and no substantive operations, the transaction was accounted for as the acquisition of a group of assets and liabilities rather than a business. The assets acquired and liabilities assumed were recognized at their respective carrying amounts, which approximate fair value, and the related-party advance remained an obligation of the acquired entity following the acquisition.

Although the acquired entity was wholly owned by the Company’s Chief Executive Officer, management concluded the entities were not under common control, as the Chief Executive Officer does not control the Company within the meaning of IFRS 10, but instead only is able to exercise significant influence through his voting control of 41% of the Ordinary Shares of Davion. The transaction therefore represents a related-party transaction under IAS 24.

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DESCRIPTION OF SHARE CAPITAL

We are an exempted Company incorporated under the laws of Ireland and our affairs are governed by our amended & restated memorandum and articles of association, the Companies Law 2014 of Ireland, which we refer to as the Companies Law below and the common law of Ireland.

As of the date of this prospectus, our authorized share capital is €1,000,000 Euros, representing 100,000,000 Ordinary Shares with a par value of €0.01 each. As of the date of this filing, 25,000,000 Ordinary Shares are issued and outstanding. All of our issued and outstanding Ordinary Shares are fully paid.

The Company’s Ordinary Shares are identified under the CUSIP number G27599 102. Our transfer agent and registrar in the United States is VStock Transfer, LLC. All shares listed on Nasdaq are held in book-entry form through DTC.

All of the Company’s Ordinary Shares to be listed on Nasdaq will be held in book-entry form through the facilities of DTC, with Cede & Co. as the nominee of DTC.

Our Memorandum and Articles

The following are summaries of certain material provisions of the memorandum and articles of association, and of the Companies Law, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company. Under our memorandum and articles of association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of Ireland.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearers. Our shareholders who are non-residents of Ireland may freely hold and vote their Ordinary Shares. Our articles exclude any pre-emption rights relating to transfer of shares or new issues of shares. The Company has only one class of shares, namely Ordinary Shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of Ireland, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. An ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our Company,

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Holders of the Ordinary Shares may, among other things, divide or combine their Ordinary Shares by ordinary resolution.

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General Meetings of Shareholders. Our memorandum and articles of association provide that we hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least twenty-one calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least two shareholders present or by proxy.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a Company’s articles of association. Our memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding Ordinary Shares of our Company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Liquidation. On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the Ordinary Shares held by them at the commencement of the winding up, subject to a deduction from those Ordinary Shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the Ordinary Shares held by them.

Issuance of Additional Ordinary Shares. Our memorandum of association allows our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine to the extent of available authorized but unissued shares.

This also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Ireland law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual Reviewed financial statements. See “Where You Can Find Additional Information.”

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Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Ireland law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Differences in Corporate Law

The Irish Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Irish companies and between Irish companies and non-Irish companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving Company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated Company and the vesting of the undertaking, property and liabilities of such companies to the consolidated Company. In order to effect such a merger or consolidation, the directors of each constituent Company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent Company, and (b) such other authorization, if any, as may be specified in such constituent Company’s articles of association. The plan must be filed with the Registrar of Companies of Ireland together with a declaration as to the solvency of the consolidated or surviving Company, a list of the assets and liabilities of each constituent Company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent Company and that notification of the merger or consolidation will be published in Ireland Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies law does not limit the extent to which a Company’s memorandum and articles of association may provide for indemnification of officers and directors. Our memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in Ireland or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to our registration & listing of our Ordinary Shares on the Nasdaq, there has been no public market for our Ordinary Shares. Sales of substantial amounts of our Ordinary Shares in the public market following our listing on the Nasdaq, or the perception that such sales could occur, could adversely affect the public price of our Ordinary Shares and may make it more difficult for you to sell your Ordinary Shares at a time and price that you deem appropriate. We will have no input if and when any Registered Shareholder may, or may not, elect to sell their Ordinary Shares or the prices at which any such sales may occur.

Because we are not offering any new securities in connection with this Registration Statement, and all of the Ordinary Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Ordinary Shares issued will generally be freely tradable in the United States, except for those held by our “affiliates” as defined in Rule 144 under the Securities Act.

These restricted securities are eligible for public sale only if they are registered under the Securities Act, including the Ordinary Shares registered hereunder, or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S. Substantially all of our Ordinary Shares may be sold after our initial listing on the Nasdaq, either by the Registered Shareholders pursuant to this prospectus or by our other existing shareholders in accordance with Rule 144 of the Securities Act.

As further described below, until we have been a reporting Company for at least 90 days, only non-affiliates who have beneficially owned their Ordinary Shares for a period of at least one year will be able to sell their Ordinary Shares under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public Company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the Ordinary Shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the Ordinary Shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling Ordinary Shares on behalf of our affiliates are entitled to sell shares 90 days after we become a reporting Company. Within any three-month period, such shareholders may sell a number of Ordinary Shares that does not exceed the greater of:

•	1% of the number of Ordinary Shares then outstanding, which will equal approximately 251,250 shares immediately after our registration; or

•	the average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling Ordinary Shares on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

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Lock-Up Restrictions

Certain of our directors and executive officers have agreed to a lock-up period during which they will not sell or transfer their Ordinary Shares without the prior written consent of the Company. These lock-up agreements expire 90 days following the date on which our Ordinary Shares are listed on Nasdaq.

Following the expiration of any lock-up periods and subject to the restrictions described above, including Rule 144 and applicable securities laws, the Ordinary Shares may be sold publicly.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this registration is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Corporate Governance Exemptions for Foreign Private Issuers

The Company has stated that as a Foreign Private Issuer (FPI) the Company can rely on some home-country practices rather than Nasdaq rules. We intend at this point in time to follow Nasdaq rules, however we reserve the right to consider applying home-country rules if applicable, in situations which would be advantageous to the Company and its operations.

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REGISTERED SHAREHOLDERS

The following table sets forth, as of March 31, 2026, the 25,000,000 Ordinary Shares held by the Registered Shareholders. The Registered Shareholders include (i) affiliates of the Company with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their Ordinary Shares from an affiliate or the Company within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until the Company has been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days, and (ii) all other shareholders. The Registered Shareholders may, or may not, elect to sell their Ordinary Shares covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the Nasdaq at prevailing market prices. As such, the Company will have no input if and when any Registered Shareholder may, or may not, elect to sell their Ordinary Shares or the prices at which any such sales may occur. See “Plan of Distribution” for additional information.

Information concerning the Registered Shareholders may change from time to time and any changed information will be set forth in supplements to this Registration Statements, if and when necessary. Because the Registered Shareholders may sell all, some, or none of the Ordinary Shares covered by this prospectus, we cannot determine the number of such Ordinary Shares that will be sold by the Registered Shareholders, or the amount or percentage of Ordinary Shares that will be held by the Registered Shareholders upon consummation of any particular sale. In addition, the Registered Shareholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our Ordinary Shares in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

The Registered Shareholders are not entitled to any registration rights with respect to the Ordinary Shares. However, this Registration Statement will remain effective unless and until it is withdrawn or modified by post-effective amendment. We are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of the Ordinary Shares by the Registered Shareholders. However, we have engaged financial advisors with respect to certain other matters relating to our listing. See “Plan of Distribution.”

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the Ordinary Shares issuable pursuant to options, warrants, and RSUs that are exercisable or settled within 60 days of October 31, 2025. Ordinary Shares issuable pursuant to options, warrants, and RSUs are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. The percentage of beneficial ownership for the following table is based on total Ordinary Shares outstanding as of October 31, 2025. As seen below, of 604 total shareholders, 596 hold less than 5%, and 586 hold less than 1%.

Registered Shareholders	Ordinary	Number of	% of	% of
Name	Shares	Shareholders	Ownership	Voting Power

Jack Kaye*	10,268,948	1	41.07%	41.07%
David Over*	1,217,000	1	4.9%	4.9%
Sir Eric Peacock*	10,000	1	0.04%	0.04%
Kevin Riches*	5,000	1	0.02%	0.02%
Susan M. King*	5,000	1	0.02%	0.02%
Julian F. Sluyters*	5,000	1	0.02%	0.02%
Jan Dulman*	10,000	1	0.04%	0.04%
Non Affiliate Shareholders 1% < 5%	9,832,815	10	39.3%	39.2%
Non Affiliate Shareholders < 1%	3,646,237	583	14.6%	14.69%

Total	25,000,000	600	100.0%	100.0%

*	Board of Directors are affiliates, see “Principal Shareholders” section

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TAXATION

The following summary of the material Ireland and U.S. federal income tax consequences of an investment in the Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this Registration Statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than Ireland and the United States.

Ireland Taxation

Ireland currently levies 12.5% on profits of corporations. based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of Ireland, except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of Ireland. Ireland is a party to double tax treaties with both the USA and the United Kingdom. There are no exchange control regulations or currency restrictions in Ireland.

Payments of dividends and capital in respect of our Ordinary Shares and Ordinary Shares may be subject to taxation in Ireland, however non-Irish resident holders can usually claim an exemption or a refund of any Irish Dividend withholding tax (DWTT) derived from the disposal of our Ordinary Shares or Ordinary Shares.

No stamp duty is payable in respect of the issue of the shares or Ordinary Shares, but an instrument of transfer in respect of a share may incur 1% stamp duty dependent on whether the transaction relates to an Irish or non-Irish resident holder, or whether it is exempt through exemptions where trading takes place on a regulated approved market such as Nasdaq.

To promote the growth of Irish public companies, in 2026 the Irish government removed the 1% stamp duty on all share transfers by companies with market capitalizations below 1 billion Euros. To take advantage of the exemption, companies must make a valid annual notification to the Irish Revenue Commissioners to trigger the exemption period. As such, Davion has secured such exemption through December 31, 2026 and intends to reapply annually subject to being below the market capitalization. Irrespective of this exemption being in place, Nasdaq on market trades continue to be exempt from stamp duty.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Ordinary Shares by a U.S. Holder (as defined below) that acquires the Ordinary Shares in this registration and holds the Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

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•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	holders who acquire their Ordinary Shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	investors subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons that actually or constructively own 10% or more of our stock (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities.

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Ordinary Shares or our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Ordinary Shares or our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in the Ordinary Shares or our Ordinary Shares.

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Dividends

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions paid on the Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Ordinary Shares. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on the Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) the shares are readily tradeable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect the Ordinary Shares, which we have applied to list on the Nasdaq, will be readily tradeable on an established securities market in the United States. There can be no assurance, however, that the shares will be considered readily tradeable on an established securities market in later years.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long-term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of the Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds the Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;
•	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;
•	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and
•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

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If we are a PFIC for any taxable year during which a U.S. Holder holds Ordinary Shares and any of our SUBSIDIARY, our variable interest entities or any of the SUBSIDIARY of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our SUBSIDIARY, our variable interest entities or any of the SUBSIDIARY of our variable interest entities.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, the Ordinary Shares, but not our Ordinary Shares, will be treated as marketable stock upon their listing on the Nasdaq. We anticipate that the Ordinary Shares should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns Ordinary Shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of your Ordinary Shares if we are or become a PFIC.

Our directors, officers and holders of more than 5% of the Company’s outstanding Ordinary Shares as of the effective date of the registration statement have agreed, subject to certain exceptions, to a ninety day “lock-up” period from the effective date of the registration statement of which this prospectus forms a part with respect to the Ordinary Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued

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DIRECT LISTING OVERVIEW

We are conducting a direct listing of all 25,000,000 of our issued and outstanding Ordinary Shares (the “Ordinary Shares”) on the Nasdaq Global Market (the “Direct Listing”). We are not offering any new securities, and we will not receive any proceeds from the sale of Ordinary Shares by the registered shareholders identified in this prospectus (the “Registered Shareholders”).

The Company’s corporate advisor participates in the Nasdaq listing process in accordance with applicable exchange rules, but does not determine the reference price or opening auction price.

A direct listing differs materially from a traditional underwritten initial public offering (“IPO”). In a direct listing:

•	This direct listing does not involve a firm commitment underwriting.
•	There is no firm-commitment purchase of securities,
•	There is no bookbuilding process,
•	There is no negotiated IPO price,
•	All pricing is established by Nasdaq’s opening auction system, based solely on supply and demand.

The opening public price of our Ordinary Shares on the Nasdaq will be determined through Nasdaq’s automated opening auction process. Nasdaq will collect buy and sell orders submitted by broker-dealers and market participants prior to the commencement of trading and will establish a single opening price at which the maximum number of shares can be matched. Orders to buy shares at or above the opening price and orders to sell shares at or below the opening price will participate in the opening transaction. Nasdaq, in administering this opening auction process, is responsible for managing the price discovery and execution mechanics in accordance with its rules to facilitate a fair and orderly market at the start of trading.

Nasdaq has indicated to the Company that, for purposes of its listing qualification analysis, it is using a qualification price of $12.36 per share, derived from the lower end of Nasdaq’s determination of the Company’s valuation range, together with the total number of issued and outstanding Ordinary Shares.

This qualification price is not the public offering price, does not represent a price established by the Company for sale of shares, and does not represent the price at which the Company’s Ordinary Shares will necessarily begin trading.

If Nasdaq approves the listing application and the Company’s Ordinary Shares begin trading, the opening public price will be determined by buy and sell orders collected in Nasdaq’s opening auction process and may differ materially from the $12.36 qualification price and from any other valuation reference used for listing qualification purposes.

Accordingly, there can be no assurance that the opening trading price will equal or exceed the $12.36 qualification price, management’s expected opening price assumption, or any other valuation reference considered in connection with Nasdaq’s review.

We have appointed Revere Securities LLC (“Revere”) as our corporate advisor and our Lead Market Maker (“LMM”) in connection with this direct listing. Revere will facilitate interactions with market participants and will assist Nasdaq in the price-discovery process during the opening auction.

The Direct Listing enables all of our existing shareholders to have their Ordinary Shares registered for resale under Rule 415 on a continuous basis. Registered Shareholders may or may not elect to sell shares following the effectiveness of this Registration Statement and the commencement of trading on Nasdaq. Any such sales will be conducted through ordinary brokerage transactions at prevailing market prices.

We have applied to list our Ordinary Shares on the Nasdaq Global Market under the ticker symbol “DAVI.” No assurance can be given that our application will be approved.

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PLAN OF DISTRIBUTION

This prospectus relates to the resale of 25,00,000 Ordinary Shares by the registered shareholders identified herein, in connection with the direct listing on the Nasdaq Global Market. All of these Ordinary Shares are already recorded in our register of members maintained by our registrar. The Registered Shareholders may, but are not required to, elect to sell some or all of their Ordinary Shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. Any such sales, if made, will be conducted through brokerage transactions at prevailing market prices.

This registration statement does not register any primary offering by us and we are not selling any securities in this Registration Statement, and will not receive any proceeds from the sale of Ordinary Shares by the Registered Shareholders.

The Company is not offering any securities and will not receive any proceeds from the sale of Ordinary Shares by the registered shareholders.

The Company has engaged Revere Securities LLC as its listing advisor and corporate advisor in connection with its proposed direct listing on the Nasdaq Global Market. Revere has also been appointed to act as the Company’s lead market maker, subject to applicable Nasdaq rules.

The Company has also engaged Maxim Group LLC as a non-exclusive financial advisor to provide general financial advisory and investment banking services, including advice on capital markets strategy and potential financing alternatives.

This direct listing does not involve a firm commitment underwriting. Neither Revere nor Maxim is acting as an underwriter with respect to the registration or resale of the Company’s Ordinary Shares, and this direct listing does not involve a firm commitment underwriting.

Following the commencement of trading, sales of Ordinary Shares by registered shareholders will be made through ordinary brokerage transactions on the Nasdaq Global Market at prevailing market prices or otherwise in accordance with applicable securities laws.

Selling Shareholders

•	All selling shareholders will bear all brokerage commissions in respect of their trades.
•	The Company confirms that it is not part of order matching, bookbuilding, or stabilization.
•	Resales by affiliates remain subject to 90-day lock-in from listing day and also subject to Rule 144 even though shares are registered.

No Stabilization or Price Support

No price stabilization activities are expected to be undertaken in connection with this direct listing.

Exchange Controlled Opening Process

The exchange will collect buy and sell orders prior to the commencement of trading and will determine the opening price in accordance with its rules and procedures. Trading will commence only when the exchange determines that orderly market conditions exist.

Exchange Listing and Trading Conditions

The Company acknowledges that the listing and commencement of trading of its Ordinary Shares are subject to the rules, procedures, and discretion of the applicable exchange. The Company will cooperate fully with the exchange and comply with all applicable requirements.

The Company has not entered into any agreements, arrangements, or understandings with any broker, dealer, shareholder, or other person to determine or control the timing, amount, or price of any sales of its Ordinary Shares.

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NOT AN OFFERING; NO SOLICITATION OF SHAREHOLDER SALES

This direct listing does not constitute an offer of securities by the Company. We are not conducting a primary offering and will not receive any proceeds from the sale of shares by Registered Shareholders. We are not asking any shareholder to sell shares, and we are not recommending, encouraging, soliciting, or advising any shareholder with respect to the resale of Ordinary Shares. All decisions regarding whether, when, and how many shares to sell are made solely by each selling shareholder, independently of the Company.

Although the Ordinary Shares covered by this prospectus are already legally issued and fully paid in accordance with the laws of Ireland, they will become eligible for electronic settlement and trading in the United States only after this Registration Statement has been declared effective by the Securities and Exchange Commission and the shares have been made eligible for deposit with The Depository Trust Company (“DTC”).

All of our shareholders, including our directors, executive officers and other affiliates, as well as non-affiliates, may sell their Ordinary Shares from time to time after the effectiveness of this Registration Statement, subject to applicable securities laws, including the requirements of Rule 144 under the Securities Act with respect to shares held by our affiliates. Sales of our Ordinary Shares may be made through the Nasdaq Global Market or any other available trading market, in privately negotiated transactions, or otherwise, at prevailing market prices or at negotiated prices.

This direct listing does not involve a firm commitment underwriting., and the opening trading price of our Ordinary Shares on the Nasdaq Global Market will be determined by buy and sell orders collected and matched by the designated market maker in consultation with Nasdaq, consistent with applicable rules of the exchange. Existing shareholders who wish to sell their Ordinary Shares may do so by instructing their brokers to enter sell orders on the opening day of trading. The availability of shares offered for sale by our existing shareholders will determine the supply of our Ordinary Shares in the opening auction, which together with investor demand will establish the initial trading price.

Once our Ordinary Shares are listed on the Nasdaq Global Market, sales may occur at prevailing market prices, at fixed prices, at prices related to the market price, at negotiated prices, or by any other lawful method. Sales may be effected through ordinary brokerage transactions, block trades, transactions in which brokers may act as principal and resell such shares, or otherwise. Brokers and dealers engaged by shareholders may receive commissions or discounts from such shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser).

Nasdaq will permit our Ordinary Shares to begin trading only after confirming that we satisfy all applicable initial listing requirements of The Nasdaq Global Market and after conducting the Nasdaq opening auction. We believe that we meet, or will meet prior to the commencement of trading, all applicable initial listing standards; however, Nasdaq retains discretion with respect to the application and interpretation of its listing rules.

The Lead Market Maker, Revere Securities LLC, who is also our Direct Listing advisor, acting pursuant to its obligations under the rules of the Nasdaq, is responsible for facilitating an orderly market for our Ordinary Shares. Based on information provided by the Nasdaq, the opening public price of our Ordinary Shares on the Nasdaq will be determined by buy and sell orders collected by the Nasdaq from various broker-dealers and will be set based on the Lead Market Maker’s determination of where buy orders can be matched with sell orders at a single price. On the Nasdaq, buy orders priced equal to or higher than the opening public price and sell orders priced lower than or equal to the opening public price will participate in that opening trade.

In accordance with Nasdaq rules because there has not been a recent sustained history of trading in our Ordinary Shares in a private placement market prior to listing, Nasdaq will facilitate an orderly auction without coordination with us, consistent with the federal securities laws in connection with our direct listing. Pursuant to such Nasdaq rules, and based upon information known to it at that time, Revere is expected to provide input and understanding of the ownership of our outstanding Ordinary Shares and pre-listing selling and buying interest in our Ordinary Shares that it becomes aware of from potential investors and holders of our Ordinary Shares, in each case, without coordination with us.

Affiliates of our Company (including our directors, and executive officers) will be subject to limitations under Rule 144, including volume and manner-of-sale restrictions, and have also agreed collectively, to a ninety-day lock-in from the first day of trading, even though their shares are registered pursuant to this Registration Statement. Non-affiliates will not be subject to such limitations.

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Sales by Registered Shareholders

Registered Shareholders may sell their Ordinary Shares:

•	through broker-dealers,
•	at prevailing market prices,
•	in block trades,
•	in ordinary brokerage transactions,
•	in negotiated transactions, or
•	in any manner permitted by law.

We will not receive any proceeds.

We have engaged Revere Securities LLC (“Advisor”), as our direct listing advisor and corporate advisor, to advise and assist us with respect to certain matters relating to the Direct Listing. The services expected to be performed by the Advisor will include providing advice and assistance with respect to defining objectives, analyzing, structuring and planning the Direct Listing and developing, assisting with our investor communication strategy in relation to the Direct Listing and soliciting and managing offers from third parties. In connection with its engagement, revere Securities LLC will receive an equity fee of 0.5% Equity of the Company at the time of Direct Listing (125,000 Ordinary Shares), to be included in the next resale registration statement or pursuant to Rule 144, whichever occurs earlier; and will be entitled to a fee of $200,000 upon the successful consummation of the Direct Listing. The Advisor will also be entitled to an expense reimbursement for all expenses for travel and other out-of-pocket expenses incurred in connection with the Advisor’s engagement not to exceed $100,000.

Prior to the Direct Listing services provided by the Advisor to us in connection with the listing of our securities, neither the Advisor nor any affiliates of the Advisor have provided services of any kind to us.

The Company has appointed VStock Transfer, LLC as its transfer agent and registrar in the United States. VStock will also handle coordination with the Depository Trust Company (DTC) and Cede & Co. for electronic trading and settlement of our Ordinary Shares on Nasdaq.

Market Maker Inability to Stabilize

•	The market maker cannot support, cannot stabilize, cannot maintain the price
•	They operate ONLY under Nasdaq’s market-making rules
•	They cannot coordinate with management or shareholders

DTC Eligibility Process Timeline

Following the F-1A filed on November 7 2025, which became effective on November 28th, 2025, the Company at that time filed with the SEC an 8-A, and at the same time made application to DTC for registration of its Ordinary Shares. This process is being managed by our listing advisor, Revere Securities LLC and linked with our Transfer Agents Vstock Transfer LLC who are DWAC and FAST status registered. We expect DTC acceptance within the next 7/10 days, which will allow our transfer agent to populate our share register. There is though no guarantee of timing.

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REFERENCE PRICE DETERMINATION

In connection with its application to list its Ordinary Shares on the Nasdaq Global Market, the Company provided Nasdaq with valuation materials in accordance with Nasdaq Listing Rule IM-5315-1. These materials included valuation materials prepared by the Company, supporting third-party valuation materials prepared for the Company, and evidence of recent private transactions in the Company’s Ordinary Shares.

As part of these materials, the Company provided Nasdaq with information regarding approximately 215 private, off-market transactions in its Ordinary Shares conducted by an existing shareholder during the three-month period preceding Nasdaq’s review, at prices of approximately $11.00 per share, including transactions originally denominated in euro and converted into U.S. dollars . These transactions were conducted on a negotiated, private basis between shareholders and third-party investors and are not indicative of the price at which the Company’s Ordinary Shares will trade in a public market

Nasdaq reviewed these materials for the limited purpose of assessing whether the Company satisfies its initial listing requirements, including the requirement to demonstrate a valuation-based bid price or market value of publicly held shares. Based on this review, Nasdaq has indicated to the Company that it is using a qualification price of $12.36 per share for listing qualification purposes.

Nasdaq did not prepare an independent valuation report and based its qualification price determination on its review of valuation materials provided by the Company in accordance with its listing rules. The qualification price should not be interpreted as a determination of value or as an indication of the price at which the Company’s Ordinary Shares will trade.

The actual opening price of the Company’s Ordinary Shares will be determined by Nasdaq’s opening auction process based solely on buy and sell orders submitted by market participants.

The reference price therefore:

•	is not an estimate of fair market value;
•	is not a valuation of the Company;
•	is not a target trading price;
•	may differ significantly from the opening auction price; and
•	may bear no relationship to the subsequent trading prices of our Ordinary Shares.

No Stabilization or Support of the Reference Price

Neither the Company, nor our corporate advisor, or financial advisor, nor our designated market maker will take any action to determine or control, stabilize, support, or otherwise affect the reference price or the opening auction price. No person has been appointed or engaged to purchase shares to stabilize or maintain the price, and no price-support arrangements, formal or informal, exist for the direct listing.

All aspects of reference price determination are controlled exclusively by Nasdaq

Neither the Company nor our corporate advisor, or financial advisor, nor our designated market maker has any authority or involvement in determining the reference price. We do not propose a price range, we do not set a valuation, and we do not determine or control the reference price in any way. Nasdaq has indicated to the Company, based on the above process, a reference price of $12.36.

Nasdaq Listing Conditions

Nasdaq will permit our Ordinary Shares to begin trading only after it has completed its listing review, confirmed that we satisfy all applicable initial listing requirements of The Nasdaq Global Market, and completed the opening auction. We believe we meet, or will meet before trading begins, all such requirements; however, Nasdaq retains discretion with respect to the application and interpretation of its rules.

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Opening Price Determination

The opening price of our Ordinary Shares will be determined exclusively through Nasdaq’s electronic opening auction process. We will not engage in bookbuilding or roadshow pricing, and this direct listing does not involve a firm commitment underwriting.

Nasdaq Opening Auction and Price Discovery

The opening trading price of our Ordinary Shares on The Nasdaq Global Market will be determined through Nasdaq’s automated opening cross auction process, in conjunction with participating market makers and broker-dealers, in accordance with Nasdaq rules. The opening cross is a price-discovery mechanism that matches aggregated buy and sell interest from market participants at a single price that maximizes the number of shares executed. Neither the Company, nor our corporate advisor, or financial advisor,, nor our lead market maker has any ability to direct, determine, control, or participate in the matching of orders in the opening cross.

Collection of Orders and Order Types

Before the market opens for trading on the listing date, Nasdaq will begin accepting orders from broker-dealers representing their customers and other market participants. These orders may include:

•	Market Orders – orders to buy or sell at the best available price in the opening auction;
•	Limit Orders – orders to buy or sell at a specified price or better;
•	Imbalance-Only Orders – orders eligible to execute only against the imbalance in the auction;
•	Early Market Hours Orders entered during pre-market trading.

All orders destined for the opening cross must be submitted within designated cut-off times established by Nasdaq.

Pre-Auction Messages and Indicative Pricing

Throughout the pre-market period and leading up to the execution of the opening cross, Nasdaq disseminates price and imbalance information at regular intervals. These messages may include:

•	Indicative Clearing Price – the price at which the maximum number of shares can be executed based on current supply and demand;
•	Order Imbalance Indicators – showing whether more buy or sell interest exists;
•	Paired and Imbalance Shares – the number of shares matched and unmatched at the indicative price.

These indications may fluctuate significantly based on the evolving order book. The Company has no visibility into, and no ability to determine or exert control over such indications.

Determination of the Opening Price

At the time of the opening auction, Nasdaq’s matching engine evaluates all executable buy and sell orders and determines the opening price according to Nasdaq’s established rules, which aim to:

•	maximize the number of shares executed;
•	minimize imbalance; and
•	provide price continuity consistent with market demand.

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The opening price is derived entirely from supply and demand reflected in the Nasdaq auction book and may differ significantly from:

•	the reference price set by Nasdaq prior to the auction,
•	the indicative clearing price shown prior to the cross,
•	the last private sale of Ordinary Shares, and
•	the subsequent intraday trading prices.

Execution of the Opening Cross

Once the auction price is calculated, Nasdaq executes the opening cross:

1.	All matched buy and sell orders are executed at the single auction price;
2.	Executed transactions are published to the consolidated tape;
3.	The opening price becomes the first sale price of our Ordinary Shares in the public market;
4.	Any unexecuted limit orders may be entered into the continuous trading book unless cancelled by the participant.

Following the opening cross, our Ordinary Shares will trade on Nasdaq under the symbol “DAVI” through regular continuous trading.

Limited Visibility Into Order Book

We do not have access to any pre-opening order book data, including:

•	indicative clearing prices;
•	imbalance messages;
•	paired share quantities;
•	uncrossed volume; or
•	auction-time order flow.

The Company, its officers, directors, employees, corporate advisor, financial advisor, and designated market maker:

•	do not submit orders;
•	do not determine or control the opening price;
•	do not provide pricing guidance;
•	do not stabilize or support the auction;
•	do not have insight into the auction order book.

The entire auction process is operated solely by Nasdaq according to its own rules and methodologies. Nasdaq does not provide such information to the Company, our corporate advisor, financial advisor, or the designated market maker.

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Potential for Price Volatility

Because the opening price results exclusively from the Nasdaq auction process, it may be subject to significant volatility and may differ materially from the reference price or from subsequent trading prices. The volume of share availability, the number of participating sellers, and the degree of pre-market buy interest may all affect the opening price.

Once the opening auction is complete, trading in our Ordinary Shares will begin on Nasdaq under the symbol “DAVI.”

Role of the Corporate Advisor/Lead Market Maker and the Role of the Financial advisor

The Company has engaged Revere Securities LLC as its corporate advisor (to include the listing process) and lead market maker in connection with the proposed direct listing of its Ordinary Shares on the Nasdaq Global Market.

In this capacity, Revere assists the Company in preparing for listing, coordinating with professional advisors, and supporting the overall listing process. Revere, in its role as lead market maker, will provide continuous quotations following the commencement of trading and will perform functions required under Nasdaq rules in connection with the opening of trading.

The Company has engaged Maxim Group LLC as its financial advisor, to assist the Company in ensuring it develops a strong financial base in which to operate.

In connection with the commencement of trading, Nasdaq will determine a reference price and conduct an opening auction in accordance with its rules. Revere will participate in this process in accordance with Nasdaq Rule 4120(c)(9), including confirming readiness for trading and interacting with Nasdaq systems as required.

However, neither the Company nor its corporate advisor or financial advisor determines or controls the opening price. The opening price will be established solely by Nasdaq’s opening auction process based on buy and sell orders submitted by market participants.

This direct listing does not involve a firm commitment underwriting.

The corporate advisor, financial advisor, Lead Market Maker are not underwriting our direct listing. They do not:

•	purchase shares from the Company or from selling shareholders;
•	distribute or allocate shares to investors;
•	solicit, market, or sell shares to the public;
•	conduct bookbuilding or generate investor demand;
•	negotiate an offering price or valuation;
•	guarantee the execution or completion of the direct listing; or
•	assume any obligation to purchase unsold shares.

No firm commitment underwriter, broker-dealer, or other intermediary has been engaged to conduct any offering activities on behalf of the Company in respect of this direct listing.

No Price Setting or Valuation Activities

The corporate advisor or financial advisor does not determine or control:

•	the opening price
•	the reference price set by Nasdaq,
•	the opening auction price, or
•	any price at which our Ordinary Shares may trade in the open market.

The corporate advisor or financial advisor does not provide valuation reports, fairness opinions, or pricing guidance to the Company, to Nasdaq, or to market participants, and plays no role in the price-discovery process.

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No Stabilization or Price Support Activities

Neither the corporate advisor or financial advisor nor the Lead Market Maker engages in stabilization or price-support activities of any kind. In particular, they:

•	do not engage in after-market stabilization;
•	do not maintain, peg, or support the price of our Ordinary Shares;
•	do not enter bids does not determine or control trading levels;
•	do not coordinate or manage trading interest;
•	do not receive or execute discretionary orders from the Company or selling shareholders;
•	do not conduct short-covering or syndicate-related activities.

No stabilization agent has been appointed by the Company.

Role of the Lead Market Maker

Nasdaq requires a Lead Market Maker for direct listings to help ensure orderly trading. The Lead Market Maker’s function includes:

•	maintaining fair and orderly markets during normal trading;
•	supporting the technical functioning of the Nasdaq opening auction;
•	disseminating required market data during the opening cross; and
•	handling auction-related administrative functions.

The Lead Market Maker does not:

•	set, recommend, or determine, or control the reference price;
•	determine or control the auction price;
•	buy or sell shares to stabilize the opening price;
•	provide liquidity guarantees;
•	act as a principal or agent for the Company or any shareholder.

The Lead Market Maker receives no placement fee, underwriting discount, or commission from the Company in connection with the direct listing.

No Advisory Role in Shareholder Sales

The corporate advisor or financial advisor does not advise selling shareholders on:

•	whether, when, or how many shares to sell;
•	the price at which they may sell;
•	order submission strategies;
•	post-listing trading execution.

Sales in the public market will occur directly through broker-dealers selected by selling shareholders, unrelated to the advisor or Lead Market Maker.

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Independence From Order Book and Auction Data

The corporate advisor, financial advisor and Lead Market Maker have no visibility into the pre-opening auction order book, including:

•	pricing information,
•	imbalance data,
•	indicative clearing prices,
•	buy and sell interest, or
•	matched or unmatched volume.

They cannot determine or control the opening price or monitor auction inputs. Nasdaq administers the auction independently and does not share data with the Company, its advisor, or the Lead Market Maker.

In summary, the Lead Market Maker does not set the opening price and does not perform stabilization in the aftermarket.

Liquidity and Trading on the First Day

The volume of shares available for resale on the first day of trading will depend on:

•	which shareholders choose to sell
•	the timing of their sales,
•	prevailing market demand, and
•	the participation of shareholders who have entered voluntary orderly market agreements with the Company.

There can be no assurance as to the level of liquidity, the volatility of the market price, or the extent of market demand on the first day of trading or thereafter. The opening auction price may differ significantly from the reference price, and subsequent trading prices may be volatile.

Revere, as Lead Market Maker, will:

•	enter two-sided quotes,
•	coordinate with Nasdaq on auction mechanics,
•	help manage order imbalances, and
•	support a fair and orderly market.

Interaction With Nasdaq’s Auction

Prior to the opening auction:

•	Buy orders and sell orders accumulate;
•	Revere may observe publicly disseminated Nasdaq auction imbalance information, where available, but does not receive non-public order book data and does not determine or control the opening price formation;
•	Nasdaq reviews price collars;
•	If necessary, Revere may call for a price collar extension;
•	Nasdaq cross-matches all orders at a single price.

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Broker-Dealer Handling

Broker-dealers may charge commissions to Registered Shareholders who sell shares.

Broker-dealers may also purchase shares as principal, but we are not involved in these transactions.

Rule 144

Affiliates remain subject to:

•	volume restrictions,
•	manner-of-sale rules, and
•	Form 144 filing requirements.

Non-affiliates may sell freely.

Voluntary Orderly Market Agreements

In connection with our direct listing, we invited our existing shareholders holding more than 999 Ordinary Shares to enter into voluntary orderly market agreements with the Company. These agreements were designed to promote orderly trading during the first six months following the commencement of trading of our Ordinary Shares on The Nasdaq Global Market.

Participation in these orderly market agreements is entirely voluntary, and the Company has not required any shareholder to enter into such agreements as a condition to the direct listing or for any other purpose.

Summary of Voluntary Orderly Market Restrictions

Shareholders who elected to participate have agreed that, for a period of 180 days following the commencement of trading:

•	their aggregate daily sales of Ordinary Shares will not exceed 5% of the Average Daily Trading Volume (“ADV”) of our Ordinary Shares,
•	ADV will be calculated based on the preceding five trading days, and
•	the sale limit applies only on days when they choose to sell, and does not obligate them to sell at any time.

These voluntary restrictions were adopted by participating shareholders to help reduce the likelihood of significant price dislocation during the early stages of trading.

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Majority Participation Among Larger Shareholders

A majority of our shareholders holding more than 999 Ordinary Shares have voluntarily elected to enter into these orderly market agreements.

As of the date of this prospectus, the Company has 25,000,000 issued and outstanding Ordinary Shares. Of these shares, approximately 4,894,287 Ordinary Shares, representing approximately 19.6% of the Company’s issued and outstanding Ordinary Shares, are held by shareholders who have voluntarily entered into orderly market agreements.

In addition, approximately 11,485,948 Ordinary Shares, representing approximately 45.9% of the Company’s issued and outstanding Ordinary Shares, are held by directors and/or affiliates and are therefore subject to the resale limitations of Rule 144 under the Securities Act, as well as a 90-day voluntary lock-up period beginning on the first day of trading of the Company’s Ordinary Shares. The remaining 8,619,765 (approximately 34.5%) Ordinary Shares are not subject to voluntary orderly market agreements or the Company’s voluntary director lock-up and may be sold in the public market, subject to applicable securities laws and any contractual or regulatory restrictions that may apply to individual shareholders.

Not all eligible shareholders have entered into such agreements. Sales by shareholders who have not signed an orderly market agreement are not restricted by the voluntary limitations described above, subject to applicable securities laws.

Shareholders Exempt from the Program

The voluntary orderly market agreements:

•	do not apply to shareholders holding 999 Ordinary Shares or fewer,
•	do not apply to investors who acquire our Ordinary Shares in the public market after the direct listing, and
•	do not apply to shareholders who chose not to sign such agreements.

Company Has No Enforcement Obligations

The Company:

•	does not monitor, enforce, or supervise compliance with these voluntary agreements;
•	does not direct, restrict, or control the trading activity of participating shareholders;
•	does not coordinate order flow or trading instructions;
•	does not provide execution advice or assistance;
•	does not impose penalties or trading conditions on non-participating shareholders.

If a participating shareholder breaches their voluntary agreement, the Company does not have authority to restrict their ability to sell Ordinary Shares in the public market.

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No Effect on Nasdaq Auction Process or Opening Price

The voluntary orderly market agreements:

•	do not apply to the Nasdaq opening auction;
•	do not affect the reference price or opening auction price;
•	do not determine or control the supply and demand used by Nasdaq in the opening cross;
•	do not impose any constraints on Nasdaq’s execution of the opening auction.

All opening price determination is carried out solely by Nasdaq.

No Firm Commitment Underwriting or Stabilization Effect

The voluntary orderly market agreements do not:

•	constitute a lock-up agreement required by the Company;
•	constitute stabilization, manipulation, or artificial price support;
•	create any underwriter-like role for the Company or any advisor;
•	limit sales by non-participating shareholders or new investors.

The agreements were entered into independently by participating shareholders and are not intended to impact the natural functioning of Nasdaq’s trading systems.

For purposes of demonstrating compliance with Nasdaq’s initial listing rules, we have used an expected opening reference price of $12.00 per share solely for internal listing analysis purposes. This reference price is illustrative only and should not be relied upon for any investment decision. It does not represent an offering price, valuation, or guidance for investors. The actual Opening Price may differ materially.

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ROLES OF THE CORPORATE ADVISOR, LEAD MARKET MAKER and FINANCIAL ADVISOR

The Company has engaged Revere Securities LLC as its listing advisor in connection with the proposed direct listing of its Ordinary Shares on the Nasdaq Global Market. Revere has also been appointed to act as the Company’s lead market maker, subject to applicable Nasdaq rules.

In this capacity, Revere assists the Company in preparing for listing, coordinating with legal counsel, auditors and other professional advisors, and supporting the overall listing process. Revere, in its role as lead market maker, will provide continuous quotations following the commencement of trading and will perform functions required under Nasdaq rules in connection with the opening of trading.

The Company has also engaged Maxim Group LLC as a non-exclusive financial advisor. Maxim provides general financial advisory and investment banking services, including advice on strategic planning, capital structure, potential financing alternatives, and investor positioning. Maxim is not involved in the execution of the direct listing process or in the opening auction.

In connection with the commencement of trading, Nasdaq will determine a reference price and conduct an opening auction in accordance with its rules. The opening price will be established based on buy and sell orders submitted by market participants.

Revere, as lead market maker, will participate in the Nasdaq opening process in accordance with Nasdaq rules, including confirming readiness for trading and interacting with Nasdaq systems as required. However, neither the Company nor its advisors determine the opening price, which is established solely by Nasdaq’s auction process based on market demand.

This direct listing does not involve a firm commitment underwriting. Neither Revere nor Maxim is acting as an underwriter in connection with the listing or the resale of the Company’s Ordinary Shares.

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HOW REGISTERED SHAREHOLDERS MAY SELL SHARES FOLLOWING OUR DIRECT LISTING

After trading begins, Registered Shareholders may sell their shares by:

•	entering limit or market orders through their brokers;
•	arranging block trades;
•	using electronic brokerage platforms; or
•	negotiating directly with purchasers.

Sales may occur:

•	at market prices,
•	at limit prices,
•	in opening or closing auctions, or
•	through intraday crossing networks.

We will not coordinate, approve, or participate in any shareholder sale.

Resales of Ordinary Shares by Existing Shareholders

We have registered the resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act of 1933, of up to 25,000,000 Ordinary Shares by existing shareholders of the Company. We are not offering or selling any Ordinary Shares, and we will not receive any proceeds from the sale of Ordinary Shares by selling shareholders.

The Ordinary Shares covered by our registration statement consist entirely of shares held by existing shareholders immediately prior to our direct listing on The Nasdaq Global Market. Shareholders may, but are not required to, sell their shares in the public market after our Ordinary Shares begin trading.

Continuous and Delayed Offering Under Rule 415

Because selling shareholders may choose to sell their Ordinary Shares:

•	at various times after our listing,
•	in varying amounts,
•	in transactions that may occur over an extended period, and
•	at prices determined by prevailing market conditions,
•	our registration statement constitutes a continuous or delayed offering under Rule 415(a)(1)(i) of the Securities Act.

This structure is customary for a direct listing and is required to permit existing shareholders to resell their shares from time to time after our Ordinary Shares become listed.

103

Manner of Sale

Selling shareholders may dispose of their Ordinary Shares through any method permitted by law, including:

•	sales on The Nasdaq Global Market through broker-dealers;
•	ordinary brokerage transactions;
•	block trades;
•	transactions with market makers;
•	privately negotiated transactions;
•	sales pursuant to limit orders, market orders, or other order types;
•	“at-the-market” transactions to the extent permitted by law; or
•	any combination of these methods.

Selling shareholders are responsible for making their own independent decisions regarding whether, when, and how much to sell. The Company does not provide execution advice, trading strategies, or recommendations.

No Firm Commitment Underwriting or Selling Agent

This direct listing does not involve a firm commitment underwriting, broker-dealer, or selling agent engaged by the Company in connection with the resale of the Ordinary Shares. No party has agreed to purchase, distribute, or guarantee the sale of any Ordinary Shares.

If a selling shareholder engages a broker-dealer to sell shares, the broker-dealer may be considered an “underwriter” within the meaning of the Securities Act depending on the facts and circumstances, but only in respect of the selling shareholder, not the Company.

Commissions and Expenses

Selling shareholders will bear:

•	brokerage commissions,
•	fees of their own financial advisors,
•	transfer taxes, and
•	other expenses of sale.

The Company will bear the expenses associated with maintaining the effectiveness of the registration statement.

Restrictions on Sales by Certain Shareholders

Shareholders who have entered into voluntary orderly market agreements have agreed to limit their sales during the 180-day period following the commencement of trading to no more than 5% of the Average Daily Trading Volume per day. These voluntary limitations apply only to those shareholders who have signed such agreements.

Shareholders who have not entered into orderly market agreements, including shareholders holding 999 Ordinary Shares or fewer, may sell their Ordinary Shares without such voluntary limits, subject to applicable securities laws.

104

Rule 144

Following the listing of our Ordinary Shares:

•	Non-affiliates holding Ordinary Shares that were registered in our registration statement as freely tradable shares, may resell such shares without restriction under Rule 144.
•	Affiliates may sell shares subject to the volume, manner-of-sale, current public information, and notice requirements of Rule 144(e), (f), (c), and (h), respectively.

Sales Independent of the Company

All sales of Ordinary Shares pursuant to this registration statement are transactions between selling shareholders and public market participants. The Company does not:

•	solicit or negotiate sales,
•	advise on the timing or size of sales,
•	place orders on behalf of selling shareholders,
•	coordinate determine or control the distribution of shares, or
•	receive proceeds from such sales.

All decisions relating to sales are made solely by the selling shareholders and their brokers.

Investor Education and Investor Day

Prior to the commencement of trading, we expect to engage in investor education activities consistent with Nasdaq rules applicable to direct listings. These activities may include:

•	Public distribution of an investor presentation;
•	A webcast or in-person “Investor Day”;
•	Making our senior management available for Q&A;
•	Publication of key materials on our corporate website;
•	Providing detailed product and business overviews;
•	Ensuring investors have equal access to information.

Unlike a traditional IPO, these activities will not involve:

•	price discussions,
•	purchase solicitations, or
•	pre-marketing allocation.

All communications will comply with Rule 134 and Rule 134a under the Securities Act.

105

LEGAL MATTERS

We are being represented by the Law offices of David E Price with respect to certain legal matters as to United States federal securities compliance and New York State law, and in Ireland by RDJ LLP Solicitors in respect of Irish Law matters, who have both rendered opinions as required where applicable in respect of US Securities law compliance, valid issuance of Ordinary Shares, and Irish law matters including the exemption of Irish stamp Duty on Nasdaq share trades of the Company’s Ordinary Shares.

The validity of the Ordinary Shares has been passed upon by David E. Price, Esq., whose opinion is included as Exhibit 5.1

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Ireland to take advantage of certain benefits associated with being an Ireland Company, such as:

•	political and economic stability;
•	an effective judicial system;
•	a favorable tax system;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.

However, certain disadvantages a Company incorporation in Ireland. These disadvantages include but are not limited to:

•	Ireland has a less developed body of securities laws as compared to the United States and these securities laws provide less protection to investors as compared to the United States; and
•	Ireland companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We have appointed David E. Price, Esq. of Washington, DC as our agent to receive service of process with respect to any action brought against us in the U.S. in connection with this registration under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this registration under the securities laws of the State of New York.

We have been advised that the courts of Ireland are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in Ireland, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in Ireland of judgments obtained in the United States, the courts of Ireland will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in Ireland, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Ireland judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of Ireland (awards of punitive or multiple damages may well be held to be contrary to public policy of Ireland). An Ireland Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

106

EXPERTS

The consolidated financial statements as of December 31, 2025 and 2024 appearing in this Registration Statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein and are included in the reliance upon such report given on the authority of such firm as experts in accounting and auditing. Their address is WithumSmith+Brown, PC 1835 Market Street, Suite 1710, Philadelphia, PA, 19103-2945, USA.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the Ordinary Shares.

Immediately upon the effectiveness of the registration statement on Form F-1, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish all shareholders with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with IFRS, and all notices of shareholders’ meetings and other reports and communications.

107

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024 Audited Consolidated Financial Statements

Notes to the Consolidated Financial Statements

108

DAVION HEALTHCARE PLC AND SUBSIDIARY

109

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Davion Healthcare Plc and Subsidiary:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Davion Healthcare Plc and Subsidiary (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter Regarding Restatement

As discussed in Note 22 to the restated consolidated financial statements, the Company has restated its previously issued financial statements as of and for the years ended December 31, 2025 and 2024 to correct a misstatement related to accounting for certain intellectual property acquired by the Company.

We have served as the Company’s auditor since 2024.

Philadelphia, Pennsylvania

April 6, 2026, except for the effects of the restatement discussed in Note 22, as to which the date is August 17, 2026.

PCAOB ID Number 100

F-1

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS – AS RESTATED

		YEAR ENDED DECEMBER 31,
	Notes	2025	2024
		As Restated	As Restated
Administrative expenses		€(1,128,807)	€(1,617,024)
Research and development expenses		–	(8,159)
Operating loss	4	(1,128,807)	(1,625,183)
Income tax expense	6	–	–
Loss and total comprehensive loss for the year		€(1,128,807)	€(1,625,183)
Net loss per common share:
Basic and diluted		€(0.05)	€(0.07)
Weighted-average common shares outstanding:
Basic and diluted		25,000,000	22,909,836

The notes are an integral part of these consolidated financial statements.

F-2

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION – AS RESTATED

	Notes	2025	2024
		As Restated	As Restated
ASSETS
Non-current assets
Intangible assets	7	€2,184,618	€2,489,448
Current assets
VAT receivable	9	17,033	8,138
Prepayments		122,507	–
Cash and cash equivalents		1,058	11
		140,598	8,149
Total assets		€2,325,216	€2,497,597

STOCKHOLDERS’ EQUITY
Share capital	15	€250,000	€250,000
Share premium	16	9,395,382	9,395,382
Deficit		(8,316,348)	(7,187,541)

Total stockholders’ equity		€1,329,034	€2,457,841

LIABILITIES
Non-current liabilities
Advances from related parties	10	€907,671	€–
Current liabilities
Trade and other payables	14	88,511	39,756

Total liabilities		996,182	39,756

Total stockholders’ equity and liabilities		€2,325,216	€2,497,597

The notes are an integral part of these consolidated financial statements.

The Consolidated Financial statements were approved by the board of directors and authorised for issuance on August 17, 2026 and are signed on its behalf by:

/s/ Jack Kaye	/s/ Andreas Ttofi
Jack Kaye	Andreas Ttofi
Director	Director

Company registration number 772522

F-3

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY – AS RESTATED

	Notes	Share capital	Share premium	Deficit	Total

Balance at December 31, 2023 – As Restated		€200,000	€2,925,719	€(5,562,358)	€(2,436,639)
Loss and total comprehensive income (loss) for the period – as restated		–	–	(1,625,183)	(1,625,183)
Transactions with Owners in their capacity as owners: Shares issued for repayment of advances and salaries	15	5,982	5,594,018	–	5,600,000
Transactions with Owners in their capacity as owners: Issue of share capital	15	44,018	875,645	–	919,663

Balance at December 31, 2024 – As Restated		€250,000	€9,395,382	€(7,187,541)	€2,457,841
Loss and total comprehensive income (loss) for the year – as restated		–	–	(1,128,807)	(1,128,807)

Balance at December 31, 2025 – As Restated		€250,000	€9,395,382	€(8,316,348)	€1,329,034

The notes are an integral part of these consolidated financial statements.

F-4

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS – AS RESTATED

		YEAR ENDED DECEMBER 31,
	Notes	2025	2024
		As Restated	As Restated
Cash flows from operating activities:
Net loss		€(1,128,807)	€(1,625,183)
Adjustments to reconcile net loss to net cash used in operating activities:		–	–
Changes in operating assets and liabilities:
Amortisation		304,830	304,830
Increase in VAT receivable		(8,895)	(7,807)
Increase in prepayments		(122,507)	–
Increase in amount due to related parties		906,301	890,915
Increase in trade and other payables		48,755	436,577
Net cash used in operating activities		(323)	(668)

Net cash from investing activities		–	–

Cash flows from financing activities:
Increase from related party advances, net	10	1,370	–
Net cash provided by financing activities		1,370	–

Net increase/(decrease) in cash and cash equivalents		1,047	(668)
Cash and cash equivalents at beginning of year		11	679
Cash and cash equivalents at end of year		€1,058	€11

Non cash investing and financing activities:
Shares issued for amounts due to related parties	10	€–	€5,600,000
Shares issued for trade and other payables	10	€–	€919,663

The notes are an integral part of these consolidated financial statements.

F-5

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Company information

Davion Healthcare Plc was incorporated in the Republic of Cyprus on 29 November 2022 as a Public Company and re-registered in Ireland as a Public Limited Company on 25 September 2024. In December 2024, a restructuring was completed with the shareholders of Cyprus, exchanging their shares for the same number of shares in Davion Healthcare Plc. in Ireland, making Cyprus a wholly owned subsidiary, which was renamed as Davion Healthcare Ltd (Cyprus). The consolidated financial statements give effect to the restructuring as a “reverse merger” as if it occurred on January 1, 2023. Davion Healthcare is a healthcare Company focusing on the development and commercialization of non-invasive home tests for the early detection, prevention and monitoring of health anomalies. All references to “the Company”, “we”, “us”, “the Group” or “our” refer to Davion Healthcare Plc and its wholly owned subsidiary Davion Healthcare Ltd. unless the context otherwise indicates.

1	Significant accounting policies

1.1       Reporting period

These consolidated financial statements cover the financial years ended December 31, 2025 and 2024, as restated.

Following discussions with the Staff of the United States Securities and Exchange Commission during its review of the Company’s registration statement, Management reassessed the US reporting of, and has restated the accounting treatment applied to the February 2023 transfer of certain intellectual property.

For the purposes of these consolidated financial statements, the intellectual property has been recognised at its predecessor carrying amount rather than any asset acquisition value previously recognised.

This revision affects the carrying amount of intangible assets, share premium and deficit together with the associated amortisation expense recognised in the restated consolidated financial statement reporting periods presented.

The revision represents a change in the accounting treatment applied to the historical transaction for reporting purposes and does not affect:

•	the legal ownership of the intellectual property;
•	the validity of the underlying transaction documentation;
•	the commercial rights associated with the intellectual property;
•	the Group's licensing arrangements; or
•	the Directors' strategy for commercialising the Group's technologies.

F-6

1.2       Accounting convention

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements are prepared in Euros, which is the functional currency of the Company. Monetary amounts in these consolidated financial statements are rounded to the nearest Euro, unless the context otherwise indicates.

The consolidated financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

The consolidated financial statements consist of the financial statements of the parent Company, Davion Healthcare Plc, together with its wholly owned subsidiary, Davion Healthcare Ltd (Cyprus). On January 1, 2026 the Company acquired 100% of Davion Healthcare Corporation.

All the financial statements are made up to December 31, 2025 and 2024. Where necessary, adjustments are made to the financial statements of the subsidiary to bring the accounting policies used into line with those used by other subsidiaries of the Company.

All intra-Company transactions, balances and unrealised gains on transactions between the Company and its subsidiary are eliminated on consolidation. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

The consolidated financial statements included in this Registration Statement have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board and reflect the accounting policies adopted for the purposes of this Registration Statement.

Following discussions with the staff of the U.S. Securities and Exchange Commission during the review of this Registration Statement, the Company restated the historical accounting treatment applied to the February 2023 transfer of intellectual property. Accordingly, for the purposes of the financial statements included in this Registration Statement, the intellectual property is recognised at its predecessor carrying amount and is amortised on a straight-line basis over a finite useful economic life of ten years commencing on 6 February 2023. The comparative financial information has been restated to reflect this accounting treatment.

The revisions reflected in these financial statements relate solely to the accounting measurement and presentation of the February 2023 transaction for the purposes of this Registration Statement. The revisions do not affect the legal validity of the Company's ownership of the intellectual property, the validity of the shares issued in connection with that transaction, the Company's patent portfolio, its licensing arrangements, its product portfolio or its commercial strategy.

As a consequence of the restated accounting treatment, certain comparative balances, including intangible assets, accumulated amortisation, retained earnings, shareholders' equity and related disclosures, have been restated from those previously reported. The accompanying notes to the consolidated financial statements describe the nature and effect of these revisions.

F-7

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

1.3       Liquidity

The Company incurred a loss of €1,128,807 for the year ended December 31, 2025, and the Company’s current assets exceeded its current liabilities by €52,087. The Company has received a letter of support from its Chief Executive Officer stating that he will continue to support the Company for a period of 12 months from the approval of these consolidated financial statements. Management has concluded that based on all relevant factors, management does not believe that any material uncertainties exist that would cast significant doubt on Davion’s ability to continue as a going concern. See Note 3 Critical accounting policies and judgments for additional information on management’s evaluation.

1.4       Intangible assets other than goodwill

Intellectual property rights acquired separately are initially measured at cost or, where applicable, at fair value depending on the nature of the underlying transaction and the form of consideration transferred.

Intellectual property rights are considered to have finite useful economic lives and are amortised on a straight-line basis over their estimated useful economic life of 10 years from the date the asset is available for use. In respect of the intellectual property transferred in February 2023, amortisation commenced on 6 February 2023.

The amortisation charge is recognised within profit or loss. The useful economic life, residual value and amortisation method are reviewed at each reporting date and adjusted prospectively where appropriate to reflect changes in expected patterns of consumption of the future economic benefits embodied in the asset.

An intangible asset is derecognised on disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition is recognised in profit or loss and is measured as the difference between the net disposal proceeds and the carrying amount of the asset.

At each reporting date, the Company assesses whether there is any indication that an intangible asset may be impaired. Where such an indication exists, the recoverable amount of the asset is estimated. The recoverable amount is the higher of its fair value less costs of disposal and its value in use.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount and an impairment loss is recognised immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, provided that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised in prior periods. Any reversal of an impairment loss is recognised immediately in profit or loss.

F-8

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

1.5       Impairment of tangible and intangible assets

At each reporting end date, the Company reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually, and whenever there is an indication that the asset may be impaired. The Company’s recognised intellectual property at December 31, 2025 and 2024 has a finite useful life and is therefore not included within the category of indefinite-lived intangible assets referred to above.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pretax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

1.6       Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with banks, other short-term liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities. Cash and cash equivalents are carried at amortised cost because (i) they are held for collection of contractual cash flows and those cash flows represent sole payments of principal and interest, and (ii) they are not designated at Fair Value through Profit and Loss.

F-9

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

1.7       Financial assets

Financial assets are recognised in the Company’s consolidated statement of financial position when the Company becomes party to the contractual provisions of the instrument. Financial assets are classified into specified categories, depending on the nature and purpose of the financial assets.

All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention (“regular way” purchases and sales) are recorded at trade date, which is the date when the Company commits to deliver a financial instrument. All other purchases and sales are recognised when the entity becomes a party to the contractual provisions of the instrument.

Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

Financial assets at fair value through profit or loss

IFRS 13 establishes a single source of guidance for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The resulting calculations under IFRS 13 affected the principles that the Company uses to assess the fair value, but the assessment of fair value under IFRS 13 has not materially changed the fair values recognised or disclosed. IFRS 13 mainly impacts the disclosures of the Company. It requires specific disclosures about fair value measurements and disclosures of fair values, some of which replace existing disclosure requirements in other standards.

Financial assets held at amortised cost

Financial instruments are classified as financial assets measured at amortised cost where the objective is to hold these assets in order to collect contractual cash flows, and the contractual cash flows are solely payments of principal and interest. They arise principally from the provision of goods and services to customers (e.g, trade receivables). They are initially recognised at fair value plus transaction costs directly attributable to their acquisition or issue, and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment where necessary.

Impairment of financial assets

Financial assets carried at amortised cost and Fair Value Through Other Comprehensive Income are assessed for indicators of impairment at each reporting end date.

The expected credit losses associated with these assets are estimated on a forward-looking basis. A broad range of information is considered when assessing credit risk and measuring expected credit losses, including past events, current conditions, and reasonable and supportable forecasts that affect the expected collectability of the future cash flows of the instrument.

For trade receivables, the simplified approach permitted by IFRS 9 is applied, which requires expected lifetime losses to be recognised from initial recognition of the receivables.

F-10

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Derecognition of financial assets

Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership to another entity.

1.8       Financial liabilities

The Company recognizes financial debt when the Company becomes a party to the contractual provisions of the instruments. Financial liabilities are classified as either “financial liabilities at fair value through profit or loss” or “other financial liabilities.”

Other financial liabilities

Other financial liabilities, including borrowings, trade payables and other short-term monetary liabilities, are initially measured at fair value net of transaction costs directly attributable to the issuance of the financial liability. They are subsequently measured at amortised cost using the effective interest method. For the purposes of each financial liability, interest expense includes initial transaction costs and any premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

Derecognition of financial liabilities

Financial liabilities are derecognised when, and only when, the Company’s obligations are discharged, cancelled, or they expire.

1.9       Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received or at the fair value of shares issued, net of direct issue costs, as appropriate. Dividends payable on equity instruments are recognised as liabilities once they are no longer at the discretion of the Company.

1.10    Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the Consolidated Statements of Operations because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

F-11

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences, can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

As of December 31, 2025, the Group had unutilised corporation tax assets of €931,583 (2024: €828,586) available for offset against future taxable profits. These losses arise in the Ireland and Cyprus tax jurisdiction and may be carried forward indefinitely under local tax legislation. In accordance with IAS 12 – Income Taxes, no deferred tax asset has been recognised in respect of these losses due to the uncertainty regarding the availability of sufficient future taxable profits against which the losses can be utilised. Management will continue to assess the recoverability of these tax losses and will recognise a deferred tax asset when it is considered probable that future taxable profits will be available.

1.11    Foreign exchange

Transactions in currencies other than euros are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are remeasured at the rates prevailing on the reporting end date. Gains and losses arising on remeasurement in the period are included in profit or loss.

1.12    Research and development costs

Research expenditures are written off against profits in the year in which it is incurred. Identifiable development expenditure is capitalised to the extent that the technical, commercial and financial feasibility can be demonstrated.

1.13    Segments

The Company has been operating as a single segment for financial reporting purposes since its inception. The Chief Operating Decision Maker is the CEO who is responsible for making all decisions regarding the use of capital. Less than 1% of the Company’s total assets are located in Ireland.

F-12

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

1.14    Revenue

The Company recognizes revenue in accordance with IFRS 15 Revenue from Contracts with Customers, which establishes a five-step model for recognizing revenue arising from contracts with customers. Revenue is recognized when control of promised goods or services is transferred to the customer in an amount that reflects the consideration to which the Company expects to be entitled. Where the Company generates revenue primarily from licensing arrangements that grant third parties rights to use the Company’s intellectual property (“IP”), which may include proprietary technology, know-how, trademarks, and related platform access. Licensing arrangements may include fixed license fees, minimum guaranteed payments, milestone payments, and sales- or usage-based royalties.

The Company evaluates its contracts using the following steps:

1.	Identification of the contract with a customer
2.	Identification of performance obligations in the contract
3.	Determination of the transaction price
4.	Allocation of the transaction price to performance obligations
5.	Recognition of revenue when or as performance obligations are satisfied.

Licensing of Intellectual Property

The Company evaluates the nature of licenses granted to determine whether they represent a right to access intellectual property, or a right to use intellectual property as it exists at the point in time the license is granted. Licenses that provide a right to use intellectual property are typically satisfied at a point in time, generally when the license is made available to the licensee and the license period begins. Licenses that provide a right to access intellectual property, where the Company is expected to undertake activities that significantly affect the intellectual property during the license term, are satisfied over time during the license period.

Fixed License Fees

Certain licensing arrangements include fixed license fees or fixed minimum payments that are contractually payable regardless of the licensee’s future sales or usage. Where the license represents a right to use intellectual property, the fixed license fee is generally recognized at the point in time when the license is transferred to the licensee, provided that collectability of the consideration is probable. Where the license represents a right to access intellectual property, the fixed license fee is recognized over the license period, typically on a straight-line basis or another measure that reflects the pattern of transfer of control. Installment payments of fixed license fees are recognized as revenue when the underlying performance obligation is satisfied, and the Company records a contract asset or receivable when the right to payment becomes unconditional.

Certain license agreements provide for minimum guaranteed payments, which may be structured as: minimum royalty payments; minimum annual license fees; or advance royalty payments. Minimum guaranteed amounts represent fixed consideration under the contract. These amounts are included in the transaction price at contract inception, subject to the Company’s assessment of collectability. When minimum guaranteed payments relate to a license that is satisfied at a point in time, the minimum guaranteed consideration is recognized when the license is made available to the licensee. When minimum guaranteed payments relate to a license that is satisfied over time, revenue is recognized over the period the license provides access to the intellectual property, unless another pattern better reflects the transfer of the licensed rights. Where minimum guaranteed payments represent advance royalties, such amounts are initially recorded as contract liabilities and recognized as revenue as the underlying performance obligations are satisfied.

F-13

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Royalties

The Company’s licensing agreements may include sales-based or usage-based royalties payable by licensees based on the licensee’s sales of products incorporating the Company’s intellectual property or based on other usage metrics. In accordance with the sales- or usage-based royalty exception in IFRS 15, royalty revenue is recognized only when the subsequent sales or usage occur, which is the point at which the uncertainty associated with the variable consideration is resolved. Accordingly, royalty revenue is recognized in the period in which the licensee’s underlying sales or usage occurs, as reported by the licensee. To the extent that minimum guaranteed royalties exceed the royalties earned based on actual sales or usage, the guaranteed amount is recognized as revenue in accordance with the pattern of satisfaction of the underlying license performance obligation. If royalties earned based on actual sales exceed the minimum guaranteed amounts, the excess royalty revenue is recognized in the period in which the underlying sales occur.

Contract Balances

Contract assets represent the Company’s right to consideration in exchange for goods or services transferred to customers when that right is conditional on something other than the passage of time. Contract liabilities represent payments received in advance of the Company satisfying the related performance obligations, including advances of license fees or royalty payments. Contract liabilities are recognized as revenue when the Company satisfies the associated performance obligations.

1.15    Share-based payments

The Company accounts for share-based payment transactions in accordance with IFRS 2 – Share-based Payment. Share-based payment transactions occur when the Company receives goods or services as consideration for equity instruments of the Company or for amounts based on the value of the Company’s equity instruments. The Company may grant equity instruments to employees, directors, consultants and other service providers as compensation for services rendered.

Equity-settled share-based payments

Equity-settled share-based payments are measured at the fair value of the equity instruments granted at the grant date.

The fair value determined at the grant date is recognized as an expense, together with a corresponding increase in equity, over the vesting period, which represents the period during which the relevant services are rendered. At the end of each reporting period, the Company revises its estimates of the number of equity instruments expected to vest based on the assessment of vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate.

No expense is recognized for awards that do not ultimately vest because non-market vesting conditions have not been satisfied.

F-14

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Cash-settled share-based payments

For cash-settled share-based payment transactions, the Company recognizes a liability for the goods or services acquired.

The liability is measured initially and at each reporting date until settlement at the fair value of the liability, with changes in fair value recognized in profit or loss for the period. The liability is recognized over the vesting period, based on the Company’s estimate of the number of awards expected to vest.

Transactions with non-employees

Share-based payments issued to consultants, advisors and other non-employees in exchange for services are measured at the fair value of the goods or services received. If the fair value of the services received cannot be reliably measured, the transaction is measured by reference to the fair value of the equity instruments granted. The fair value of the equity instruments is measured at the date the entity obtains the goods or the counterparty renders the service.

Vesting conditions

Vesting conditions may include service conditions or performance conditions. Service conditions require the counterparty to complete a specified period of service. Performance conditions require specified performance targets to be achieved. Where awards vest upon the occurrence of a non-market performance condition, such as the completion of a financing transaction or a successful public listing, expense is recognized only when it becomes probable that the vesting condition will be satisfied. If the vesting condition is not satisfied, no expense is recognized.

Market conditions

Market conditions are performance conditions related to the market price of the Company’s equity instruments. Market conditions are reflected in the grant-date fair value of the equity instruments granted and are not subsequently adjusted for actual outcomes.

Measurement of fair value

The Company measures the fair value of share-based payment awards using appropriate valuation techniques. For option-based awards, the Company typically uses the Black-Scholes option pricing model or other appropriate valuation methodologies. The valuation models incorporate assumptions including:

•	expected volatility
•	risk-free interest rate
•	expected term of the award
•	expected dividends.

These assumptions are determined using management’s best estimates and observable market data where available.

F-15

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Share-based payments related to capital markets transactions

The Company may issue equity instruments to advisors, consultants or other service providers in connection with capital raising or public listing transactions. Where equity instruments are issued in exchange for advisory or professional services, the transaction is accounted for as an equity-settled share-based payment. If the issuance of equity instruments is contingent upon the successful completion of a transaction, such as a public listing, the Company recognizes expense only when the performance condition has been satisfied. The share-based payment expense is measured at the fair value of the equity instruments issued at the date the condition is satisfied.

Presentation in the consolidated financial statements

Share-based payment expenses are recognized in profit or loss within operating expenses, unless the services received qualify for capitalization as part of the cost of an asset under another IFRS standard. The corresponding credit is recognized within equity, typically within share premium or additional paid-in capital.

Modification, cancellation and settlement of awards

If the terms of an equity-settled share-based payment arrangement are modified, the Company recognizes, at a minimum, the expense based on the grant-date fair value of the original award. Any incremental fair value granted is recognized over the remaining vesting period. If an award is cancelled or settled during the vesting period, the Company recognizes immediately the amount that would otherwise have been recognized over the remainder of the vesting period.

1.16    Cloud computing arrangements

The Company enters into cloud computing arrangements for infrastructure and application hosting. The Company evaluates these arrangements to determine whether they contain a lease under IFRS 16. If the arrangement does not convey the right to control the use of an identified asset, the arrangement is accounted for as a service contract. Fees paid for cloud infrastructure and software-as-a-service (“SaaS”) solutions are recognized as operating expenses as the services are received. Costs incurred to configure or customize cloud computing arrangements are expensed as incurred unless those costs result in the creation of a separately identifiable intangible asset controlled by the Company. Payments made in advance of the related service period are recognized as prepaid assets and amortized over the service period.

F-16

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

1.17    Fair Value

For financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: valuation techniques for which the lowest level of inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.

Level 3: valuation techniques for which the lowest level of inputs that have a significant effect on the recorded fair value are not based on observable market data.

2	Adoption of new and revised IFRS accounting standards, new accounting policies and changes in accounting policies

Adoption of new and revised IFRS accounting standards

The Company qualifies as an emerging growth company under the JOBS Act. However, because the Company prepares its consolidated financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board, the Company adopts new and amended IFRS Accounting Standards when they become effective under IFRS.

Standards and amendments effective in the current year

The following amendments are effective for annual periods beginning on or after January 1, 2025, and have been adopted by the Company: Lack of Exchangeability (Amendments to IAS 21). These amendments provide guidance for assessing whether a currency is exchangeable into another currency and, when it is not, for determining the exchange rate to be used and related disclosures. The adoption of these amendments did not have a material impact on the Company’s consolidated financial statements.

The Company also considered the continuing application of recently effective amendments, including Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants (Amendments to IAS 1), Lease Liability in a Sale and Leaseback (Amendments to IFRS 16), Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7), and International Tax Reform—Pillar Two Model Rules (Amendments to IAS 12). These amendments did not have a material impact on the Company’s consolidated financial statements. With respect to Pillar Two, the Company has applied the temporary mandatory exception to recognizing and disclosing deferred tax assets and liabilities related to Pillar Two income taxes. Based on the Company’s current facts and circumstances, management does not expect Pillar Two to have a material impact on the consolidated financial statements.

F-17

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Standards and amendments issued but not yet effective

The following standards and amendments have been issued but are not yet effective and have not been early adopted by the Company:

Amendments to the Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7) and Annual Improvements to IFRS Accounting Standards—Volume 11. These amendments are effective for annual periods beginning on or after January 1, 2026. The Company is assessing the effect of these amendments on its consolidated financial statements. Based on its preliminary assessment, the Company does not currently expect a significant impact.

IFRS 18, Presentation and Disclosure in Financial Statements is effective for annual periods beginning on or after January 1, 2027. The Company is evaluating the impact of IFRS 18 on the presentation and disclosure of its consolidated financial statements.

New accounting policies adopted

During 2025, the Company entered into certain arrangements involving the issuance of equity instruments to service providers in connection with corporate advisory and capital markets services related to the Company’s proposed NASDAQ direct listing. As a result, the Company adopted an accounting policy for share-based payments in accordance with IFRS 2 – Share-based Payment. As of December 31, 2025, certain equity compensation arrangements related to the advisory services were contingent upon the successful completion of the Company’s proposed listing on Nasdaq and therefore no share-based payment expense has been recognized in the accompanying consolidated financial statements. See Note 1.15 Share-based payments for a description of our accounting policy.

In 2025, the Company entered into an intellectual property licensing arrangement with NeuRX Health Inc. (“NeuRX”) providing for future license and royalty revenues. As a result, the Company adopted an accounting policy for revenue recognition in accordance with IFRS – Revenue from Contracts with Customers. See Note 1.14 Revenue recognition for a description of our accounting policy and Note 17 Revenue for information on the licensing arrangement.

Changes in accounting policies

Except for the adoption of the policies described above, and as noted in note 1.1 and note 22, the accounting policies applied in the preparation of these consolidated financial statements are consistent with those applied in the Company’s consolidated financial statements for the year ended December 31, 2024.

F-18

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

3	Critical accounting estimates and judgements

In the application of the Company’s accounting policies, the directors are required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. In addition, management has exercised judgment in establishing accounting policies related to revenue recognition under the Company’s global licensing arrangement. As no revenue has been recognized to date, this judgment has not had a significant effect on the amounts recognized in the consolidated financial statements as of the reporting date. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities are outlined below.

(1)	Impairment and useful life determination of intellectual property rights

The Company’s intangible assets include intellectual property (‘IP’) rights transferred to the Company as part of the February 2023 common-control transaction described in Note 7. Management exercised significant judgment in determining that the Company's intellectual property rights have a definite useful life of 10 years. In making this assessment, management considered the nature of the underlying technology platform, expected product life cycles, anticipated commercialization timelines, the pace of technological change within the industry, competitive developments, and the period over which the intellectual property is expected to generate economic benefits for the Company. The intellectual property rights are amortised on a straight-line basis over their estimated useful life of ten years commencing on 6 February 2023.

The assessment also considered the legal and economic environment in which the intellectual property operates, including statutory protection periods, the expected ability to maintain and enhance the technology through ongoing development activities, and the likelihood that future technological advancements may diminish the value of the existing intellectual property over time. Based on these factors, management concluded that a 10-year useful life represents the period over which the intellectual property is expected to contribute to future cash flows. The intellectual property rights are amortized on a systematic basis over their estimated useful life of 10 years and are reviewed at least annually to determine whether events or changes in circumstances warrant a revision to the useful life estimate or indicate impairment. The Company assesses its intellectual property rights for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with IAS 36. The impairment assessment involves estimating the recoverable amount of the cash-generating unit ("CGU") to which the IP rights belong. Management exercised significant judgment in identifying the appropriate CGU to which the Company's intellectual property assets are allocated for impairment testing purposes. This judgment required consideration of how management monitors operations, the level of interdependence between products and services, and the manner in which future cash flows are generated.

Management also exercised significant judgment in determining key assumptions used in any impairment assessment, including forecast cash flows, revenue growth rates, the structure of future licensing arrangements, product launch dates, expected operating margins, long-term growth rates and pre-tax discount rates. Changes in these assumptions could affect the recoverable amount of the CGU and result in the recognition of an impairment loss. Management has determined that, based on the assumptions applied as of the reporting date, there were no indicators that the carrying amount of the related assets exceeded their recoverable amount

(2)	Going concern basis

Management has made an assessment of the Company’s ability to continue as a going concern and exercised significant judgment in concluding that the going concern basis of accounting is appropriate. In making this assessment, management considered the Company’s recurring losses, its limited cash balance at year end, its forecasted cash position to meet obligations as they fall due and its dependence on financial support from its principal shareholder and CEO to fund operations. Management also considered the receipt of a letter the Company’s CEO to provide financial support for a period of at least twelve months from the date that these consolidated financial statements are authorized, as well as considering the Company's expected commercialization of its product portfolio, potential direct product revenues, potential regional licensing and distribution arrangements, financing arrangements entered into subsequent to December 31, 2025 and the continuing financial support of its principal shareholder and CEO.. Based on all the relevant factors, management has concluded that no material uncertainties exist that would cast significant doubt on the Company’s ability to continue as a going concern.

F-19

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

4	Operating loss – as restated

	2025	2024
	€	€
Operating loss for the year is stated after charging/(crediting):
Amortisation	304,830	304,830
Exchange loss/gains	220	(2)
Research and development costs	–	8,159

5	Employees

The average monthly number of people (excluding directors) employed by the Company during the year was:

	2025	2024
	Number	Number
Total	–	–

6	Income tax expense – as restated

The Company’s effective tax rate was 0% for the years ended December 31, 2025 and 2024 and can be reconciled to its pre-tax Operating loss as follows:

	2025	2024
	€	€
Operating loss before taxation	(1,128,807)	(1,625,183)
Expected tax credit based on a corporation tax rate of 12.50%	141,101	203,148
Tax benefits not recognized	(141,101)	(203,148)
Tax expense, Net deferred tax asset for the year	–	–

F-20

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

7	Intangible assets – as restated

Common-Control Transfer and Initial Recognition

In February 2023, the Company completed a transaction under common control whereby intellectual property was transferred from Davion Healthcare Limited (United Kingdom) to the Company. For accounting purposes, the transfer has been accounted for as a transfer between entities under common control because control of the intellectual property remained unchanged before and after the transaction.

Accordingly, the intellectual property has been recognised at the predecessor entity's carrying amount immediately prior to the transfer, rather than at the contractual consideration or any fair value. The carrying amount represents the historical carrying value of the intellectual property as recognised in the financial statements of Davion Healthcare Limited (United Kingdom), with continuity of the predecessor's accounting basis.

The Company has therefore revised the historical accounting treatment to reflect the predecessor carrying value of the intellectual property from the date of transfer. Subsequent to initial recognition under this accounting basis, the intellectual property is amortised over its estimated useful economic life of ten years commencing from the date of transfer on 6 February 2023, with amortisation recognised in profit or loss.

This revision reflects the accounting basis required for these financial statements and does not affect the legal ownership of the intellectual property, the underlying transfer agreement, the consideration issued, or the Company's commercial rights to develop and exploit the intellectual property.

F-21

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Subsequent Expenditure

Since the transfer of the intellectual property rights, the Company invested further in the enhancement and development of the intellectual property; however, none of these costs met the recognition criteria under IAS 38 due to there being no active market in accordance with “IAS” 38. These costs primarily related to technical refinement and commercialization readiness. Footflow and ThermaDerm were added to the Company's product portfolio and the regulatory registration for BreastCheck, Testic, Footflow and ThermaDerm was established with the U.S. Food and Drug Administration (FDA), the EU under the CE mark, and the UK Regulatory authority under the UKCA mark, enabling future commercialisation of the related products. In 2025, the Company entered into an intellectual property licensing arrangement with NeuRX Health Inc. (“NeuRX”) which contemplated future license and royalty revenues. As a result, the Company adopted an accounting policy for revenue recognition in accordance with IFRS 15 – Revenue from Contracts with Customers. No revenue was recognised under the arrangement during the year ended December 31, 2025. Subsequent to the reporting period, the Company terminated the NeuRX agreement. See Subsequent Events for further information.

The Company’s intellectual property rights at December 31, 2025 and 2024 are as follows:

Predecessor Carry Amount
€
BreastCheck IP Rights	2,813,819
Tricos IP Rights	46,896
Testic IP Rights	46,896
Davion Masks IP Rights	70,345
Bio-Genex IP Rights	46,896
Merit IP Rights	23,452
Total	3,048,304

	2025	2024
	€	€
Carrying value at beginning of year	2,489,448	2,794,279
Additions	–	–
Amortization charge	(304,830)	(304,830)
Impairment loss	–	–
Foreign currency translation adjustment	–	–
Carrying value at end of year	2,184,618	2,489,448

F-22

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Useful life assessment

The Company's intellectual property consists of proprietary technologies, patents and related know-how underlying the Company's testing platform.

Management has determined that the intellectual property has a finite useful life of 10 years. In assessing the useful life, management considered the expected period over which the technology is anticipated to contribute to future cash flows, the pace of technological developments within the industry, the expected commercial life of the underlying products and the legal and economic characteristics of the intellectual property portfolio.

The intellectual property is initially recognised at cost and is subsequently measured using the cost model. The asset is amortised on a straight-line basis over its estimated useful life of 10 years, which management believes reflects the pattern in which the future economic benefits of the asset are expected to be consumed.

The useful life and amortisation method are reviewed at least annually and revised prospectively where appropriate. The intellectual property is also assessed for impairment whenever indicators of impairment exist.

Impairment assessment

The Company performed its annual impairment assessment using a value-in-use model, which incorporates projected future cash flows that are expected to be generated through direct commercialization, licensing and distribution arrangements. licensing revenues and related royalties associated with the Company’s intellectual property that are yet to be launched. The Company’s assessment is based in part on management’s evaluation, which incorporates information derived from a third party valuation prepared for inter management’s internal use, together with externally observable evidence, including the execution of an arm’s length licensing agreement with a third party. While management has applied judgment in assessing the methodologies and assumptions utilized by the third party valuation specialist, the Company does not rely on internal equity valuations, implied market capitalization or internally generated valuation multiples in assessing recoverability.

References to assumptions for estimating cash flows, discount rates and valuation techniques are solely for purposes of impairment testing under IAS 36 and do not represent a fair value measurement under IFRS 13.

For 2025, the key assumptions used in our discounted cash model included:

•	management’s projected cash flows for the period 2026 through 2031, including revenues and operating margins from contractual license terms and expected future product launches.
•	a terminal value calculated using a 2.5x EBIT multiple
•	a progressively increasing discount rate reflecting the early-stage nature and risk of the Company’s product commercialization strategy 30% - 47.5%.

The impairment test requires management to make significant estimates and assumptions regarding projected cash flows, inclusive of product commercialization timelines, expected market penetration, licensing revenue growth, royalty structures, as well as risk adjusted discount rates reflecting the risk profile of the business. Management's forecasts reflect the Company's current commercialization strategy and assumptions regarding product launch timing, market penetration, direct sales and potential third-party manufacturing, licensing and distribution arrangements. These assumptions involve significant judgement and actual results may differ materially from the estimates used.

Management performed sensitivity analysis on the underlying key assumptions related to the projected cash flows and the risk adjusted discount rates. Management has determined that, while the recoverable amount of the CGU is sensitive to changes in certain key assumptions, reasonably possible changes in those assumptions, based on management’s assessment, would not be expected to result in the carrying amount of the CGU exceeding its recoverable amount as of the reporting date. Based on the impairment testing performed, the recoverable amount of the intellectual property exceeded the carrying amount of the intellectual property at December 31, 2025. Accordingly, no indicators of impairment were identified and as a result, no impairment loss was recorded at December 31, 2025 and 2024.

F-23

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

8	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the reporting date. The Company has policies in place to ensure that intellectual property licenses are made to customers with an appropriate credit history and monitors on a continuous basis the ageing profile of its receivables. Cash balances are held with high credit quality financial institutions, and the Company has policies to limit the amount of credit exposure to any financial institution.

Except as detailed below, the carrying amount of financial assets recorded in the consolidated financial statements, which is net of impairment losses, if any, represents the Company’s maximum exposure to credit risk.

Maximum credit risk

	2025	2024
	€	€

Cash and cash equivalents	1,058	11

The Company does not hold any collateral or other credit enhancements to cover this credit risk.

9	Trade receivables - credit risk

Fair value of trade receivables

The directors consider that the carrying amount of trade and other receivables is approximately equal to their fair value.

No significant receivable balances are impaired at the reporting end dates.

F-24

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

10	Advances from related parties

Non-current

	2025	2024
	€	€
Borrowings held at amortized cost:
Advances from related parties	907,671	–

During the year, Jack Kaye, the Company’s Chief Executive Officer, has paid on behalf of the Company costs totaling €0.9 million in 2025 (2024: €0.1 million) in order for the Company to meet its obligations. Management has classified these advances, which are paid directly to vendors, within operations due to the nature of the transaction and represent non cash advances to the Company, with limited amounts representing cash financing activities. These advances are non-interest bearing and repayable only if, and when, the Company is able to do so.

On June 30, 2024, €4.6 million of advances payable to Jack Kaye were converted to ordinary shares at a conversion ratio of 1 ordinary share for the equivalent of every $10 owed. Other creditors also converted amounts owed to them to equity on the same ratio, leaving a balance of €39,755 in Trade and other payables on the Consolidated Statement of Financial Position as of December 31, 2024. Included in the balance is €30,804 owed to Jack Kaye. See Note 21 Related party transactions for additional information.

11	Fair value of financial liabilities

The directors consider that the carrying amounts of financial liabilities carried at amortized cost in the consolidated financial statements approximate their fair values.

F-25

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

12	Liquidity risk

Liquidity risk is the risk that arises when the maturity of assets and liabilities does not match. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The Board of Directors has procedures with the object of minimizing such losses such as maintaining sufficient cash and other highly liquid current assets and by having the ability to receive advances from related parties and/or an adequate amount of committed credit facilities.

The following table details the remaining contractual maturity for the Company’s financial liabilities with agreed repayment periods. The contractual maturity is based on the earliest date on which the Company may be required to pay.

5+ years
€
At December 31, 2024
Advances from related parties	–

At December 31, 2025
Advances from related parties	–

F-26

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

13	Market risk management

The geopolitical situation in Eastern Europe intensified on February 24, 2022, with the commencement of the conflict between Russia and Ukraine. As at the date of authorizing these consolidated financial statements for issue, the conflict continues to evolve as military activity proceeds. In addition to the impact of these events on entities that have operations in Russia, Ukraine, or Belarus or that conduct business with counterparties in those jurisdictions, the conflict has affected economies and financial markets globally and has exacerbated ongoing macroeconomic challenges.

The European Union, as well as the United States of America, Switzerland, the United Kingdom and other countries, have imposed a series of restrictive measures (sanctions) against the Russian and Belarusian governments, various companies, and certain individuals. These sanctions include asset freezes and prohibitions from making funds available to sanctioned individuals and entities. In addition, travel bans applicable to sanctioned individuals prevent them from entering or transiting through the relevant territories. The Republic of Cyprus has adopted United Nations and European Union measures. The continuing evolution of the conflict may lead to the possibility of additional sanctions or other regulatory actions in the future.

Emerging uncertainty regarding the global supply of commodities as a result of the conflict between Russia and Ukraine may also disrupt global trade flows and place upward pressure on commodity prices and input costs. Challenges for companies may include reduced availability of funding to ensure access to raw materials, increased financing costs, heightened counterparty risk and the potential for contractual non-performance.

Geopolitical tensions in the Middle East have also intensified in recent years. The Israel-Gaza conflict escalated significantly after Hamas launched a major attack on Israel on October 7, 2023. More recently, during 2026, hostilities in the region have further expanded following military confrontations involving Iran, Israel and the United States. In February 2026, coordinated military strikes by Israel and the United States against targets in Iran led to retaliatory actions by Iran across the region, contributing to a broader regional security crisis and disruption to shipping routes and energy markets.

These developments have increased uncertainty in global financial markets and may affect international trade, energy supply chains and global commodity prices. In particular, tensions affecting key maritime transit routes in the Middle East, including the Strait of Hormuz, have contributed to volatility in global oil and gas markets and heightened geopolitical risk for international commerce. Entities with material subsidiaries, operations, investments, contractual arrangements or joint ventures in the affected regions may be significantly exposed to operational disruptions, financial market volatility and supply chain interruptions. Entities that do not have direct exposure to the Middle East may nevertheless be affected by broader economic consequences, including increased volatility in global energy prices, foreign exchange markets and capital markets.

The Company has no direct exposure to Russia, Ukraine or Belarus and does not maintain operations, investments, or counterparties in Israel, Gaza, Iran or other jurisdictions directly involved in the ongoing conflicts. Accordingly, the Company does not expect a significant impact arising from direct exposures to these countries. Despite the limited direct exposure, the conflicts may negatively impact the broader European and global economy. In particular, geopolitical instability may adversely affect the tourism and services industries in Cyprus. Furthermore, increasing energy prices, fluctuations in foreign exchange rates, volatility in financial markets, rising interest rates, supply chain disruptions and inflationary pressures may indirectly impact the operations of the Company. The indirect implications will depend on the extent and duration of these geopolitical developments and remain uncertain.

Management has considered the unique circumstances and the risk exposures of the Company and has concluded that, as of the date of authorization of these consolidated financial statements, there has been no material impact on the Company’s financial position or results of operations. However, due to the evolving nature of these geopolitical events and the high degree of uncertainty surrounding their potential economic effects, management will continue to monitor developments closely and will assess the need for further action should the situation materially change.

F-27

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

14	Trade and other payables

	2025	2024
	€	€
Trade payables	17,174	2,952
Accruals	71,337	6,000
Other payables	–	30,804
	88,511	39,756

Accruals	2025	2024
	€	€
As of January 1,	6,000	–
Additions	65,337	6,000
As of December 31,	71,337	6,000

15	Share capital – as restated

	2025	2024	2025	2024
	Number	Number	€	€
Ordinary share capital authorized Par value of €.01	100,000,000	100,000,000	1,000,000	1,000,000

Issued and fully paid Par value of €.01	25,000,000	25,000,000	250,000	250,000

Shares Issued and Fully Paid	2025	2024

As of January 1,	25,000,000	20,000,000
Additions	–	5,000,000
As of December 31,	25,000,000	25,000,000

On November 29, 2022, the Company was formed with an initial issuance of 12,258,458 shares of stock at € .01 par value for a total of € 122,585.

F-28

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

During 2023, the Company completed the February 2023 common-control transaction pursuant to which intellectual property was transferred from Davion Healthcare Limited (United Kingdom) to the Company. In connection with the overall transaction, the Company’s issued share capital was reorganised such that 12,258,458 ordinary shares were held by the relevant shareholders and an additional 7,741,542 ordinary shares were issued at €0.01 par value, resulting in 20,000,000 ordinary shares in issue. The intellectual property transferred in the transaction has been recognised separately at its predecessor carrying amount, as described in Note 7.

During the year ended 2024, the Company issued 4,401,800 shares of stock to various creditors and shareholders in exchange of amounts due to them of €919,663 and issued 598,246 shares of stock to its officers in exchange for amounts due to them of €5,600,000.

The Company is not subject to any externally imposed capital requirements.

16	Share premium account – as restated

	2025	2024
	€	€
As of January 1,	9,395,382	2,925,719
Additions	–	6,469,663
As of December 31,	9,395,382	9,395,382

Direct listing of ordinary shares in the United States

In August 2025, the Company filed a registration statement with the United States Securities & Exchange Commission to list its 25 million outstanding ordinary shares on Nasdaq’s Global Market, solely to permit its registered shareholders the ability to trade their shares in the United States. The registered shareholders may or may not, elect to sell their ordinary shares covered by the registration statement, as and to the extent they determine. The Company will receive no proceeds from the direct listing and the Company’s registration statement became effective on November 28, 2025. As such, the Company is subject to the reporting requirements under the Securities & Exchange Commission as a foreign private issue but is still awaiting clearance from Nasdaq to be listed.

In 2025, the Company entered into an advisory agreement in connection with its proposed Nasdaq direct listing. Under the terms of the agreement, upon the successful completion of the listing, the advisor is entitled to receive 125,000 ordinary shares of the Company and a cash fee of $200,000 plus reimbursable expenses up to $100,000. The share issuance represents a potential equity-settled share-based payment within the scope of IFRS 2 – Share-based Payment. Because the issuance of shares is contingent upon the successful completion of the listing, the performance condition has not been satisfied as of December 31, 2025, and therefore no share-based payment expense has been recognized in the accompanying consolidated financial statements. The Company will measure the transaction at the fair value of the shares issued on the listing date when the listing occurs.

F-29

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

17	Revenue

Licensing Arrangement with NeuRX Health Inc – Historical Agreement

On October 8, 2025, Davion Healthcare Plc entered into a Global Manufacturing and Distribution Agreement with NeuRX Health Inc. (“NeuRX”), which granted NeuRX an exclusive worldwide licence to manufacture, market, distribute and sell the Company's BreastCheck product. The agreement was subsequently amended in December 2025. The following disclosure describes the contractual terms in existence as at December 31, 2025. No revenue was recognised under the agreement during the year ended December 31, 2025.

License Consideration

Total license consideration of $120 million consists of:

•	$1 million payable upon commercial launch in July 2026
•	$19 million payable in twelve monthly installments beginning July 2026
•	$100 million payable in ten annual installments of $10 million each beginning January 2027.

The Company expects the $100 million portion to be settled through issuance of NeuRX equity securities with a value of $10 million per issuance.

Royalty structure NeuRX will pay:

•	$5 per BreastCheck unit manufactured
•	minimum royalties of $10 million per Contract Year ($100 million over 10 years)
•	50% of net revenue from follow-on tests purchased by returning customers.

Subsequent termination of NeuRX agreement

Subsequent to December 31, 2025, the Company terminated the Global Manufacturing and Distribution Agreement with NeuRX. As a consequence, NeuRX no longer holds exclusive worldwide manufacturing or distribution rights in respect of BreastCheck and the Company does not expect to receive the future license fees, equity consideration or minimum royalties described above under the terminated agreement.

Following termination, the Company has adopted a commercialization strategy under which it may manufacture and distribute BreastCheck directly, through other members of the Davion group, or through third-party manufacturers and distributors appointed on a regional or territory-specific basis. NeuRX may remain a non-exclusive distributor of BreastCheck in the United States subject to the terms of any separate distribution arrangement.

The termination was a non-adjusting event after the reporting period as it arose from circumstances occurring after December 31, 2025. No amounts relating to future NeuRX license fees, equity consideration or royalties had been recognised as revenue or receivables at December 31, 2025.

F-30

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Accounting for Equity Consideration

Under the terms of the agreement existing at December 31, 2025, the $100 million component of license consideration was contemplated to be settled through NeuRX equity securities. Following subsequent termination of the agreement, the Company no longer expects to receive this consideration under the terminated arrangement.

Contract Liabilities

Cash and equity consideration received prior to revenue recognition are recorded as contract liabilities. These balances are recognized as revenue over the service period.

18	Earnings Per Share

Earnings per share was €(0.05) and €(0.07), as restated, for the years ended December 31, 2025 and 2024, respectively, with average shares outstanding of 25,000,000 and 22,909,836, respectively for each period. There are 125,000 ordinary shares that are contingently issuable upon completion of the Company’s Nasdaq listing. As the listing had not occurred as of December 31, 2025, these shares have been excluded from the calculation of basic and diluted earnings per share in accordance with IAS 33. There were no dilutive shares outstanding during the years ended December 31, 2025 and 2024.

F-31

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

19	Subsequent Events

Acquisition of Davion Healthcare Corporation

On January 1, 2026, the Company acquired 100% of the outstanding equity interests of Davion Healthcare Corporation, an entity wholly owned by the Company’s Chief Executive Officer, for nominal consideration of $1. Management evaluated the transaction against the definition of a business under IFRS 3, and determined that the acquired entity did not meet the definition of a business, as it did not include substantive processes capable of producing outputs. The acquired entity’s assets consisted solely of $445,000 of cash and its liabilities consisted of a $445,000 related party advance to the CEO, payable on demand and is non-interest bearing, and therefore the nominal purchase price reflected the entity’s equity value.

Because the acquired entity contained only financial assets and financial liabilities and no substantive operations, the transaction was accounted for as the acquisition of a group of assets and liabilities rather than a business. The assets acquired and liabilities assumed were recognized at their respective carrying amounts, which approximate fair value, and the related-party advance remained an obligation of the acquired entity following the acquisition.

Although the acquired entity was wholly owned by the Company’s Chief Executive Officer, management concluded the entities were not under common control, as the Chief Executive Officer does not control the Company within the meaning of IFRS 10, but instead only is able to exercise significant influence through his voting control of 41% of the ordinary shares of Davion. The transaction therefore represents a related-party transaction under IAS 24.

Financial advisory fee

In February 2026, the Company entered into a financial advisory agreement that requires a 6% fee on future capital raising transactions and the issuance of 100,000 ordinary shares upon the Company being listing on any major U.S. exchange. The agreement has a minimum term of 120 days plus a 12 month tail on termination.

Secured Convertible note

On March 10, 2026, the Company received $1,500,000 of cash related to the issuance of a $1,655,000 secured promissory note (“the Note”) that matures six months from the date of issuance, at a 9% interest rate. The Company has three options to extend the maturity date through June 2027 for an additional fee. The Note is convertible into ordinary shares at a fixed price of $12.36 per share at the holder’s option anytime. The Note may be prepaid at a premium of 115% of the outstanding balance subject to Company not being in default. The Company is required to paydown the Note with 20% of any fundraising proceeds up to the maximum amount outstanding. The Note is secured by a security interest in certain intellectual property. Additionally, the investor received 200,000 warrants subject to the following conditions: i) a term of 12 months from the effective date of the Company’s listing on Nasdaq, ii) at an exercise price of $13.00 and iii) exercisable for cash only. The Company is required to register ordinary shares sufficient to cover the full conversion of the Note at the fixed price plus the shares underlying the warrants or approximately 139,925 shares.

Contingent Term Loan

On March 24, 2026 the Company entered into an irrevocable committed term loan facility of up to $2.0 million for a one year period from the date of the Company being listed on Nasdaq (“the availability period”). During the availability period, at the Company’s discretion, it can make draws at a minimum of $250,000 tranches and repay such draws within 15 months, at a rate of 15%.

Establishment of United Kingdom subsidiaries and proposed financing programme

Subsequent to December 31, 2025, the Company established Davion Healthcare Ltd (UK) as a wholly owned subsidiary in the United Kingdom. Davion Healthcare Ltd (UK) subsequently established Davion Healthcare Finance Ltd as its wholly owned subsidiary for the purpose of supporting the Group's acquisition financing strategy. Davion Healthcare Finance Ltd is intended to act as issuer in connection with a proposed institutional corporate bond programme. As of the date these financial statements were authorised for issue, the bond programme had not commenced, no bonds had been issued and no proceeds had been raised.

F-32

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

20	Commitments & contingencies

Infrastructure, software license and development agreement

The Company has developed and maintains a secure test portal and customer database intended to support the commercialization and use of its products. The portal may be used in connection with products manufactured or distributed directly by the Company or members of the Davion group and may also be made available to third-party manufacturers, licensees or distributors where required.

In September 2025, the Company entered into an infrastructure, software and services agreement relating to development and operation of the test portal to support the commercialization of BreastCheck for $0.7 million, subject to annual renewals. Service fees after August 2026 will depend upon the nature and extent of services required to support the Company's ongoing commercialization activities.

Direct listing advisory fees

Upon the Company being listed on Nasdaq it is obligated to pay its direct listing advisor certain fees, including 125,000 ordinary shares at ~$12 per share (estimated listing price) and cash fees of $200,000 plus up to $100,000 of reimbursable expenses.

21	Related party transactions

Advances from related parties

As the single largest shareholder, Jack Kaye our CEO, holds 41% of the ordinary shares of Company and is the sole provider of operational funding. At December 31, 2025, and 2024, Mr. Kaye was owed advances of €907,671 and €30,804, respectively, through companies that he controls, including Malbrite Limited, Rallinson Corporation and Davion Healthcare Corporation. The balance owed at December 31, 2024 is classified in Trade and other payables on the consolidated balance sheet. Mr. Kaye has pledged his financial support that is necessary for 12 months from the date of issuance of these consolidated financial statements.

On June 30, 2024, advances to the Company by Jack Kaye amounting to €4.6 million and €1.0 million in fees due David Paul Alexander Over, a director of Davion Healthcare Plc, were converted into 598,246 shares at a conversion rate equivalent to one ordinary share for every $10 (Euro conversion equivalent to) owed.

F-33

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Remuneration of key management personnel

In January 1st 2025, the Chief Executive Officer, Jack Kaye and the Chief Commercial Officer, David Paul Alexander (“the Executive Directors”), entered into service agreements with the Company in exchange for annual renumeration of €1,800,000 and €1,200,000, respectively including other executive level benefits. In March of 2025, the Executive Directors agreed to freeze their service contracts without any accrual being credited, until such time the Company is listed on a public exchange. In January 2026, these service agreements were cancelled with no fees owing through December 31, 2025. New service agreements will be put in place once the Company is listed on Nasdaq. The parties have agreed that new Service Agreements shall be established immediately prior to, or within fourteen days following, the listing of the Company’s securities on a regulated stock exchange. Such new agreement shall: reflect the current operational and financial position of the Company as a pre-revenue entity; and provide for compensation, benefits, and incentive arrangements commensurate with those typically applicable to executives of comparable small-capitalisation publicly listed companies.

In December 2025 Andreas Ttofi, was appointed as the Company’s Chief Financial Officer and an Executive Director on the Board. Mr. Ttofi’s service agreement provides for a monthly salary of €10,000 plus other benefits, which will begin to accrue upon the Company being listed on Nasdaq.

In January 2025 the Company added four additional independent directors and in December added one additional independent director to the Board of Directors. The independent directors have agreed to have their compensation frozen without any accrual being credited in 2025 and until such time that the Company is listed on a public exchange, at which time their renumeration will commence.

For the year ended December 31, 2024, the Company incurred €400,000 with regards to director fees by David Paul Alexander Over, a director of Davion Healthcare Plc. and €600,000 with regards to service fees by Jack Kaye, a director of Davion Healthcare Plc.

22	Revision of historical accounting treatment – as restated

During the preparation of the consolidated financial statements for the year ended 31 December 2025, management identified an error in the historical accounting treatment applied to certain intellectual property assets.

The February 2023 transfer of certain intellectual property assets had previously been accounted for in a manner that was not consistent with the company's accounting policies and the requirements of the applicable financial reporting framework. Upon completion of a detailed review, management concluded that the carrying amounts of the affected assets and the related expense recognition in prior periods had been misstated. Accordingly, the Company has corrected the error by retrospectively restating the previously issued financial information for the years ended 31 December 2023 and 31 December 2024, together with the opening balances as at 1 January 2025. The correction resulted in adjustments to intangible assets, accumulated amortization, share premium, deficit, operating loss and other related financial statement captions.

The correction of the prior period error had no impact on the Company's revenues, cash flows, cash balances or operating activities for any period presented.

The tables below present the effect of the restatement on the Company's previously reported consolidated statements of financial position, profit or loss and other comprehensive income, consolidated statements of changes in equity and cash flows for the periods presented.

F-34

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Effect on Statement of Financial Position

At 31 December 2023

	As previously reported	Adjustment	Restated

Intangible assets	€65,000,000	€(62,205,721)	€2,794,279
Share premium	€64,877,415	€(61,951,696)	€2,925,719
Deficit	(5,308,332)	(254,025)	(5,562,357)

At 31 December 2024

	As previously reported	Adjustment	Restated

Intangible Assets	€65,000,000	€(62,510,552)	€2,489,448
Share premium	€71,347,078	€(61,951,696)	€9,395,382
Deficit	(6,628,685)	(558,856)	(7,187,541)

At 31 December 2025

	As previously reported	Adjustment	Restated

Intangible Assets	€65,000,000	€(62,815,382)	€2,184,618
Share premium	€71,347,078	€(61,951,696)	€9,395,382
Deficit	(7,452,662)	(863,686)	(8,316,348)

F-35

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

22	Revision of historical accounting treatment – as restated (continued)

Effect on Statements of Cash Flows

At 31 December 2023

	As previously reported	Adjustment	Restated

Net loss	€(5,308,332)	€(254,025)	€(5,562,357)

At 31 December 2024

	As previously reported	Adjustment	Restated

Net loss	€(1,320,353)	€(304,830)	€(1,625,183)

At 31 December 2025

	As previously reported	Adjustment	Restated

Net loss	€(823,977)	€(304,830)	€(1,128,807)

Reconciliation of Intangible Asset Balance

	2023	2024	2025

Carrying value previously reported	€65,000,000	€65,000,000	€65,000,000
Carrying value adjustment	(61,951,696)	(61,951,696)	(61,951,696)
Cumulative amortization adjustment	€(254,025)	€(558,856)	€(863,686)
Restated carrying value	2,794,279	2,489,448	2,184,618

F-36

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

Effect on Profit or Loss

At 31 December 2023

	As previously reported	Adjustment	Restated

Amortization expense	€–	€(254,025)	€(254,025)
Net loss	€(5,308,332)	€(254,025)	€(5,562,357)
Net loss per common share: Basic and diluted	€(0.35)	€(0.01)	€(0.36)

At 31 December 2024

	As previously reported	Adjustment	Restated

Amortization expense	€–	€(304,830)	€(304,830)
Net loss	€(1,320,353)	€(304,830)	€(1,625,183)
Net loss per common share: Basic and diluted	€(0.06)	€(0.01)	€(0.07)

At 31 December 2025

	As previously reported	Adjustment	Restated

Amortization expense	€–	€(304,830)	€(304,830)
Net loss	€(823,977)	€(304,830)	€(1,128,807)
Net loss per common share: Basic and diluted	€(0.03)	€(0.02)	€(0.05)

F-37

Part II – Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers

Under Irish law, the Companies Act 2014, a Company may not exempt or indemnify a director or officer of the Company from liability for negligence, default, breach of duty or breach of trust in relation to the Company. This restriction is set out in Section 235 of the Irish Companies Act 2014, which provides that any provision, whether contained in the Company’s constitution or in a contract with the Company or otherwise, which purports to exempt any officer of the Company from, or indemnify him or her against, any such liability is void.

However, under Section 235(3) of the Companies Act 2014, a Company is permitted to indemnify a director or officer against any liability incurred in defending proceedings—whether civil or criminal—in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application in which relief is granted by the court under Section 233 (relief from liability for negligence, default, breach of duty or breach of trust).

In addition, Section 235(5) allows companies to purchase and maintain directors’ and officers’ liability insurance (commonly known as “D&O insurance”) for any of its directors or officers. Davion Healthcare Plc maintains such insurance coverage for its directors and officers against certain liabilities they may incur in their capacity as such, subject to customary exclusions and limitations.

Section 133 of the Articles of Association of the Company states:

Subject to the provisions of and so far as may be permitted by the Act every Director, Managing Director, Auditor, Secretary and other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

Furthermore, Section 235(5) of the Companies Act 2014 permits a Company to purchase and maintain insurance for directors and officers in respect of liability arising from their acts or omissions in that capacity.

The Company currently does not maintain directors’ and officers’ liability insurance. However, the Company intends to procure such insurance coverage prior to the commencement of trading of its Ordinary Shares on The Nasdaq Stock Market. This insurance will provide coverage against certain liabilities that may be incurred by the Company’s directors and officers in the performance of their duties, subject to customary limitations, exclusions, and deductibles.

Item 7. Recent Sales of Unregistered Securities

The Company has not sold any equity securities during the past three years that were not registered under the Securities Act of 1933, as amended.

II-1

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See “Index to Exhibits” on page II-3 of this Registration Statement.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Memorandum and Articles of Association of the Company*
5.1	David E. Price, Esq. Legal Opinion*
10.1	Transfer Agency Agreement with VStock Transfer, LLC*
10.2	Outline Agreement between the Company and NeuRX Health Inc*
10.3	NeuRX Health Inc. Distribution Agreement*
10.4	Jack Kaye Service Agreement*
10.5	David Over Service Agreement*
10.6	Davion NeuRX Exhibit Addendum*
10.7	Not used
10.8	Andreas Ttofi Service Agreement*
10.9	Maxim Group LLC Financial Advisory Agreement dated February 3, 2026*
10.10	Streeterville Capital LLC Loan Note dated March 10, 2026*
10.11	Vienna Capital Partners LLC Term Loan dated March 24, 2026*
11.0	Revere Securities LCC Agreement*
11.1	Streeterville Convertible Note*
23.1	Consent of Independent Auditors**
99.1	BreastCheck EU Declaration of Conformity*
99.2	Executive Waiver of Salary Under Service Contracts*
99.3	Directors Lockup Agreement*
99.4	Letter of Support*
107	Filing Fee Table*

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

* Previously Filed

** Filed herewith

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorised, in Cork, Ireland on 17 August, 2026.

Davion Healthcare Plc

By:	/s/ Jack Kaye
Jack Kaye
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jack Kaye	Chief Executive Officer	August 17, 2026
/s/ Andreas Ttofi	Chief Financial Officer	August 17, 2026
/s/ David Over	Chief Commercial Officer	August 17, 2026
/s/ Eric Peacock	Non-Executive Chairman	August 17, 2026
/s/ Kevin Riches	Non-Executive Director	August 17, 2026
/s/ Susan M King	Non-Executive Director	August 17, 2026
/s/ Julian Sluyters	Non-Executive Director	August 17, 2026
/s/ Jan Dulman	Non-Executive Director	August 17, 2026

II-4